As filed with the Securities and Exchange Commission on November 23, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

TABERNA REALTY FINANCE TRUST

(Exact Name of Registrant as Specified in its Governing Instruments)

1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103 (215) 861-7777

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Daniel G. Cohen Chief Executive Officer

1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103 (215) 861-7777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Shares to be Registered	Number of Shares to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares, $0.01 par value	43,648,272	$12.40	$541,238,573	$63,704

(1)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) of the Securities Act of 1933. No exchange or over-the-counter-market exists for the registrant’s common shares; however, the registrant’s common shares issued to qualified institutional buyers in connection with its April 2005 and August 2005 private placements are eligible for reporting in The PORTAL Market®. The last sale of the registrant’s common shares that was eligible for PORTAL, of which the registrant is aware, occurred on November 1, 2005 at a price of $12.40.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2005

PRELIMINARY PROSPECTUS

TABERNA REALTY FINANCE TRUST

                        Common Shares

Taberna Realty Finance Trust is a recently formed, self-managed and self-advised Maryland real estate investment trust that intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets.

The selling shareholders named in this prospectus may offer up to              common shares of beneficial interest. We will not receive any proceeds from sales of the common shares by the selling shareholders, but we will incur expenses in connection with the registration of these shares.

No public market currently exists for our common shares and our common shares are not currently listed on any national exchange or market system. We intend to apply to have our common shares listed on the New York Stock Exchange under the symbol “TBR.”

We have filed a separate registration statement covering our initial public offering of              of our common shares and the offering by our shareholders of an additional              of our common shares.

To assist us in maintaining our qualification as a REIT, our declaration of trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 8.1% by number or value, whichever is more restrictive, of our outstanding common shares or more than 8.1% by number or value, whichever is more restrictive, of our outstanding shares of beneficial interest.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 19 of this prospectus for some risks regarding investment in our common shares.

The selling shareholders are offering these common shares. The selling shareholders may sell all or a portion of these common shares from time to time in market transactions through any stock exchange or market on which our common shares are listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 124.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2005

i

SUMMARY

This summary highlights the material aspects of this offering. It may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Taberna Realty Finance Trust and its direct and indirect subsidiaries.

Overview

We are a recently formed, self-managed and self-advised Maryland real estate investment trust that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for our shareholders. We focus our activities in the following areas:

•	providing financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities, or TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation, or CDO, transactions and other asset securitizations that will enable us to match-fund certain of our assets and liabilities through our established financing strategy.

We may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

We expect to supplement earnings from our investments with income earned by our subsidiaries, including management fees earned by Taberna Capital Management, LLC, or Taberna Capital, which is one of our taxable REIT subsidiaries, or TRSs, for CDO transactions for which it acts as collateral manager. As a REIT, we generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our shareholders; however, our domestic TRSs are generally subject to U.S. federal, state and local income taxes on their earnings.

We were organized in March 2005 and completed private placements of our common shares in April and August 2005. The table below summarizes our consolidated investment portfolio as of August 31, 2005:

	Amount(1)	Percentage of Total Portfolio	Weighted- Average Yield
	(dollars in thousands)
Investments in Securities
TruPS	$665,985	48.3%	7.2%
Unsecured REIT notes	88,820	6.5%	5.3%
CMBS	30,053	2.2%	5.3%

Total investments in securities(2)/weighted average	784,858	57.0%	6.9%
Investments in Residential Mortgages and Mortgage-Related Receivables(3)	592,966	43.0%	5.6%

Total Portfolio/Weighted Average	$1,377,824	100.0%	6.3%

(1)	Reflects the fair value of investments in securities and the amortized cost of investments in residential mortgages and mortgage-related receivables.
(2)	Our investments in securities at August 31, 2005 represent an investment in a CDO that holds all of the TruPS, unsecured REIT notes and CMBS shown in the table. Through a TRS, we own a majority of the preference shares and common shares issued by the CDO issuer and, accordingly, consolidate the accounts of the CDO issuer for financial reporting purposes.
(3)	Our investments in residential mortgages and mortgage-related receivables at August 31, 2005 consist of investments in 5/1 and 7/1 adjustable rate mortgages with interest rates that are fixed for five and seven year periods, respectively, and thereafter reset periodically at fixed intervals. We financed our investment in these assets through a securitization that we completed in July 2005.

In addition to the assets shown above, at August 31, 2005, approximately $485.3 million of additional TruPS that are not reflected on our balance sheet were being held by warehouse providers pursuant to our warehouse loan facilities. Some of these TruPS were subsequently acquired by a consolidated CDO vehicle structured by us, which we refer to as Taberna III. We also manage a CDO that was structured by our management team prior to our formation, which is collateralized by approximately $700.0 million of TruPS and other real estate-related securities. We own no interests in this CDO and do not consolidate its accounts for financial reporting purposes.

Principal Operating Activities

Our principal operating activities include the following:

Providing Financing for REITs and Real Estate Operating Companies. As of August 31, 2005, our management team had directed the funding of approximately $1.8 billion of subordinated financing arrangements in the form of TruPS issued by REITs and real estate operating companies. We believe we are currently the largest provider in the United States of subordinated financing arrangements to REITs and real estate operating companies in the form of TruPS that are financed through CDOs. The TruPS funded through August 31, 2005 were financed through two CDO vehicles, which we refer to as Taberna I and Taberna II, and through our warehouse facilities. In September 2005, we structured and completed the Taberna III transaction, our third CDO.

As of August 31, 2005, we had three warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $1.1 billion of TruPS. Subsequent to August 31, 2005, we terminated one of these warehouse facilities when the assets acquired under the facility were sold to the issuer in the Taberna III

CDO transaction. The remaining two warehouse facilities have an aggregate capacity of up to $700.0 million. We use warehouse facilities to direct the acquisition of securities that may be included in a future CDO or other securitization.

The table below describes certain characteristics of the TruPS collateralizing Taberna II, as well as the TruPS held by our warehouse providers, as of August 31, 2005, some of which were subsequently acquired by the Taberna III CDO. Taberna II is the only CDO transaction that we consolidated into our financial results as of that date because it is the only CDO in which we owned a beneficial interest as of that date.

Classification of TruPS Issuers(1)	Aggregate Carrying Amount	Interest Rate Range(2)		Average S&P Credit Rating(3)		Issuer Statistics(4)
						Total Capitalization		Ratio of Debt to Total Capitalization		Interest Coverage
		Low	High			Low	High	Low	High	Low	High
	(dollars in thousands)
Equity REITs or real estate operating companies	$499,813	4.6%	8.9%	B	+	$109,000	$4,565,000	13.3%	63.7%	1.9	8.2
Hybrid REITs	86,190	7.6%	8.2%	B		$1,075,000	$2,894,000	69.6%	80.8%	1.6	1.6
Mortgage or specialty finance REITs	560,102	5.8%	8.4%	B		$716,000	$24,577,000	47.8%	92.4%	0.8	4.4

Totals	$1,146,105

(1)	“Classifications of TruPS Issuers” includes classifications established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines an “equity REIT” as a REIT that has 75% or greater of its gross invested book assets in income-producing real estate and a “mortgage REIT” as a REIT that has 75% or greater of its gross invested book assets in mortgages. A REIT that does not fall into one of these two categories is considered a “hybrid REIT.”
(2)	As of August 31, 2005.
(3)	“Average S&P Credit Rating” refers to the average, unpublished corporate credit rating assigned at our request by Standard & Poor’s for the TruPS issuers based upon due diligence information compiled by us and provided to Standard & Poor’s.
(4)	All figures provided reflect amounts prior to the issuance of TruPS by the issuers.

TruPS have characteristics of both debt and equity securities. TruPS are typically issued by a special purpose trust that loans the proceeds from the sale of the TruPS to its parent company. The loan is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose entity uses the payments of interest and principal it receives on the debenture to pay dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna I, Taberna II and Taberna III CDOs mature between 10 to 30 years from the date of issuance. TruPS generally are not callable by the issuer within the first five years of their issuance.

In the future, we may originate or acquire other types of securities, including preferred equity securities, for REITs and other real estate operating companies. In making and maintaining investments in TruPS and other securities, or in corporate entities, such as CDO issuers, that we create to hold TruPS and other securities, we are subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the composition of our assets and the sources of our gross income. Neither TruPS nor equity in corporate entities that we create to hold TruPS, such as CDOs, qualify as real estate assets for purposes of the REIT asset tests. The income received from our investments in TruPS or in corporate entities holding TruPS will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Accordingly, we must also invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these types of assets typically have less attractive returns than investments in TruPS or corporate entities holding TruPS.

All of the TruPS funded to date through our warehouse facilities and the Taberna I, Taberna II and Taberna III CDOs were originated by our affiliate Cohen Bros. & Company, LLC, or CB&C. CB&C is a wholly-owned subsidiary of Cohen Brothers, LLC, or Cohen Bros., a diversified financial services company which is indirectly controlled by our chairman and chief executive officer, Daniel G. Cohen. Under an agreement with us, CB&C is entitled to retain any origination fees paid by the issuers of TruPS which CB&C originates; provided, however, that CB&C has agreed that it will not retain origination fees from an issuer of TruPS exceeding 1.5% of the gross proceeds to such issuer per transaction. CB&C typically pays a portion of the gross origination fees paid by a TruPS issuer to third-party investment banks or brokers that introduced the TruPS issuer to CB&C. Through August 31, 2005, CB&C has retained $16.7 million in origination fees in respect of TruPS that have been funded through our warehouse facilities and the Taberna I, Taberna II and Taberna III CDOs. Also, third-party investment banks and brokers unrelated to CB&C have received $27.3 million in origination fees. In addition, CB&C has received $0.7 million in connection with the placement of debt and equity securities issued by Taberna I and Taberna II.

We filed a membership application in June 2005 to register our wholly-owned TRS, Taberna Securities, LLC, or Taberna Securities, as a broker-dealer with the National Association of Securities Dealers, or NASD. If this application is approved, we intend that Taberna Securities will originate TruPS for us instead of CB&C. If we successfully register Taberna Securities as a broker-dealer, we expect Taberna Securities to earn the origination fees paid by TruPS issuers and to pay referral fees to third-party investment banks or brokers unrelated to it that introduce TruPS issuers to us.

We and Cohen Bros. have entered into a three-year non-competition agreement under which Cohen Bros. has agreed not to, directly or through controlled entities, compete with us in the business of purchasing from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and acting as collateral manager for securitizations of such securities. This agreement runs from April 28, 2005, the closing date of our initial private placement, and is subject to termination in certain circumstances, including upon the occurrence of a change of control of our company.

Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities. We have invested, and will continue to invest, in mortgage loans secured by income producing properties, RMBS and CMBS. In the future we may invest in other real estate debt interests. We believe that investing in these types of assets is complementary to our business of providing financing to REITs and real estate operating companies because these assets rely on common real estate fundamentals and enable us to use our financing expertise to enhance returns. Members of our management team have significant experience in real estate structured finance and real estate debt investments. In addition, we have access to the expertise of Cohen Bros. personnel to assist us with structuring and managing our portfolio of mortgage loans, RMBS and CMBS under a Shared Facilities and Services Agreement, as described below.

As of August 31, 2005, we owned, through our wholly-owned subsidiary, Taberna Realty Holdings Trust, residential mortgage loans with an aggregate unpaid principal balance of approximately $587.4 million. We acquire mortgage loans with the intention of holding them for investment, rather than for sale. Set forth below is certain information with respect to the loans owned by our subsidiary as of August 31, 2005.

	Unpaid Principal Balance	Number of Loans	Weighted- Average Interest Rate (%)(1)	Weighted- Average FICO Score(2)
	(dollars in thousands)
5/1 Adjustable rate mortgages	$318,658	624	5.5%	739
7/1 Adjustable rate mortgages	268,747	556	5.7%	745

Total	$587,405	1,180	5.6%	742

(1)	Does not include servicing fees.
(2)	FICO Score refers to the credit score developed by Fair Isaac & Co.

In September 2005, we acquired additional 5/1 and 7/1 adjustable residential mortgage loans with an aggregate unpaid principal balance of approximately $1.3 billion. These residential mortgage loans have interest rate and FICO score characteristics that are similar to the loans shown in the table above.

Structuring, Managing and Investing in CDOs and Other Asset Securitizations. We apply our expertise in structured finance to our investments by financing them on a long-term basis principally through CDOs. A CDO is a securitization structure that issues multiple classes of debt to finance a portfolio of assets. As of August 31, 2005, our management team had structured the Taberna I and Taberna II CDOs, both of which we manage. We subsequently structured the Taberna III CDO in September 2005, which we also manage. Set forth below is certain information about each CDO as of August 31, 2005, or September 30, 2005 in the case of Taberna III.

CDO Issuer	Principal Amount of TruPS Held by CDO	Number of Issuers of TruPS	CDO Equity and Debt Securities Held by Us
		(dollars in thousands)
Taberna I	$609,000	26	None

Taberna II (1)	$661,250	23	Majority of common and preference shares; approximately $15,500 of debt securities rated “BB”

Taberna III	$478,280	21	Majority of common and preference shares; approximately $40,000 of debt securities rated “BB” and “BBB”

(1)	In September 2005, Taberna II acquired an additional $171,900 of TruPS.

As of August 31, 2005, our consolidated indebtedness included approximately $820.7 million of debt securities issued by Taberna II. Our consolidated indebtedness increased as of September 30, 2005 by approximately $586.5 million to reflect debt securities issued by Taberna III, debt incurred to finance investments in additional residential mortgage loans and borrowings under our repurchase agreements.

In July and September 2005, we completed securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million and $1.1 billion, respectively, at the date of each securitization. The loans are held by trusts that are wholly-owned by one of our wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which we acquired and continue to hold. We will treat these securitizations and similar securitizations that we expect to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. We recorded no gain on our transfer of the loans to the trusts.

We intend to structure future CDOs and other securitizations collateralized by TruPS, mortgage loans, CMBS, RMBS and other securities. We may acquire all or a portion of the equity or debt securities issued by CDOs and other securitizations that we structure. By financing our investments through CDOs and other securitizations, we expect to improve our equity returns, better match the terms of our assets and liabilities and mitigate our exposure to fluctuations in interest rates.

Market Opportunity

We offer REITs and real estate operating companies the ability to raise subordinated debt capital on terms that we believe may be more attractive than alternative sources of capital. We provide borrowers with rapid funding through our warehouse facilities, attractive pricing based upon our ability to finance the securities using CDO technology, and a market for smaller issuances, including issuances of less than $35.0 million.

We believe that REITs and real estate operating companies in general have favorable credit profiles. According to Standard & Poor’s, during the period from 1981 through 2003, of the 65 REITs whose debt securities were rated by Standard & Poor’s, only one issuer defaulted on its outstanding debt securities and only two issuers defaulted on their outstanding series of preferred stock. In addition, based upon our review of publicly available Securities and Exchange Commission, or the SEC, filings, many publicly traded equity REITs maintain policies limiting their ratio of debt to total market capitalization to 50%. The issuers of TruPS and senior debt securities held by the Taberna I, Taberna II and Taberna III CDOs were primarily mid-size REITs and real estate operating companies which we define as entities with market capitalizations between $100.0 million and $2.0 billion. As of September 30, 2005, according to the National Association of Real Estate Investment Trusts, or NAREIT, there were 196 publicly traded REITs with an equity market capitalization of approximately $331.0 billion. The aggregate equity market capitalization of publicly traded equity REITs has grown more than 34 times from approximately $9.0 billion in 1990 to approximately $306.5 billion as of September 30, 2005, according to NAREIT. The equity market capitalization of publicly traded mortgage and hybrid REITs (i.e., REITs that invest in real estate and debt), according to NAREIT, has grown more than 8 times from approximately $3.0 billion in 1990 to approximately $24.5 billion as of September 30, 2005. Based on market capitalization, our management team believes that mid-size REITs comprise approximately 67% of these publicly traded REITs and an equal or greater percentage of private REITs and other privately owned and operated real estate companies. We believe that our TruPS product is attractive to mid-size REITs and real estate operating companies because the pricing is based on the London Interbank Offered Rate, or LIBOR, which is a variable rate, as opposed to a fixed long-term U.S. Treasury benchmark. The LIBOR-based pricing results in lower funding costs for issuers, based upon current interest rates, and provides issuers with greater flexibility in entering into interest rate hedging arrangements. TruPS are non-dilutive to an issuer’s common shareholders and the size of a particular TruPS issuance can be set to accommodate an issuer’s need for smaller or larger amounts of capital. Finally, our warehouse providers can provide rapid funding for issuers.

Our Financing Strategy

We use leverage to increase potential returns to our shareholders and to finance our portfolio, primarily through the following:

•

Warehouse Facilities. As of August 31, 2005, we had three warehouse facilities available in an aggregate amount of $1.1 billion under which we direct our warehouse providers to acquire TruPS and other fixed income securities that we identify of REITs and real estate operating companies. Subsequent to August 31, 2005, we terminated one of these warehouse facilities when the assets acquired under the facility were sold to the issuer in the Taberna III CDO transaction. The remaining two warehouse facilities have an aggregate capacity of up to $700.0 million. We use warehouse facilities to direct the acquisition of securities that may be included in a future CDO or other securitization. We are generally required to maintain cash collateral on deposit with our warehouse providers. We receive the net positive spread between the interest earned on the securities acquired under the warehouse facilities and the interest charged by the warehouse providers from the respective dates on which the securities are acquired.

•	Repurchase Agreements. We have financed a portion of our assets through the use of short-term repurchase agreements and other short-term financing arrangements, and we expect to continue to do so in the future. We entered into a $442.0 million repurchase agreement in connection with our initial purchase of residential mortgage loans in May 2005. We repaid borrowings under this repurchase agreement when we securitized the mortgage loans in July 2005. As of September 30, 2005, we had outstanding borrowings of approximately $251.2 million under two repurchase agreements to finance our holdings of interests in mortgage loans, and these borrowings remain outstanding. Our lenders under such arrangements are well-capitalized commercial and investment banks. Our repurchase agreements have margin requirements, and Taberna Realty Finance Trust guarantees the obligations of the subsidiary borrowers under each agreement.

•	CDOs and Other Securitizations. When a sufficient amount of suitable investments has been identified and acquired, we seek to finance these investments with long-term capital primarily through CDOs and other types of securitizations. We expect to provide collateral management services to the CDO vehicles we establish for this purpose and to be paid a collateral management fee for those services. Our management team has significant experience with creating and managing CDOs, including Taberna I, Taberna II and Taberna III.

We do not have a policy limiting the amount of leverage we may incur to finance our investments; however, we generally expect the multiple of leverage compared to the amount of equity we invest in particular assets to be between 9 to 11 times for investments in TruPS, 10 to 25 times for residential mortgage loans, 15 to 25 times for RMBS and 4 to 8 times for CMBS.

Management

Management Team. Our management team includes our chairman and chief executive officer, Daniel G. Cohen, our executive vice president, Mitchell Kahn, our chief legal officer and secretary, Raphael Licht and our chief financial officer and treasurer, Jack E. Salmon, each of whom has experience originating and executing financing arrangements for real estate companies and non-real estate companies.

Our chairman and chief executive officer beneficially owns 2,963,205 of our common shares, representing approximately 6.8% of our outstanding common shares as of the date of this prospectus, including 700,000 common shares purchased by Mr. Cohen for an aggregate of $7.4 million in our private placements; 500,000 shares issued to Mr. Cohen in respect of $5.0 million contributed by him to Taberna Capital, which was an asset of Taberna Capital when we acquired the company in connection with our initial private placement; 1,189,351 additional common shares issued to Cohen Bros., a company he controls, as consideration for our acquisition of Taberna Capital and Taberna Securities in April 2005; and 573,854 restricted shares awarded to Mr. Cohen under our 2005 equity incentive plan that are subject to vesting over three years. Our executive officers, other than Mr. Cohen, beneficially own an aggregate of approximately 538,886 of our common shares, representing approximately 1.2% of our common shares as of the date of this prospectus. As of the date of this prospectus, Mr. Cohen and our other executive officers beneficially own          of our common shares, representing approximately     % of our outstanding common shares.

Shared Facilities and Services Agreement. We maintain a Shared Facilities and Services Agreement with Cohen Bros. under which Cohen Bros. provides us with office space and certain services, including assistance with structuring and managing our investments in RMBS and CMBS. Cohen Bros.’ services in this regard are provided by a team of seven people who have an average of approximately 7 years of experience trading and analyzing investments in asset-backed securities. Through August 31, 2005, we had incurred $234,000 of expenses, including a monthly rental expense for the office space of $17,500, under this agreement. We and Cohen Bros. settle accounts under this agreement monthly.

Credit Analysis and Risk Management

The cornerstone of our investment process is our ability to select what we believe to be quality investments through a rigorous credit analysis and a disciplined underwriting process. Our underwriting and credit assessment processes are overseen by two investment committees at our subsidiaries, Taberna Capital and Taberna Funding LLC, or Taberna Funding. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. The investment committees meet regularly to review allocations of capital to specific investments and to establish and review guidelines for specific investment decisions. The review process consists of various types of due diligence and quantitative analysis, depending upon the asset class.

Before we make an investment in a company, we do the following:

•	require the company to complete a comprehensive due diligence questionnaire;

•	review general market conditions and cyclical real estate trends;

•	review company-prepared and third-party valuations of the underlying collateral;

•	review the company’s historical performance and the level and stability of the company’s anticipated cash flow; and

•	review the company’s liquidity position and credit statistics.

Our credit assessment team summarizes the results of its credit analysis in a credit report and submits the report to the relevant investment committee for review. The investment committees evaluate potential investments by following guidelines we have developed based upon our management team’s experience. Taberna Funding’s investment committee meets at least monthly, or more frequently as necessary, so that we are able to respond to attractive and time-sensitive opportunities. Taberna Capital’s investment committee meets more frequently as we approach the time to structure and complete a CDO. Members of each investment committee review prospective investments and may provide input into the investment decision. Approvals of investments by each investment committee are by a unanimous vote of the investment committee members entitled to vote.

Our credit analysts continually monitor our assets for potential credit impairment. The monitoring process includes a daily review of market conditions and credit risk, a monthly review of collateral statistics and performance, investment committee meetings to discuss credit performance and a watch list. If we identify a particular asset exhibiting deterioration in credit, the relevant investment committee will meet to discuss the creditworthiness of the underlying asset and assess our management team’s outlook and valuation estimates.

Summary Risk Factors

An investment in our common shares involves significant risks. The “Risk Factors” section of this prospectus, which you should read in its entirety, contains a detailed discussion of some of the more important risks, including the risks summarized below:

•	We are a recently formed company with a limited operating history and limited experience operating as a REIT. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to shareholders.

•	We have the power to change our investment strategy without shareholder consent, and such a change may result in riskier or lower yielding investments.

•	We are subject to potential conflicts of interest in our relationship with Cohen Bros. and its affiliates and with our management team. Each of our chairman of the board and chief executive officer, our vice chairman and our chief legal officer also serves in a similar capacity at Cohen Bros. Each of our chairman and chief executive officer and our chief legal officer has entered into employment agreements with us and each has agreed to devote only such time as is reasonably necessary to perform his duties. At the time of the approval of the formation transactions, Cohen Bros. was our sole shareholder. Therefore, matters relating to our organization were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these matters with an unaffiliated third party. Our conflict of interest policies may not successfully eliminate the influence of such conflicts.

•	Concurrently with the closing of our initial private placement, we acquired Taberna Capital from an affiliate of Cohen Bros. and Taberna Securities from Cohen Bros. in consideration of the issuance of 2.0 million common shares. We did not receive independent third-party appraisals in connection with these acquisitions. Therefore, the terms of these acquisitions may have been more favorable to us if we had acquired these entities from unaffiliated third parties because the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

•	Neither TruPS nor equity in corporate entities that we create to hold TruPS, such as CDOs, will qualify as real estate assets for purposes of the REIT asset tests. The income received from our investments in TruPS or in corporate entities holding TruPS generally will not qualify as real estate-related income for purposes of the REIT gross income tests. In addition, whether such income from CDOs will qualify for the REIT 95% gross income test is uncertain. While we may seek in the future to create alternative investment products that qualify as real estate assets and fit our financing criteria, we will continue to originate and invest in TruPS for the foreseeable future. We must therefore make substantial investments in qualifying real estate assets, including mortgage loans, RMBS and CMBS. If we fail to make sufficient investments in qualifying real estate assets, we will likely fail to maintain our REIT qualification. In addition, such REIT qualifying investments typically have less attractive returns than TruPS.

•	There can be no assurance that either (1) we will successfully complete any future securitization transactions, or (2) the assets acquired by our warehouse providers at our direction or financed by us using repurchase agreements will be suitable for a future securitization. Our lenders have the right to liquidate assets acquired under our loan facilities upon the occurrence of certain events, such as a default or a decline in credit quality that may lead to a default. We will share in losses suffered by our lenders in the event of a liquidation, and our ability to replace short-term debt financing of our assets with more permanent long-term financing may be impaired.

•	Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. Accordingly, our ability to own investments in CDOs that are structured as TRSs and to grow or expand the fee-earning businesses of Taberna Capital and Taberna Securities, as well as the business of Taberna Funding and future TRSs we may form, will be limited by this rule.

•	We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Maintenance of our Investment Company Act exemption imposes limits on our operations and may limit our ability to invest in higher yielding assets that would otherwise be attractive.

•	If we fail to conduct our operations so that we are not an investment company under the Investment Company Act, we could be required either to substantially change the manner in which we conduct our operations or register as an investment company, either of which could have an adverse effect on us and the market price of our common shares.

•	Failure to qualify as a REIT would subject us to U.S. federal income tax, which would significantly reduce the cash available for distribution to our shareholders. Even if we maintain our qualification as a REIT under the Internal Revenue Code, we could be subject, in certain circumstances, to a penalty tax. As an example, in the event income earned by us in connection with our equity investments in CDOs is determined not to qualify for the 95% gross income test, but we maintain our REIT qualification because other requirements are met, we would be subject to a penalty tax equal to the amount by which such income, together with our other non-qualifying income, exceeds 5% of our gross income, multiplied by a fraction intended to reflect our profitability.

•	We recently determined, following consultation with our independent registered public accounting firm, to correct our accounting policy with respect to the treatment of fees earned by us for services rendered in structuring CDOs that we consolidate as part of our financial statements and, in connection with this correction, to restate our unaudited financial statements for the period from April 28, 2005 through June 30, 2005. We may become subject to liability and incur increased expenditures as a result of this restatement of our financial statements.

•	We depend upon Cohen Bros. to provide us with various services under the Shared Facilities and Services Agreement. If Cohen Bros. terminates this arrangement, we may not be able to timely replace these services on terms favorable to us.

•	We leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution. Most of our financing arrangements are and will continue to be secured by our investments. A decrease in the value of our assets may lead to margin calls, which we will have to satisfy or risk losing our assets.

•	We structure and manage CDOs and other types of securitizations as part of our operating activities. A disruption in the securitization markets or a change in the market’s demand for our CDOs and other securitizations would have a material adverse effect on us.

•	We utilize various hedging strategies in our operations. Hedging against interest rate exposure may adversely affect our earnings, may not completely insulate us from interest rate risk and may cause volatility in reported earnings if we do not qualify for hedge accounting.

•	Failure to register Taberna Securities as a broker-dealer with the NASD will prevent us from implementing our strategy to supplement our revenue with the origination fees to be paid to Taberna Securities. As a result, we may have less cash available for distributions to our shareholders.

•	Prior to our initial public offering, there has been no public market for our common shares, and an active public market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

•	Our real estate-related investments are subject to risks particular to real property and the real estate industry.

Conflicts of Interest Policies

Any investments and borrowings (including co-investments) with Cohen Bros. and its affiliates must be approved by a majority of our independent trustees. In addition, our board of trustees is subject to policies, in accordance with provisions of Maryland law, which are designed to eliminate or minimize conflicts, including the requirement that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees. We have also adopted a policy providing that, unless it is approved by a majority of disinterested trustees, we will not acquire from or sell to any of our trustees, officers or employees, or any entity in which one of our trustees, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property, or make any loan to or borrow from any of the foregoing persons. There can be no assurance that these policies or provisions of law will be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Formation and Structure

We were formed as a Maryland real estate investment trust on March 3, 2005 and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. We commenced operations on April 28, 2005, the date on which our initial private placement closed and certain transactions relating to our formation and the acquisition of Taberna Capital and Taberna Securities, which we refer to collectively as the formation transactions, were consummated. See “Certain Relationships and Related Party Transactions—Formation Transactions.” The following chart illustrates the organizational structure of our company and our primary subsidiaries as of the date of this prospectus:

(1)	This is a wholly-owned qualified REIT subsidiary that holds real estate-related assets.
(2)	This is a wholly-owned TRS that has applied to be registered as a broker-dealer with the NASD and will act as placement agent for securities once it is registered.
(3)	This is a wholly-owned TRS that serves as the collateral manager for CDOs that we manage.
(4)	This is a wholly-owned TRS that holds our equity and debt interests in certain CDOs.
(5)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We own approximately 53% of the preference shares and a majority of the common shares of this entity. We also own $15.5 million principal amount of the debt securities rated “BB” by Standard & Poor’s issued by this entity.
(6)	This is a wholly-owned TRS that is party to our warehouse facilities.
(7)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We own approximately 55% of the preference shares and a majority of the common shares of this entity. We also own $40.0 million principal amount of the debt securities rated “BB” or “BBB” by Standard & Poor’s issued by this entity.

We have formed, and expect to form in the future, additional subsidiaries from time to time as we deem appropriate for the execution of our strategy.

Tax Status

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition of our assets, our distribution levels and the concentration of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our proposed manner of operation will enable us to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes.

As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for U.S. federal taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income. We generally make and hold our investments and conduct our other operations through our direct and indirect subsidiaries, including Taberna Capital, Taberna Funding and Taberna Securities. We have jointly elected with Taberna Capital, Taberna Funding, Taberna Securities and certain other non-U.S. corporate subsidiaries, including Taberna Equity Funding, Ltd., Taberna II and Taberna III, to treat such subsidiaries as TRSs. Taberna Capital, Taberna Funding and Taberna Securities, as domestic TRSs, are regular taxable corporations that are subject to U.S. federal, state and local tax.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. Up to 20% of the value of a REIT’s assets may consist of investments in the securities of one or more TRSs. A domestic TRS, such as Taberna Capital, Taberna Funding and Taberna Securities, may retain its net income, and its earnings are subject to the 90% distribution requirement only to the extent that the TRS actually distributes its earnings to the REIT. However, certain foreign TRSs, such as Taberna Equity Funding, Ltd., Taberna II and Taberna III generally are deemed to distribute their earnings to the REIT on an annual basis for U.S. federal income tax purposes, regardless of whether they actually distribute their earnings. Our structure provides our shareholders a security that pays dividends at the REIT parent level and yet offers the possibility for growth through the ability to retain and reinvest after-tax earnings in our domestic TRSs to the extent consistent with maintaining our qualification as a REIT.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to pay regular quarterly distributions of our net income to holders of our shares of beneficial interest. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures or planned activities.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. We cannot assure you that we will have sufficient cash available for future quarterly distributions at these levels, or at all.

Restrictions on Ownership of Our Common Shares of Beneficial Interest

To assist us in maintaining our qualification as a REIT, our declaration of trust generally prohibits any shareholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 8.1% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest, other than Daniel G. Cohen and his affiliates who are permitted to own up to 17.5%, in value or in number of shares, whichever is more restrictive, of our common shares; Eton Park Capital Management, L.P., which is permitted to own up to approximately 13.9%, in value or number of shares, whichever is more restrictive, of our common shares; and Omega Advisors Inc., which is permitted to own up to approximately 8.2%, in value or number of shares, whichever is more restrictive, of our common shares. The ownership limit waivers granted to Daniel G. Cohen and his affiliates, Eton Park Capital Management, L.P. and Omega Advisors Inc. were granted to facilitate the closing of our prior private placements. Our board may, in its sole discretion, waive the ownership limit with respect to a particular shareholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our declaration of trust also prohibits any person from (a) beneficially or constructively owning our shares if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. Our declaration of trust provides that any ownership or transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason, to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed investment securities for purposes of the 40% test. We will monitor our holdings to ensure continuing and on-going compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company, through its majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for exemption from the Investment Company Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate.

Selling Shareholders

Pursuant to, and subject to the terms and conditions of, the Registration Rights Agreement described below, we are registering the common shares covered by this prospectus to permit holders to conduct public secondary trades of these securities from time to time after the date of this prospectus. The selling shareholders named in this prospectus may offer up to              common shares. The selling shareholders may sell all or a portion of these common shares from time to time in market transactions through any stock exchange or market on which our common shares are listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will not receive any proceeds from sales of the common shares by the selling shareholders, but we will incur expenses in connection with the registration of these shares.

Registration Rights

We entered into a registration rights agreement in connection with our initial private placement with Friedman, Billings, Ramsey & Co., the initial purchaser/placement agent, members of our management and certain other parties. This registration rights agreement was subsequently amended and restated in connection with our second private placement to add purchasers of our common shares in our second private placement as additional beneficiaries to this agreement. We refer to this amended and restated registration rights agreement as the Registration Rights Agreement.

The registration rights provided to purchasers of shares in our private placements generally require us, among other things, to:

•	file with the SEC no later than November 24, 2005 (210 days after the closing date of our initial private placement), a shelf registration statement registering for resale the common shares included in our private placements, and the common shares issued in the formation transactions, including shares received by members of our management;

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act of 1933, as amended, or the Securities Act, as soon as practicable after its filing (although we have the right to defer causing the shelf registration statement to be declared effective until 60 days after the effective date of the registration statement of which this prospectus is a part); and

•	keep the shelf registration statement continuously effective under the Securities Act for a specified period.

Lock-Up Agreements

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros., who in the aggregate own approximately              of our common shares, have agreed that we and they would not sell, pledge, transfer or otherwise dispose of any of our common shares, or any securities convertible into or exercisable for any of our

common shares, for a period ending                      and any of the securities subject to this resale restriction may be released at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restriction, a significant number of shares will become eligible for sale in the public markets, which could depress the market price of our common shares.

Our Corporate Information

Our headquarters are located at 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 861-7777. We also have an office in New York, New York. We maintain a website at www.tabernacapital.com; however, the information found on our website is not a part of this prospectus.

SUMMARY SELECTED FINANCIAL DATA

The following summary selected financial data for the period from April 28, 2005 through August 31, 2005 (relating to our operations) and for the period from March 3, 2005 (inception) through April 27, 2005 (relating to the operations of our predecessor entities, Taberna Capital and Taberna Securities) are derived from audited financial statements contained elsewhere in this prospectus, except other operating data which are derived from unaudited data. In the opinion of management, such information reflects all adjustments necessary for a fair statement of the results of operations for such period. Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The summary selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Taberna Realty Finance Trust	Predecessor Entities
	For the period from April 28, 2005 through August 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
	(dollars in thousands, except share and per share data)
Income statement data:
Revenue:
Net investment income	$8,261	$368
Asset management fees	859	367
Structuring fees	—	4,263
Interest and other income	1,657	7

Total revenue	10,777	5,005
Expenses:
Compensation expense	3,234	310
Shared services expenses	234	—
General and administrative	823	42

Total expenses	4,291	352

Income before minority interest and taxes	6,486	4,653
Minority interest	880	—

Income before taxes	5,606	4,653
Provision for income taxes	3,655	—

Net income	$1,951	$4,653

Earnings per share—basic	$0.07

Weighted-average common shares—basic	25,263,074

Earnings per share—diluted	$0.07

Weighted-average common shares—diluted	25,522,503

Distributions paid per common share	$0.24

Balance sheet data:
Investments in securities	$784,858
Investment in residential mortgages and mortgage-related receivables	592,966
Total assets	1,849,613
Total indebtedness	1,373,621
Minority interest	38,413
Beneficiaries’ equity	416,737
Common shares outstanding at period-end	43,648,272

Cash flow data:
Cash flow from operating activities	$8,861	$4,653
Cash flow from investing activities	(1,570,255)	—
Cash flow from financing activities	1,795,511	347

Other operating data:
Principal amount of TruPS funded through August 31, 2005(1)	$1,755,530

(1)	Includes $609,000 of TruPS acquired by Taberna I, $661,250 of TruPS acquired by Taberna II, and $485,280 of TruPS held by our warehouse providers as of August 31, 2005. Our TRS, Taberna Capital, manages Taberna I and Taberna II. We do not own any of the securities issued by Taberna I. We own a majority of the preference shares, a majority of the common shares and $15,500 principal amount of debt securities rated “BB” by Standard & Poor’s issued by Taberna II.

THE OFFERING

This prospectus covers the resale of up to                          common shares. We issued and sold these shares in connection with our April 2005 and August 2005 private placements and the formation transactions.

Common shares offered by selling shareholders	shares.

Use of proceeds	We will not receive any proceeds from the sale of the common shares by the selling shareholders.

Trading	No public market currently exists for our common shares. Our common shares issued to qualified institutional buyers in connection with our April 2005 and August 2005 private placements are eligible for reporting in The PORTAL Market®. We intend to apply to have our common shares listed on the New York Stock Exchange under the symbol “TBR.”

Transfer restrictions	To assist us in maintaining our qualification as a REIT, our declaration of trust generally prohibits any shareholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 8.1%, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest subject to exceptions, including exceptions for Daniel G. Cohen and his affiliates, Eton Park Capital Management, L.P. and Omega Advisors Inc. Our declaration of trust requires that all transferees provide specified assurances relating to this restriction upon a transfer.

Risk factors	Investing in our common shares involves a high degree of risk.

RISK FACTORS

An investment in our common shares involves a number of risks. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history and limited experience operating as a REIT, and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to shareholders.

We were formed in March 2005 and have a limited operating history and limited experience operating as a REIT. We have no experience operating as a public company. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to shareholders. We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code and will be subject to various rules relating to REITs. The REIT rules and regulations are highly technical and complex and the failure to comply with these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Because we have limited experience operating within the complex rules and regulations required for REIT qualification, we cannot assure you that we will be able to comply with these rules and regulations. Our failure to comply with these rules and regulations could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We have the power to change our investment strategy without shareholder consent, and such a change may result in riskier or lower yielding investments.

We may change our investment strategy at any time without the consent of our shareholders, which could result in investments that are different from, and possibly riskier or lower yielding than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

Neither TruPS nor equity in corporate entities, such as CDOs, that we create to hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these assets typically have less attractive returns than TruPS.

Neither TruPS nor equity in corporate entities, such as CDOs, that we create to hold TruPS will qualify as real estate assets for purposes of the REIT asset tests that we must meet on a quarterly basis going forward to maintain our qualification as a REIT. The income received from our investments in TruPS or in corporate entities holding TruPS generally will not qualify as real estate-related income for purposes of the REIT gross income tests. Accordingly, we will be limited in our ability to originate TruPS or maintain our investments in TruPS or entities that we create to hold TruPS if we do not invest in sufficient qualifying real estate assets. While we may seek in the future to create other products that will appeal to REITs and real estate operating companies, qualify as REIT-eligible assets and fit our financing parameters, there can be no assurance that we will be able to do so. In particular, we expect the rating agencies to review the characteristics of any securities proposed to be acquired by a CDO, and the rating agencies may not view alternatives to TruPS as appropriate collateral for a securitized product. We will continue to originate and invest in TruPS and in REIT-eligible assets, such as mortgage loans, RMBS and CMBS, for the foreseeable future. If we fail to make sufficient investments in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, we will likely fail to maintain our REIT qualification. In addition, such qualifying investments typically are lower yielding than our expected returns on TruPS. This could result in reduced returns for our shareholders.

Furthermore, if income inclusions from our foreign TRSs are determined not to qualify for the REIT 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income.

The REIT asset tests permit us to hold “qualifying temporary investments,” which are investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term debt offerings. The income generated by such qualifying temporary investments generally qualifies as real estate-related income for purposes of the REIT 75% gross income test. The equity interests of CDOs that we have invested in with the proceeds from our private placements currently qualify as qualifying temporary investments. When the relevant one year period expires (April 2006, in the case of our initial private placement, and August 2006, in the case of our second private placement), we may be forced to liquidate a portion of our CDO investments if we have not acquired sufficient qualifying real estate assets by that time to enable us to continue to satisfy the REIT asset and income tests. Our ability to liquidate CDO securities may effectively be limited by the impact of the tax on prohibited transactions. See “—Tax Risks—Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.”

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of our common shares and our ability to pay distributions.

We depend upon the availability of adequate funding and capital for our operations. To qualify as a REIT, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our shareholders and are therefore not able to retain our earnings for new investments. However, Taberna Capital, Taberna Securities and Taberna Funding are able to retain a significant portion of their earnings for investment, subject to maintaining our qualification as a REIT.

The failure to secure acceptable financing could reduce our taxable income because our investments would no longer generate the same level of net interest income with an insufficient amount of funding or an increase in funding costs. A reduction in our net income would have an adverse effect on our liquidity and our ability to pay distributions to our shareholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In addition, if the minimum distribution required to maintain our REIT qualification becomes large relative to our cash flow due to our taxable income exceeding our cash flow from operations, then we could be forced to borrow funds, sell assets or raise capital on unfavorable terms, if we are able to at all, in order to maintain our REIT qualification. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common shares and our ability to pay distributions.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require a substantial amount of cash to fund our investments, to pay expenses and to hold assets. We also need cash to meet our working capital, minimum REIT distribution requirements, debt obligations and other needs. Most of our borrowing arrangements allow the lenders to make margin calls, which means that we could be required to make cash payments to our lenders in the event that there is a decline in the market value of the assets that collateralize our debt, the terms of our short-term debt become less attractive or for other reasons.

We expect that our primary sources of working capital and cash will consist of:

•	our warehouse and repurchase facilities and, possibly, secured lines of credit;

•	income we receive from our investment portfolio;

•	our operating profits and the proceeds from financing our investments; and

•	net proceeds from any offerings of our equity or other debt securities.

We cannot assure you that we will be able to generate a sufficient amount of cash from operations and financing activities to execute successfully our business strategy.

We rely on a limited number of financing arrangements to finance our investments, and our business and financial performance will be significantly harmed if those resources are no longer available to us.

Pending the structuring of a CDO or other securitization, we will finance assets that we originate and acquire through borrowings under our warehouse and repurchase facilities and, possibly, secured lines of credit. As of August 31, 2005, we had three warehouse facilities in place with aggregate availability of $1.1 billion. Our lenders’ obligations to purchase assets or provide financing during a warehouse accumulation period are subject to certain conditions, independent of our performance or the performance of the underlying assets. For example, prior to any acquisition by our warehouse providers, the securities to be acquired must be approved by both the warehouse provider and us and these securities must meet certain eligibility criteria as required by each warehouse provider. In addition, our warehouse facilities are short-term facilities. Of the three facilities in place as of August 31, 2005, one was terminated in September 2005 in connection with the closing of the Taberna III CDO and two will expire in March 2006. Likewise, our repurchase facilities are short-term and are dependent on our counterparties’ ability to refinance our obligations with a third party. We had one repurchase agreement under which no borrowings were outstanding as of August 31, 2005. As of September 30, 2005, we had outstanding borrowings of approximately $251.2 million under two repurchase agreements. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us or reduce our borrowing limits. There can be no assurance that we will be able to review or replace our financing arrangements when they expire on terms that are acceptable to us, or at all.

Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business and increase revenues.

Our financing arrangements contain extensive restrictions and covenants. Failure to meet or satisfy any of these covenants could result in an event of default under these agreements. These agreements also typically contain cross-default provisions so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on collateral pledged under these agreements.

Our financing arrangements also restrict our ability to, among other things:

•	incur additional debt;

•	make certain investments or acquisitions; and

•	engage in mergers or consolidations.

Furthermore, certain of our repurchase agreements, for example, require that we satisfy certain covenants with respect to our financial condition and maintain our status as a REIT, and restrict our ability to make material changes to our business and to enter into transactions with affiliates.

These restrictions may interfere with our ability to obtain financing or to engage in other business activities. Furthermore, our default under any of our credit agreements could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our hedging transactions may not completely insulate us from interest rate risk.

Subject to maintaining our qualification as a REIT, we intend to engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We have entered into, and expect to continue to enter into, interest rate swap agreements. We may also utilize instruments such as forward contracts and interest rate caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to structure and execute effective hedges for the assets we hold. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Accounting for hedges under U.S. generally accepted accounting principles, or GAAP, is extremely complicated. We may inadvertently fail to account for our hedges properly in accordance with GAAP in our financial statements or may fail to qualify for hedge accounting, either of which could have a material adverse effect on our earnings.

Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders.

Our hedging activity varies in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions applicable to REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders.

Our failure to manage future growth effectively may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to achieve our investment objective will depend on our ability to grow and to identify and invest in assets and businesses that meet our investment and financing criteria. Accomplishing this result on a cost-effective basis will be largely a function of how we structure the investment process and our access to financing on acceptable terms. In order to grow, we will need to hire, train, supervise and manage new employees. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to utilize TRSs, and consequently our ability to grow our fee-earning businesses and invest in CDOs, will be limited by our intention to qualify as a REIT, which may adversely affect returns to our shareholders.

Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. Taberna Capital, Taberna Securities, Taberna Funding and our non-U.S. corporate subsidiaries are TRSs. We expect to own interests in additional TRSs in the future, particularly in connection with our CDO transactions. However, our ability to originate and hold future CDOs that are structured as TRSs and to grow or expand the fee-earning businesses of Taberna Capital and Taberna Securities, as well as the business of Taberna Funding and future TRSs we may form, will be limited by our need to meet this 20% test, which may adversely affect returns to our shareholders.

If we fail to achieve adequate operating cash flow, our ability to make distributions will be adversely affected.

As a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future distributions. No assurance can be given as to our ability to pay distributions. See “Distribution Policy.” From time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in our income for U.S. federal income tax purposes. If we do not have sufficient cash available to pay required distributions, we might have to borrow funds or sell assets to raise funds, which could adversely impact our business.

We operate in a highly competitive market which may have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are subject to significant competition in seeking opportunities to provide financing to REITs and other real estate companies and in making other real estate-related investments. We compete with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We are aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to our target customers. We expect that competition, particularly in our TruPS business, will continue to increase, and that other companies and funds with investment objectives similar to ours may be organized in the future. Some of these competitors, have, or in the future may have, substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect if Taberna Securities successfully registers with the NASD, to third-party investment banks and brokers that introduce TruPS issuers to us in order to continue to motivate them to introduce the issuers to us.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and may reduce the fee income we realize from the origination, structuring and management of CDOs.

We may not be able to acquire eligible securities for another CDO issuance or other securitization on favorable economic terms, may not be able to structure CDOs and other securitizations on attractive terms. The assets acquired by our warehouse providers at our direction or financed using repurchase agreements may not be suitable for a future CDO transaction, which may require us to seek more costly financing for our investments or to liquidate assets.

We acquire real estate securities and mortgage loans and finance them on a long-term basis through the issuance of CDOs and other types of securitizations. Under our TruPS warehouse facilities, we direct the acquisition of securities by banks that are our warehouse providers. However, our warehouse providers have the right to decline to acquire the securities we identify. We contribute cash and other collateral, which is held in escrow by the warehouse providers to cover our share of losses in the event that such securities need to be liquidated. The warehouse providers then purchase the securities and hold them on their balance sheet. Our lenders have the right to liquidate assets acquired under our loan facilities upon the occurrence of certain events, such as a default or a decline in credit quality that may lead to a default. We will share in losses suffered by our lenders in the event of a liquidation, generally up to the value of the collateral we maintain with the lenders, and our ability to replace short-term debt financing of our assets with more permanent long-term financing may be impaired. We are subject to the risk that, during the period that our financing arrangements are available, a sufficient amount of eligible assets cannot be acquired to maximize the efficiency of a CDO issuance or other securitization and the risk that the assets acquired by our warehouse providers may not be suitable for a CDO issuance. In addition, disruptions in the capital markets generally, or in the securitization markets, specifically, may make the issuance of a CDO or another securitization transaction less attractive or even impossible. If we are unable to securitize our assets, or if doing so is not economical, we may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

We could suffer losses beyond our committed capital under our warehouse facilities in certain circumstances.

Certain of our warehouse facilities provide that if the warehouse provider experiences losses upon the liquidation of assets and Taberna Capital has engaged in intentional misconduct or fraud, or becomes insolvent, then Taberna Capital is liable for all losses suffered by the warehouse providers. Any such losses could harm our business, financial condition, liquidity and results of operations.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in related collateral management agreements.

The terms of the CDOs we structure generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive cash distributions of our net income from assets collateralizing the bonds, which could adversely affect our ability to pay dividends necessary to maintain our qualification as a REIT. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDOs, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. In addition, collateral management agreements typically provide that if the over-collateralization ratio is less than a specified level, the collateral management agreement may be terminated by a vote of the security holders. If our assets fail to perform as anticipated, our earnings may be adversely affected as a result of the potential loss of collateral management fees, and our over-collateralization or other credit enhancement expenses associated with our CDO financings will increase.

Our future CDOs and other securitizations will be collateralized with real estate securities, and any adverse market trends that affect these real estate securities are likely to adversely affect our CDOs and other securitizations.

We expect that our future CDO issuances and other securitizations will be backed by TruPS and, possibly, other preferred securities, RMBS, CMBS or other real estate-related securities. Any adverse market trends that affect the value of these types of securities will adversely impact the value of our interests in our CDOs and other securitizations. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of real estate securities issued in a particular year, or changes in U.S. federal income tax laws that could affect the performance of securities issued by REITs and other real estate operating companies.

An increase in our borrowing costs relative to the interest we receive on our investments may adversely affect our profitability, which may decrease the amount of cash available for distribution to our shareholders.

As our warehouse facilities or other short-term borrowing instruments mature, we will be required either to enter into new financing arrangements or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new financing arrangements would reduce the spread between returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect returns on our portfolio investments that are subject to prepayment risk, including our mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our shareholders.

Representations and warranties made by us in loan sales and securitizations may subject us to liability that could result in loan losses and could harm our operating results.

In connection with securitizations, we make representations and warranties regarding the mortgage-related assets transferred into securitization trusts. The trustee in the securitizations has recourse to us with respect to the breach of the representations and warranties regarding the loans made at the time such mortgage-related assets are transferred. While we generally have recourse to our loan originators for any such breaches, there can be no assurance of the originators’ abilities to honor their respective obligations. We attempt to generally limit the potential remedies of the trustee to the potential remedies we have against the originators from whom we acquired the mortgage loans. However, in some cases, the remedies available to the trustee may be broader than those available to us against the originators of the mortgage-related assets and, in the event the trustee enforces its remedies against us, we may not always be able to enforce whatever remedies are available to us against our originators. Furthermore, if we discover, prior to the securitization of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or may have to sell the mortgage at a discount.

Loss of our management team or the ability to attract and retain key employees could result in a material adverse effect on our business.

Our future success depends to a significant extent on the continued services of our management team. We do not maintain “key person” life insurance for any of our personnel. The loss of the services of any of our senior managers or other key employees could have a material adverse effect on our business, financial condition, liquidity and results of operations.

The real estate finance business is very labor-intensive. We depend on our management team to attract customers for our financing by, among other things, developing relationships with issuers, financial institutions and others. These relationships can lead to repeat and referral business. The market for skilled personnel is highly competitive and has historically experienced a high rate of turnover. Due to the nature of our business, we compete for qualified personnel not only with companies in our business, but also in other sectors of the financial services industry. Competition for qualified personnel may lead to increased hiring and retention costs. We cannot guarantee that we will be able to attract or retain qualified personnel at reasonable costs or at all. If we are unable to attract or retain a sufficient number of skilled personnel at manageable costs, it could harm our business, financial condition, liquidity and results of operations.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common shares and our ability to pay distributions.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common shares and our ability to pay distributions.

We receive collateral management fees for services provided by Taberna Capital in connection with the Taberna I, Taberna II and Taberna III CDOs and we expect to receive similar fees for future CDO transactions. If a collateral management agreement is terminated or if the securities serving as collateral for a CDO are prepaid, the collateral management fees will be reduced or eliminated.

Taberna Capital receives collateral management fees for acting as the collateral manager of CDOs, including Taberna I, Taberna II and Taberna III. If all the notes issued by a CDO for which Taberna Capital acts as collateral manager are redeemed, or if the collateral management agreement is otherwise terminated, we will no longer receive collateral management fees. In general, a collateral management agreement may be terminated both with and without cause at the direction of holders of specified supermajority principal amount of the notes issued by the CDO. This is the case with the Taberna I, Taberna II and Taberna III collateral management agreements. See “Business—Principal Operating Activities—Structuring, Managing and Investing in CDOs and Other Asset Securitizations.” Furthermore, such fees are based on the total amount of collateral held by the CDOs. If the securities serving as collateral for a CDO are prepaid or go into default, we will receive lower collateral management fees than expected.

Conflicts of Interests

We did not receive independent third-party appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital from an affiliate of Cohen Bros. and Taberna Securities from Cohen Bros. Therefore, the terms of these acquisitions may have been more favorable to us than if we had acquired Taberna Capital and Taberna Securities from unaffiliated third parties because the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

We acquired Taberna Capital from an affiliate of Cohen Bros. and Taberna Securities from Cohen Bros. in exchange for an aggregate of 2.0 million of our common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of our common shares in our initial private placement. These acquisitions were not negotiated at arm’s length, and the terms may not have been as favorable to us as they would have been if we had acquired Taberna Capital and Taberna Securities from unaffiliated parties due to possible conflicts of interest. In addition, we did not receive any independent third-party appraisals, valuations or fairness opinions in connection with these acquisitions, and the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

We depend upon Cohen Bros. to provide us with various services and if our Shared Facilities and Services Agreement with Cohen Bros. is terminated, we may not be able to timely replace these services on terms favorable to us.

Under the Shared Facilities and Services Agreement that we entered into with Cohen Bros., Cohen Bros. agreed to provide us, directly or through its subsidiaries, with office space and common facilities at Cohen Bros.’

corporate offices and various services, including assistance with structuring and managing our investments in RMBS and CMBS, accounting support and cash management services, administrative services and other transitional services as necessary in the short term following the consummation of our initial private placement. We rely on Cohen Bros. to provide these facilities and services, and we have no in-house capability to handle these services independent of Cohen Bros. We may also sub-lease space from Cohen Bros. in the long term. If the Shared Facilities and Services Agreement is terminated, we will have to obtain such services on our own or hire employees to perform them. We may not be able to replace these services or hire such employees in a timely manner or on terms, including cost and level of expertise, that are as favorable as those we received from Cohen Bros. The agreement with Cohen Bros. was negotiated in the context of our formation and was not the result of arm’s length negotiations between independent parties.

We are subject to potential conflicts of interest in our relationship with Cohen Bros. and with our management team, in particular relating to the time such individuals may devote to other matters for Cohen Bros., and our conflicts of interest policies may not successfully eliminate the influence of such conflicts.

Messrs. Daniel G. Cohen, our chairman of the board and chief executive officer, James J. McEntee, III, our vice chairman, and Raphael Licht, our chief legal officer, also serve in similar capacities with Cohen Bros. Messrs. Cohen and Licht are parties to employment agreements with us under which they have agreed to devote only such time to us as is reasonably necessary to perform their duties for us. None of them will devote 100% of their business time to our affairs, and our operations may suffer as a result.

At the time of the approval of the acquisition of Taberna Capital and Taberna Securities, Cohen Bros. was our sole shareholder. As a result of the relationships described above, certain agreements and arrangements relating to our organization were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these agreements and arrangements with an unaffiliated third party.

In addition, pursuant to our Shared Facilities and Services Agreement with Cohen Bros., certain employees of Cohen Bros. are co employed by Cohen Bros. and us for the duration of that agreement. There may be conflicts in prioritizing work that would not exist if such employees were exclusively employed by us.

In the future, we may enter into additional transactions with Cohen Bros. with the approval of the independent trustees of our board. We may not negotiate with Cohen Bros. terms that are as favorable to us as they would be if such transactions were negotiated with independent third parties. Although Maryland law addresses certain conflicts of interest situations and our board has adopted certain policies relating to conflicts of interest requiring, among other things, that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees, our policies or Maryland law requirements may not be successful in eliminating the influence of such conflicts.

Regulatory and Legal Risks of Our Business

Maintenance of our Investment Company Act exemption imposes limits on our operations.

Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed investment securities for purposes of the 40% test. We must monitor our holdings to ensure that the value of our investment securities does not exceed 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

A majority of our subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, our subsidiaries that issue CDOs (e.g., Taberna II and Taberna III) generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles. This exemption limits the ability of these subsidiaries to sell their assets and reinvest the proceeds from asset sales. Our subsidiaries that hold real estate assets (e.g., Taberna Realty Holdings Trust) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of a subsidiary’s portfolio must be comprised of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the subsidiary’s portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Accordingly, these restrictions will limit the ability of these subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. Our subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act.

If the combined value of the investment securities issued to us by our subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common shares. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

We may become subject to liability and incur increased expenditures as a result of our recent restatement of our unaudited consolidated financial statements.

We recently determined, following consultation with our independent registered public accounting firm, to correct our accounting policy with respect to the treatment of fees earned by us for services rendered in structuring CDOs that we consolidate as part of our financial statements and, in connection with this correction, to restate our unaudited financial statements for the period from April 28, 2005 through June 30, 2005. Under our new accounting policy, we eliminate in consolidation both the fees paid to us by consolidated CDO issuers for structuring services and the deferred costs associated with those fees. Prior to this determination, we had made available, to purchasers in our second private placement and on our website, unaudited financial statements for the period ended June 30, 2005 that included in consolidation these fees and associated deferred costs.

The effects of this correction of our policy are that we neither recognize CDO structuring fees as revenue nor do we record the associated deferred costs as an asset that would have been amortized as interest expense over the estimated life of the respective consolidated CDO. The restatement decreased our net income for the period ended June 30, 2005 from net income of $0.24 per common share to a net loss of $0.04 per common share, but it did not impact our estimated REIT taxable income.

The restatement of our previously issued financial statements could expose us to liabilities if we were unable to successfully defend any claims relating to such restatement brought against us. The defense of any such claims could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such claims if any such claims are not resolved in our favor. Even if resolved in our favor, such claims could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity relating to the financial statement inaccuracies and resulting restatement and negative reactions from our shareholders, creditors or others with whom we do business.

Our failure to obtain and maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

As part of our business strategy, we are seeking to obtain a broker-dealer license for Taberna Securities. We applied for this license in June 2005. We cannot assure you that we will be able to obtain the necessary license in a timely manner or at all. Failure to register Taberna Securities as a broker-dealer with the NASD will prevent us from implementing our strategy to supplement our revenue with origination fees paid to Taberna Securities. As a result, we may have less cash available for distributions to our shareholders.

Compliance with proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for both public and private companies. We believe that these rules and regulations will make it more costly for us to operate our business in general and to obtain trustee and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of management and our board of trustees, particularly to serve on our Audit Committee.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other complex rules and regulations associated with being a public company, including the Sarbanes-Oxley Act of 2002. We have not previously been subject to these rules and regulations and have no experience operating as a public company. Furthermore, we expect that complying with the reporting requirements of the Exchange Act and otherwise operating as a public company will increase our administrative costs relative to operating a privately held company. Any failure to comply with the reporting requirements of the Exchange Act and the other rules and regulations governing public companies could subject us to civil and criminal action which could have a material adverse effect our business, financial condition, liquidity and results of operations.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Our Investments

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation. However, our investments may not appreciate in value and, in fact, may decline in value, and the financings that we originate and the securities that we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

While we seek to match fund the interest rates of our assets and liabilities as much as possible, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Currently, U.S. interest rates remain very low. In the event of a significant rising interest rate environment and/or economic downturn, defaults on our assets may increase and result in losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

Some of our investments may be recorded at fair value as determined in good faith by our board of trustees and, as a result, there may be uncertainty as to the value of these investments.

Some of our investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value as determined in good faith by our board of trustees. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common shares could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may adversely affect our business.

We may make investments in securities issued by private companies or other illiquid investments. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

Our investment portfolio of residential mortgage loans has, and our future investments may have, material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

As of August 31, 2005, over 47% of our investment portfolio of residential mortgage loans, based on outstanding principal balances, represented loans secured by properties located in California. In the future, we may acquire other investments that also have material geographic concentrations. The risk of foreclosure and losses are likely to be correlated between our residential and our commercial real estate investments and the correlation may be exacerbated by our geographic concentrations.

Adverse market or economic conditions in a particular state or region where we have significant investments may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Also, the properties securing our loans in California may be adversely affected by natural disasters that occur in that state, such as earthquakes, wildfires, floods and mudslides. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions or natural disasters in that state or geographic region could adversely affect our net interest income from loans in our investment portfolio and our ability to make distributions to our shareholders.

Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

We may invest in preferred equity of REITs and real estate operating companies, depending upon our ability to finance such assets in accordance with our financing strategy. Preferred equity investments involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured by property underlying the investment. Furthermore, should the issuer default on our investment, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our investment. In most cases, a preferred equity holder has no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred shareholder maintains a liquidation preference in the event of a liquidation of the issuer of the preferred securities. There can be no assurance that an issuer would have sufficient assets to satisfy any liquidation preference to which we may be entitled. As a result, we may not recover some or all of our investments in preferred equity securities.

Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the qualification of the issuer as a REIT, and the financial condition and business outlook of the issuer. Investments in preferred equity securities of REITs would represent qualifying real estate assets for purposes of the REIT asset tests we must meet on a quarterly basis and would generate income which represents qualifying income for purposes of the 75% REIT gross income test which we must meet on an annual basis in order to maintain our qualification as a REIT, but only if the issuer of those securities is itself a qualified REIT. If the issuer fails to maintain its qualification as a REIT, the securities issued by that issuer will no longer be qualifying real estate assets, and the income will no longer be qualifying income for purposes of the 75% REIT gross income test, in each case for purposes of maintaining our REIT qualification, subjecting our REIT qualification to risk.

Our investments in unsecured REIT securities are subject to the risks of investing in subordinated real estate-related securities, which may result in losses to us.

REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in TruPS and other REIT securities are also subject to the risks described below with respect to mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and the resulting risks of loss, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular property. Unsecured REIT securities are generally subordinated to other obligations of the issuer and are not secured by property underlying the investment.

Investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers of such securities to repay principal and interest or make dividend payments.

Our investments in the equity securities of CDOs involve various significant risks, including that CDO equity holders receive distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We currently invest in the equity securities of two CDOs, Taberna II and Taberna III, and we may invest in the equity securities of other CDOs. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest and principal due on the debt securities and its expenses. However, little or no income will be available to the holders of the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. If sufficient defaults occur, the value of our investment in the CDO’s equity could decrease substantially or be eliminated entirely. In addition, the equity securities of CDOs are generally illiquid, and because these equity securities represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Prepayment rates on TruPS, mortgage loans or mortgage-backed securities could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

The value of the TruPS, mortgage loans, mortgage-backed securities and, possibly, other securities in which we invest may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by us in our mortgage loan securitizations and securities that we acquire at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, we would have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, we would be unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our investment portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our shareholders. As of the date of this prospectus, none of our CDOs has experienced any prepayments of the underlying collateral and approximately 1% of our residential mortgage loans have been prepaid.

The guarantees of principal and interest related to the mortgage-backed securities in which we may invest provided by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, do not protect investors against prepayment risks.

The mortgage loans in which we invest and the mortgage loans underlying the mortgage and asset-backed securities in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

As of August 31, 2005, we held investments in residential mortgage loans that had an aggregate unpaid principal balance of approximately $587.4 million. In September 2005, we completed a $1.1 billion residential mortgage securitization and purchased approximately $202.4 million in whole-loan residential mortgages in two separate transactions. Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of our mortgage loan pools or the pools underlying any of our mortgage-backed securities prepay their loans, we will likely receive funds that will have to be reinvested, and we may need to reinvest those funds at less desirable rates of return.

Although we intend to focus on real estate-related asset-backed securities, there can be no assurance that we will not invest in other types of asset-backed securities to the extent such investments would be consistent with maintaining our qualification as a REIT.

Investments in subordinated, mortgage-backed or other securities are generally in the “second loss” position and are therefore subject to losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the “first loss” subordinated security holder and then by the “second loss” subordinated security holder. Our investments in subordinated, mortgage-backed or other securities will be generally in the “second loss” position and therefore may be subject to losses. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors on the underlying assets to make principal and interest payments may be impaired. In such an event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investments. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase securities denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in certain circumstances such as the early termination of a derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative agreement. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses would be reflected in our results of operations, and our ability to fund these obligations would depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their business.

Before originating an investment for, or making an investment in, an entity, we will assess the strength and skills of the entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we expect to rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. As a result, there can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Risks Related to This Offering

Prior to our initial public offering, there has been no public market for our common shares and a market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to our initial public offering, there has been no public market for our common shares. We cannot assure you that an active trading market for our common shares will develop or be sustained after our initial public offering. Except as may be described in any prospectus supplement accompanying this prospectus, the selling shareholders may offer their common shares pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important. We cannot assure you that the offering price will correspond to the price at which our common shares will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

We intend to apply to list our common shares on the New York Stock Exchange, Inc., or the NYSE, under the symbol “TBR.” Listing on the NYSE would not ensure that an actual market will develop for our common shares. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their common shares; or

•	the price that our shareholders may obtain for their common shares.

Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common shares eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sales, on the market price of our common shares. We have filed a registration statement with the SEC covering an initial public offering of up to $             million of our common shares. If we complete that offering, subject to the resale restriction described below, all of those common shares will be eligible for immediate resale by their holders. Similarly, all of the common shares sold, from time to time, in this offering will be eligible for immediate resale by their holders.

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros., who in the aggregate own approximately              of our common shares, have agreed that we and they would not sell, pledge, transfer or otherwise dispose of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period ending              and any of the securities subject to this resale restriction may be released at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restriction, a significant number of shares will become eligible for sale in the public markets, which could depress the market price of our common shares.

We also may issue from time to time additional common shares in connection with the acquisition of investments and we may grant additional demand or piggyback registration rights in connection with such issuances.

Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for our common shares.

Future offerings of debt securities, which would rank senior to our common shares upon our liquidation, and future offerings of equity securities, which would dilute the holdings of our existing shareholders and may be senior to our common shares for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and holders of our preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their holdings of shares in us.

We have not established a minimum distribution payment level, and there can be no assurance of our ability to pay distributions in the future.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. We intend to pay quarterly distributions and to pay distributions to our shareholders in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments, is distributed. As is true of our distributions paid to date, we may pay future distributions on a quarterly basis that substantially exceed our net income, as determined in accordance with GAAP, because our REIT taxable income will likely exceed our GAAP net income for the foreseeable future. We have not established a minimum distribution payment level, and our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of trustees may deem relevant from time to time. There can be no assurance of our ability to pay distributions in the future. To the extent that we make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital distribution is not taxable, but rather reduces the holder’s adjusted tax basis in its investment.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law and our declaration of trust and bylaws could hinder, delay or prevent a change of control of us.

Certain provisions of Maryland law and our declaration of trust and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of us, and may have the effect of entrenching our management and members of our board of trustees, regardless of performance. These provisions include the following:

•	Issuances of authorized shares and classification of shares without shareholder approval. Our board of trustees may, without your approval, cause us to issue additional authorized but unissued common or preferred shares. In addition, the board may classify or reclassify any unissued common shares or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares, including preferred shares that have preference rights over the common shares with respect to dividends, liquidation, certain class voting rights and other matters.

•	Removal of trustees. Under our declaration of trust, subject to the possible rights of one or more future classes or series of preferred shares to elect one or more trustees, a trustee may be removed, but only for cause (as defined in our declaration of trust), by an affirmative vote of at least a majority of all votes entitled to be cast by shareholders generally in the election of trustees.

•	Number of trustees, board vacancies and term of office. Our bylaws provide that the number of trusteeships that may be established by our board of trustees may not be fewer than one. Our bylaws provide that any vacancy may be filled, at any regular meeting or special meeting called for that purpose, only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and such vacancy shall be filled until the end of the term of the trusteeship in which it occurred.

•	Limitation on shareholder requested special meetings. Our bylaws provide that our shareholders have the right to call a special meeting only upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast by the shareholders at such meeting.

•	Advance notice provisions for shareholder nominations and proposals. Our bylaws require advance written notice for shareholders to nominate persons for election as trustees at, or to bring other business before, any meeting of our shareholders. This bylaw provision limits the ability of our shareholders to nominate persons for election as trustees or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Shareholder nominations of trustees may only be made at an annual meeting, or at a special meeting at which our board of trustees has determined trustees shall be elected. Our bylaws provide that shareholder nominations of trustees may only be made at annual meetings or at special meetings at which our board of trustees has determined trustees shall be elected. This bylaw provision limits the ability of our shareholders to nominate persons for election as trustees at special meetings.

•	Exclusive authority of our board to amend our bylaws. Our bylaws provide that our board of trustees has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our shareholders may not effect any changes to our bylaws.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares and other specified transactions, with an “interested shareholder” or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder became an interested shareholder, and thereafter imposes special shareholder voting requirements on these combinations. An interested shareholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding shares of a Maryland real estate investment trust or an affiliate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust. Our board of trustees has adopted a resolution providing that any business combination between us and any other person is exempted from this statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or if the board of trustees does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a Maryland real estate investment company acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, would entitle the acquiror to exercise, or direct the exercise of, voting power in electing trustees within one of the following ranges of the voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of trustees may amend our bylaws in the future to repeal or modify this exemption, in which case any of our shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Tax Risks

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our common shares. In order to satisfy these tests, we may be required to forgo investments we might otherwise make. Accordingly, compliance with the REIT requirements may hinder our investment performance.

In particular, at least 75% of our assets at the end of each calendar quarter must consist of real estate assets, government securities, cash or cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a REMIC. In addition, the amount of securities of a single issuer that we hold must generally not exceed either 5% of the value of our gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that we hold or intend to hold, including TruPS and unsecured loans to REITs or other entities, will not be qualified real estate assets for the purposes of the REIT asset tests. In addition, although preferred equity securities of REITs (which would not include TruPS) should generally be treated as qualified real estate assets, this will require that (i) they are treated as equity for U.S. tax purposes, and (ii) their issuers maintain their qualification as REITs. CMBS and RMBS securities should generally qualify as real estate assets. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities will likely not be qualifying real estate assets for purposes of the REIT asset tests.

We generally will be treated as the owner of any assets that collateralize a securitization transaction to the extent that we retain all of the equity of the securitization vehicle and do not make an election to treat such securitization vehicle as a TRS, as described in further detail below.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of our assets and 75% of our gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent our best investment alternative. For example, since neither TruPS nor equity in corporate entities we create to hold TruPS, such as CDOs, will be qualifying real estate assets, we must hold substantial investments in qualifying real estate assets, including mortgage loans and CMBS and RMBS securities, which typically have lower yields than TruPS.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale by us of assets to a CDO and to any sale by us of CDO securities, and therefore may limit our ability to sell assets to or equity in CDOs and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the issuers of the REIT securities in which we invest maintaining their REIT qualifications and the accuracy of legal opinions rendered to or statements by the issuers of securities in which we invest.

When purchasing securities issued by REITs, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such issuer qualifies as a REIT for U.S. federal income tax purposes and such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, we may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. corporate income tax. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax. In addition, if the issuer of any REIT equity securities in which we invest were to fail to maintain its qualification as a REIT, the securities of such issuer held by us will fail to qualify as real estate assets for purposes of maintaining our REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause us to fail to qualify as a REIT.

The “taxable mortgage pool” rules may subject us to U.S. federal income tax, increase the tax liability of our shareholders and limit the manner in which we effect securitizations.

We have entered, and will likely continue to enter, into transactions that result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we have securitized portfolios of mortgage loans and will likely in the future securitize RMBS or CMBS assets that we acquire and such securitizations will result in us owning interests in a taxable mortgage pool. We have entered, and expect to continue to enter, into such transactions at the REIT level. Although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our shares held by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income. We expect that disqualified organizations will own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool.

In addition, to the extent we realize excess inclusion income and allocate it to shareholders, this income cannot be offset by net operating losses of our shareholders. If the shareholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the shareholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the shareholder is a REIT, regulated investment company (“RIC”) or common trust fund, its allocable share of our excess inclusion income would be considered excess inclusion income of such entity. Accordingly, such shareholders should be aware that we expect to engage in transactions that will likely result in a significant portion of our dividend income being considered excess inclusion income.

Moreover, if we sell equity interests in a taxable mortgage pool securitization (or debt securities that might be considered to be equity interests for tax purposes), such securitization would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and would adversely affect our compliance with those requirements. The tax consequences of such a characterization could effectively prevent us from using certain techniques to maximize our returns from securitization transactions.

Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

The tax treatment of income inclusions from our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries for purposes of the gross income requirements for REITs is unclear.

We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries, including from our contemplated equity investments in CDOs. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test applicable to REITs but not for purposes of the REIT 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, we cannot assure you that the Internal Revenue Service, or IRS, will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income because we expect that such income, together with other non-qualifying income, will exceed 5% of our gross income. In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income. See “Material U.S. Federal Income Tax Considerations.”

If we fail to qualify as a REIT, our dividends will not be deductible by us, and we will be subject to corporate level tax on our net taxable income. This would reduce the cash available to make distributions to our shareholders and may have significant adverse consequences on the value of our common shares.

We believe that we have been organized and operated in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to shareholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. We will earn income including, without limitation, in connection with our investments in CDOs, the qualification of which may be uncertain for purposes of the REIT gross income tests due to a lack of authority directly on point. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership or REIT for U.S. federal income tax purposes. As an example, to the extent we invest in preferred equity securities of other REIT issuers, our qualification as a REIT will depend upon the continued qualification of such issuers as REITs under the Internal Revenue Code. Accordingly, unlike an investment in other REITs, an investment in our company may be subject to additional risk regarding our ability to qualify and maintain our qualification as a REIT. We cannot assure you that we will be successful in operating in a manner that will allow us to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our shareholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to shareholders, and all distributions to shareholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. shareholders, as such term is defined under “Material U.S. Federal Income Tax Considerations—Taxation of Shareholders,” who are taxed as individuals would be taxed on our dividends at long-term capital gains rates through 2008 and that our corporate shareholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our common shares.

We will pay some taxes.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. In addition, our domestic TRSs are fully taxable corporations that will be subject to taxes on their income, and they may be limited in their ability to deduct interest payments made to us. We also will be subject to a 100% penalty tax on certain amounts if the economic arrangements among us and our TRSs are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. We may be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to our shares held by “disqualified organizations.” In addition, under certain circumstances we could be subject to a penalty tax if we fail to meet certain REIT requirements but nonetheless maintain our qualification as a REIT. For example, we may be required to pay a penalty tax with respect to certain income earned by us in connection with our CDO equity in the event such income is determined not to be qualifying income for purposes of the REIT 95% gross income test but we are otherwise able to remain qualified as a REIT. To the extent that we or our TRSs are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to our shareholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our shareholders.

In order to qualify as a REIT, we must distribute to our shareholders each calendar year at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

We intend to distribute our net income to our shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that our domestic TRSs, such as Taberna Capital, Taberna Securities and Taberna Funding, distribute their after-tax net income to us and such TRSs may, to the extent consistent with maintaining our qualification as a REIT, determine not to make any current distributions to us. However, our non-U.S. TRSs, such as Taberna Equity Funding, Ltd., Taberna II and Taberna III, will generally be deemed to distribute their earnings to us on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, expected capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets including the equity of CDO entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If our CDOs that are TRSs are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that we would have available to pay their creditors.

Our CDOs Taberna II and Taberna III are organized as Cayman Islands companies. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that Taberna II, Taberna III and any other of our non-U.S. CDOs that are TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDOs would have available to distribute to us and to pay to their creditors.

The ownership limitation may restrict change of control or business combination opportunities in which our shareholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2005, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, our declaration of trust generally prohibits any person from directly or indirectly owning more than 8.1% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest. Our board has approved an exception to our ownership limit for Daniel G. Cohen and his affiliates, Eton Park Capital Management, L.P. and Omega Advisors Inc., who will not be permitted to own more than 17.5%, 13.9% and 8.2%, respectively, in value or in number of shares, whichever is more restrictive, of our common shares.

The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Taberna Capital, Taberna Securities and Taberna Funding will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us. We anticipate that the aggregate value of the securities of these TRSs, together with the securities we hold in our other TRSs, including Taberna Equity Funding, Ltd., Taberna II and Taberna III, will be less than 20% of the value of our total assets (including our TRS securities). Furthermore, we will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of a REIT’s assets may consist of TRS securities (which is applied at the end of each calendar quarter). In addition, we will scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. The value of the securities that we hold in our TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we will be able to comply with the 20% limitation discussed above or avoid application of the 100% excise tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code limit our ability to hedge mortgage-backed securities, preferred securities and related borrowings. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through TRSs. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Dividends payable by REITs do not qualify for the reduced tax rates under tax legislation enacted in 2003.

The maximum U.S. federal income tax rate for corporate dividends payable to domestic shareholders that are individuals, trusts and estates is 15% (through 2008). Dividends payable by REITs, however, generally are not eligible for the 15% rate. Although the lower U.S. federal income tax rates applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your common shares, and to the extent such distributions exceed your adjusted basis, you will recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your common shares, which will reduce your basis in your common shares but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our ability to manage our anticipated growth;

•	our ability to obtain future financing arrangements;

•	our ability to access the securitization markets;

•	estimates relating to, and our ability to make, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	projected capital and operating expenditures; and

•	the impact of technology on our operations and business.

Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors” and “Business”;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	the level of interest of REITs and real estate operating companies in our finance products;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of our assets; and

•	the degree and nature of our competition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders from time to time pursuant to this prospectus. We have agreed, however, to pay expenses relating to the registration of the common shares under applicable securities laws.

INSTITUTIONAL TRADING OF OUR COMMON SHARES

Prior to our initial public offering, there has been no public trading market for our common shares. Our common shares issued to qualified institutional buyers in connection with our April 2005 and August 2005 private placements are eligible for reporting in The PORTAL Market®, or PORTAL, a subsidiary of The NASDAQ Stock Market, Inc., which facilitates secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common shares for each quarterly period since our common shares became eligible for trading on PORTAL:

	High Sales Price	Low Sales Price
April 28, 2005 to June 30, 2005	$10.25	$10.00	(1)
July 1, 2005 to September 30, 2005	$12.50	$10.25
October 1, 2005 to November 4, 2005	$12.50	$12.30

(1)	Represents the price at which we sold common shares to investors in our initial private placement on April 28, 2005.

The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by FBR and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

As of October 26, 2005, we had 43,648,272 common shares issued and outstanding which were held by one holder of record. The one holder of record is Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 549 beneficial owners of our common shares.

DISTRIBUTION POLICY

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2005. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be required to pay distributions with respect to the taxable income generated through the activities of Taberna Securities, Taberna Capital and Taberna Funding to the extent that such income is paid to us as a dividend. We will generally be required to include in income and distribute the earnings of our non-U.S. corporate TRSs on an annual basis, regardless of whether such TRSs have distributed such earnings to us.

For more information, please see “Material U.S. Federal Income Tax Considerations—Taxation of REITs in General” beginning on page 105.

To satisfy the requirements to qualify as a REIT and to avoid paying federal income and excise tax on our income, we generally intend to pay regular quarterly distributions of all or substantially all of our net income to holders of our shares out of assets legally available for that purpose. Any distributions we make will be at the discretion of our board of trustees and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 19.

We anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although a portion of the distributions may be designated by us as qualified dividend income, capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gains.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all.

SELECTED FINANCIAL DATA

The following selected financial data for the period from April 28, 2005 through August 31, 2005 (relating to our operations) and for the period from March 3, 2005 (inception) through April 27, 2005 (relating to the operations of our predecessors, Taberna Capital and Taberna Securities) are derived from audited financial statements contained elsewhere in this prospectus, except other operating data which are derived from unaudited data. In the opinion of management, such information reflects all adjustments necessary for a fair statement of the results of operations for such periods. Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Taberna Realty Finance Trust	Predecessor Entities
	For the period from April 28, 2005 through August 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
	(dollars in thousands, except share and per share data)
Income statement data:
Revenue:
Net investment income	$8,261	$368
Asset management fees	859	367
Structuring fees	—	4,263
Interest and other income	1,657	7

Total revenue	10,777	5,005
Expenses:
Compensation expense	3,234	310
Shared services expenses	234	—
General and administrative	823	42

Total expenses	4,291	352

Income before minority interest and taxes	6,486	4,653
Minority interest	880	—

Income before taxes	5,606	4,653
Provision for income taxes	3,655	—

Net income	$1,951	$4,653

Earnings per share—basic	$0.07

Weighted-average common shares—basic	25,263,074

Earnings per share—diluted	$0.07

Weighted-average common shares—diluted	25,522,503

Distributions paid per common share	$0.24

Balance sheet data:
Investments in securities	$784,858
Investment in residential mortgages and mortgage-related receivables	592,966
Total assets	1,849,613
Total indebtedness	1,373,621
Minority interest	38,413
Beneficiaries’ equity	416,737
Common shares outstanding at period-end	43,648,272

Cash flow data:
Cash flow from operating activities	$8,861	$4,653
Cash flow from investing activities	(1,570,255)	—
Cash flow from financing activities	1,795,511	347

Other operating data:
Principal amount of TruPS funded through August 31, 2005(1)	$1,755,530

(1)	Includes $609,000 of TruPS acquired by Taberna I, $661,250 of TruPS acquired by Taberna II, and $485,280 of TruPS held by our warehouse providers as of August 31, 2005. Our TRS, Taberna Capital, manages Taberna I and Taberna II. We do not own any of the securities issued by Taberna I. We own a majority of the preference shares, a majority of the common shares and $15,500 principal amount of debt securities rated “BB” by Standard & Poor’s issued by Taberna II.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus.

General

Our Company

We are a Maryland real estate investment trust that was formed on March 3, 2005. Accordingly, we have had a limited operating history prior to this offering.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. We generally do not expect to be subject to federal income tax on our income to the extent we distribute that income to our shareholders and maintain our qualification as a REIT. We make and hold our investments and conduct our other operations through our subsidiaries, including TRSs, three of which TRSs are subject to federal, state and local income tax on their earnings.

We are a self-managed and self-advised real estate company that focuses on three primary activities:

•	providing financing for REITs and other real estate operating companies, primarily in the form of TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, CMBS, RMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that will enable us to match-fund certain of our assets and liabilities through our established financing strategy.

We may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

Set forth below is a discussion of certain aspects of our financial condition and results of operations that may be important to an investor in our common shares.

Sources of Operating Revenue

The principal sources of our operating revenue include:

•	interest and dividend income from our investments and gains on sale from the portfolio of assets that we hold on our balance sheet, including equity interests that we retain in CDOs;

•	service fee revenue that we earn through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that we expect to earn through Taberna Securities (upon its registration as a broker-dealer with the NASD) for originating TruPS and other debt and preferred security financing arrangements for REITs and real estate operating companies.

An important part of our operating strategy is to identify and acquire assets for sale or contribution to CDOs and other types of securitizations. As of August 31, 2005, we had three warehouse facilities in an aggregate amount of $1.1 billion relating to the acquisition of TruPS. Merrill Lynch International, or Merrill Lynch, and an affiliate of Bear Stearns & Co. Inc., or Bear Stearns, are the warehouse providers. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. We deposit cash and other collateral, generally representing between 3% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledge other collateral to cover our share of losses should any TruPS need to be liquidated before being securitized through a

CDO. We have engaged affiliates of the warehouse providers to assist us in structuring the future CDOs that may acquire the collateral held by the warehouse providers. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. We receive the net positive spread between the interest earned on the securities acquired under the warehouse facilities and the interest charged by the warehouse providers from the respective dates on which the securities are acquired. Of the three TruPS warehouse agreements in effect as of August 31, 2005, one was terminated in September 2005 in connection with the closing of the Taberna III CDO and two will expire in March 2006. We typically expect to be able to renew our short-term arrangements or put new arrangements in place upon the expiration of existing agreements; however, there can be no assurance that we will be able to do so. During the warehouse period, our financial participation is reflected in our financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in our results of operations.

Critical Accounting Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management. With regard to these accounting policies, we caution that future events rarely develop exactly as expected and that management’s estimates may routinely require adjustments.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. We recognize interest income from our investments in debt securities and, to the extent we hold preferred equity securities, dividend income, and recognize revenue on the accrual basis of accounting over the estimated life of the underlying financial instrument investments on a yield to maturity basis.

Revenue Recognition for Loan Origination Fees. We intend to originate investments in TruPS, real estate debt and, possibly, preferred equity securities through Taberna Securities, which we are in the process of registering with the NASD as a broker-dealer. The origination fees are a direct cost of the issuers of the underlying securities. If earned, these origination fees will be deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans.”

Revenue Recognition for CDO Structuring Fees. Taberna Capital earns, and the predecessor entities earned, structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is earned when the related services are completed at the time of the CDO closing. The structuring fee is a fee negotiated with the investment bank acting as placement agent for the CDO securities, which is an affiliate of the warehouse provider, and is capitalized at the CDO securitization entity as a deferred financing cost. From time to time, we may decide to invest in the debt or equity securities issued by CDO securitization entities. We evaluate our investment in these entities under Financial Accounting Standards Board Interpretation (FIN) 46R, “Consolidation of Variable Investment Entities,” or FIN 46R, to determine whether the entity is a variable interest entity. We will consolidate a variable interest entity, or VIE, in our financial statements when we are the primary beneficiary of such VIE, that is, when we are subject to a majority of the risk of loss from the VIE’s activities, are entitled to receive a majority of the VIE’s residual returns, or if both conditions apply. If we determine that we are the primary beneficiary, we consolidate the accounts of the CDO securitization entity into our consolidated financial statements. Upon consolidation, we eliminate intercompany transactions. As of August 31, 2005, we, through Taberna Capital, had received $5.0 million in structuring fees from the issuer of the Taberna II CDO securities that have been eliminated in consolidation.

Revenue Recognition for CDO Management Fees. We provide ongoing management services to CDO portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These management fees are recognized in income when earned and are paid quarterly.

Assets Held for Investment. Certain CDO and other securitization entities meet the criteria set forth in FIN 46R and are deemed to be VIEs. Upon consolidation, we will record the underlying investment assets at cost and the related debt obligations.

The net carrying value of these investments will be adjusted for origination discounts, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the estimated terms of the loans. The carrying value will be assessed for impairment on a recurring basis, and our management team will record an impairment write down if the investment is deemed to be other than temporarily impaired.

Investments in Securities and Residential Mortgages. We account for our investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” or SFAS No. 115, and designate each investment as either a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are also recorded at their fair value with changes in fair value reported as a component of accumulated other comprehensive income (loss) within shareholders equity. Fair value is based primarily on our management team’s estimates or market data and, therefore, is subject to a high degree of variability based upon market conditions and interest rates. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments, conversely, are recorded at historical cost at each reporting period. The carrying value of all investments are assessed for impairment on a recurring basis and management will record an impairment write-down if the investment is deemed to be other than temporarily impaired.

We account for our investments in residential mortgages and mortgage-related receivables at the lower of cost or market. The carrying value of these investments are adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the estimated terms of the loans. The carrying value will be assessed for impairment on a recurring basis and an impairment write-down will be recorded if the investment is deemed to be other than temporarily impaired.

Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” or SFAS No. 140, sets forth the standards for accounting for securitizations. In particular, SFAS No. 140 sets forth the criteria for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. In summary, a transfer of financial assets constitutes a sale if the transferor surrenders control over the assets in exchange for consideration other than beneficial interests in the transferred assets. In connection with our securitization of an aggregate of $595.0 million principal amount of residential mortgage loans in July 2005, the subsidiary trust that we formed to acquire and hold the mortgage loans acquired approximately $141.1 million principal amount of such loans from a financial institution that we have determined had sufficient continuing involvement after the securitization with respect to the $141.1 million of loans to cause the disposition of such loans to our trust to constitute a secured borrowing by the financial institution rather than a sale within the meaning of SFAS No. 140. We have made this determination because the financial institution purchased some of the investment grade securities issued by our trust in the securitization, and a subsidiary of the financial institution provides servicing for a portion of the loans held by our trust. These investments are reflected on our balance sheet in the line item “Investments in Residential Mortgage Loans and Mortgage-Related Receivables.” In accordance with FIN 46R, we continue to consolidate the entire $595.0 million of loans held by our trust because our trust has legal title to all of these loans, including the approximately $141.1 million principal amount referred to above, is the named mortgagee in respect of all of these loans and, together with the holders of securities issued by our trust, has the benefits and risks of ownership of these loans.

Accounting for Off-Balance Sheet Arrangements. We maintain arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, we receive the net positive spread between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse provider and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment funded through the warehouse facility becomes impaired. These off-balance sheet arrangements are not consolidated by us as our risk of loss is generally limited to the cash held as collateral by the warehouse providers. We account for the cash collateral as restricted cash in our financial statements. The net positive spread earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in our financial statements. Changes in fair value are reflected in earnings in the respective period.

In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” we recognize interest income from purchased interests in financial assets on an estimated effective yield to maturity basis. Our management team estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period. The carrying value will be assessed for impairment on a recurring basis and management will record an impairment write down if the investment is deemed to be other than temporarily impaired.

Accounting for Derivative Financial Instruments and Hedging Activities. We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings, consistent with our intention to qualify as a REIT. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, we are potentially exposed to credit loss. However, because of the high credit ratings of our counterparties, we do not anticipate that any of the counterparties will fail to meet their obligations.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record it in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Amounts included in accumulative other comprehensive income will be reclassified to earnings in the period the underlying hedged item affects earnings. Changes in the ineffective portions of hedges are recognized in earnings.

Income Taxes. We intend to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our distributions to shareholders and as long as certain asset, income and share ownership tests are met. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax which could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders. Management believes that all of the criteria to maintain our REIT status have been met for the applicable periods in 2005, but there can be no assurance that these criteria will continue to be met in subsequent periods.

We maintain various TRSs which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expenses and paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Prior to April 28, 2005, the predecessor entities were single member limited liability companies wholly owned by Cohen Bros. or an affiliate of Cohen Bros. As a result, the member of each entity will include the earnings of the relevant entity for the period from March 3, 2005 to April 27, 2005 in its income tax returns. The predecessor entities were not subject to U.S. federal or state income tax during the period from March 3, 2005 through April 27, 2005.

Results of Operations

We commenced operations on April 28, 2005 upon the completion of our initial private placement of common shares and the completion of the formation transactions. For the period from March 3, 2005 through April 27, 2005, Taberna Capital was wholly owned by an affiliate of Cohen Bros. and Taberna Securities was wholly owned by Cohen Bros. Each of Taberna Capital and Taberna Securities initiated its operations on March 3, 2005 and was operated by Cohen Bros. or an affiliate of Cohen Bros. until we acquired them on April 28, 2005. We refer to the period of their operations from March 3, 2005 until April 28, 2005 as the predecessor period, and we refer to Taberna Capital and Taberna Securities during this period as the predecessor entities.

Through August 31, 2005, we used a substantial amount of our initial capital for the purchase of residential mortgage loans and the purchase of approximately $59.0 million, net of discounts, of common shares, preference shares and junior debt securities issued by Taberna II.

For the period from April 28, 2005 through August 31, 2005

Net income. Our net income for the period totaled $2.0 million, or $0.07 per diluted common share. The majority of our net income has been generated through our investments in residential mortgages since our commencement of operations in April 2005 and the completion of the Taberna II CDO.

Net investment income. Our net investment income was $8.3 million during the period and was primarily derived from investments in TruPS and residential mortgages. Included in net investment income is $5.0 million representing the change in the fair value of a non-hedge derivative relating to our participation in our warehouse facilities. This non-hedge derivative represents the net positive spread between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Net investment income earned by investment type is as follows for the period from April 28, 2005 through August 31, 2005:

	Interest Income	Interest Expense	Net Investment Income
	(in thousands)
Investment in securities	$9,010	$(6,335)	$2,655
Investment in residential mortgages and mortgage-related receivables	6,909	(6,276)	633
Change in fair value of non-hedge derivatives	4,973	—	4,973

Net investment income	$20,892	$(12,631)	$8,261

Interest and other revenue. During the period, we generated $2.5 million of revenue from $1.7 million of interest earned from cash held on deposit with financial institutions and $0.8 million in asset management fees.

Expenses. During the period, our non-investment expenses totaled $4.3 million and were comprised of employee compensation, shared services expenses and general and administrative expenses. Our non-investment expenses are primarily comprised of employee compensation expenses, including approximately $1.2 million of restricted share amortization related to the restricted shares that were awarded through August 31, 2005. We expect that our non-investment expenses will increase as we continue to increase our operations and add personnel.

Minority interest. Minority interest represents the portion of net income generated by consolidated entities that are not attributable to our shareholders. Minority interest during the period was $0.9 million.

Provision for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. For the period, our consolidated financial statements reflects a provision for income taxes of $3.7 million, based on our TRSs’ effective income tax rate. Our TRSs’ estimated annual effective tax rate was based on management’s estimate of taxable income, deductions and the projected effective annual tax rates for the period to date and for the tax period ending December 31, 2005. Such estimates are subject to change as these components become probable in magnitude and timing. Our effective tax rate is primarily based on a federal statutory income tax rate of 35.0% and an effective state and local statutory income tax rate, net of federal benefit, of 11.1%.

For the period from March 3, 2005 (inception) through April 27, 2005

Net income. Our predecessor entities’ net income for the period totaled $4.7 million. The majority of this net income was generated through structuring fees generated by the Taberna I CDO that was completed on March 15, 2005.

Net investment income. Our predecessor entities’ investment income was $0.4 million during the period and was primarily derived from the change in the fair value of a non-hedge derivative relating to the predecessor entities’ participation in warehouse facilities from March 15, 2005 through April 28, 2005, the day we acquired the predecessor entities.

Interest and other revenue. During the period, the predecessor entities generated $4.6 million of revenue primarily from structuring fees earned in completing the Taberna I CDO and CDO management fees.

Expenses. During the period, our predecessor entities’ expenses totaled $0.4 million and were comprised of employee compensation and general and administrative expenses.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. We believe our available cash balances, funds available under our warehouse facilities and other financing arrangements, and cash flows from operations will be sufficient to fund our liquidity requirements for the next 12 months. We have an aggregate of $1.1 billion of financing available under three warehouse facilities to finance the acquisition of TruPS. Subsequent to August 31, 2005, we terminated one of these warehouse facilities when the assets acquired under the facility were sold to the issuer in the Taberna III CDO transaction. We consolidate the accounts of Taberna III for financial reporting purposes. Should our liquidity needs exceed our available sources of liquidity, we believe that the securities in which we have invested could be sold as part of CDO transactions, other securitizations or directly to raise additional cash. We expect to continue to grow our business and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that growth. We cannot ensure that we will be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain needed additional financing, the pace of our growth could be adversely affected. In the event that we are unable to obtain additional sources of capital, we believe that we will be able to meet our cash requirements for the next 12 months from cash flow from operations and the net proceeds of our initial public offering.

Our primary cash needs are as follows:

•	to distribute a minimum of 90% of our REIT taxable income and to make investments in REIT qualifying assets to maintain our qualification as a REIT;

•	to provide cash collateral for our warehouse agreements;

•	to make investments in CDOs or other securities;

•	to repay our indebtedness under our repurchase agreements;

•	to pay costs associated with future borrowings, including interest, incurred to finance our investment strategies;

•	to pay employee salaries and incentive compensation; and

•	to pay federal, state, and local taxes of our TRSs.

We intend to meet these short-term liquidity needs through the following:

•	the use of our cash and cash equivalent balances of $239.1 million as of August 31, 2005;

•	cash generated from operating activities, including net investment income from our investment portfolio, fee income earned by Taberna Capital through its collateral management agreements and CDO structuring fees, and through Taberna Securities, after its registration as a broker-dealer with the NASD. Taberna Capital’s collateral management fees for the year ending December 31, 2005 are expected to be approximately $9.8 million for acting as the collateral manager of Taberna I, Taberna II, and Taberna III;

•	proceeds from future borrowings; and

•	proceeds from our initial public offering and possible future offerings.

Cash Flows

As of August 31, 2005, we maintained cash and cash equivalents of approximately $239.1 million. Our cash and cash equivalents were generated from the following activities:

Activity	For the period from April 28, 2005 through August 31, 2005	For the period from March 3, 2005 through April 27, 2005
	(in thousands)
Net cash flows from operating activities	$8,861	$4,653
Net cash flows from investing activities	(1,570,255)	—
Net cash flows from financing activities	1,795,511	347

Net cash flows	$234,117	$5,000
Cash and cash equivalents at beginning of period	5,000	—

Cash and cash equivalents at end of period	$239,117	$5,000

Our principal source of cash flows since our inception on April 28, 2005 has been through financing activities. As of August 31, 2005, our common share equity offerings have raised $413.3 million, investments made in Taberna II by minority interests have raised $39.1 million and debt securities issued to finance our investments in securities and residential mortgages have raised $1.4 billion. Since inception, we have used our cash flows principally to fund investments in securities totaling $788.0 million, to fund investments in residential mortgages totaling $610.4 million, to fund restricted cash in warehouse agreements and in the CDO transactions that are required for funding future investments in securities totaling $186.7 million, to fund deferred financing costs incurred to issue CDO notes payable totaling $29.6 million and to pay our declared distributions totaling $5.5 million.

Capitalization

Indebtedness. The following table summarizes our indebtedness as of August 31, 2005:

Description	Principal	Discount	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Maturity
	(dollars in thousands)
Mortgage-backed securities issued(1)	$555,577	$(2,671)	$552,906	4.8% to 5.1%(2)	4.9%	2035
CDO notes payable(1)	820,715	—	820,715	Various	4.7%	2035

Total borrowings	$1,376,292	$(2,671)	$1,373,621

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by us which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

During the period from April 28, 2005 through August 31, 2005, we were party to a repurchase agreement that had approximately $442.0 million in borrowings outstanding through July 29, 2005. All of those borrowings were repaid with the proceeds of the mortgage-backed securities issued in a residential mortgage securitization on July 29, 2005. The repurchase agreement was not terminated and remains in effect. Borrowings on the repurchase agreement during the aforementioned period bore interest at 30-day LIBOR plus 50 basis points, or approximately 3.6%.

On June 28, 2005, the Taberna II CDO was completed. Taberna II received commitments for $954.0 million of CDO notes and issued approximately $821.0 million of those notes to investors as of August 31, 2005. The remaining $118.0 million of CDO notes were issued in September 2005 as additional collateral was acquired by Taberna II. Taberna II also issued $89.0 million of preference shares upon closing. We retained $15.5 million of subordinated notes and $47.0 million of common and preference shares of Taberna II, excluding discounts, resulting in our consolidation of Taberna II.

The notes payable issued by Taberna II consist of 12 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 43 to 290 basis points.

The mortgage-backed securities issued and CDO notes payable by Taberna II are collateralized by $593.0 million of residential mortgages and $784.9 million in TruPS, unsecured REIT notes and CMBS, respectively, as of August 31, 2005.

Equity Financing. On April 28, 2005 and May 25, 2005, we completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private placement. Additionally, we issued 2,000,000 common shares to Cohen Bros. as consideration for Taberna Capital. We received proceeds from this private placement of $183.2 million, net of placement fees and offering costs, including approximately $5.0 million in cash acquired from Taberna Capital.

On August 11, 2005 and August 12, 2005, we completed the sale of 20,700,000 common shares at an offering price of $12.00 per share in a private placement. We received proceeds from this private placement of $230.1 million, net of placement fees and offering costs.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share totaling $5.5 million that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

Recent Investment Transactions

In September 2005, the Taberna III CDO was completed. Taberna III received commitments for $724.5 million of CDO notes payable and issued approximately $586.5 million of those notes to investors. The remaining $138.0 million of CDO notes payable will be issued in the future as additional collateral is acquired by Taberna III. We refer to the time period in which additional collateral is acquired as the “ramp period.” Taberna III also issued $55.1 million of preference shares upon closing. We retained $40.0 million of subordinated notes and $30.3 million of common and preference shares of Taberna III, excluding discounts, which will result in our consolidation of Taberna III. The CDO notes payable issued by Taberna III are collateralized by $531.3 million of TruPS, subordinate debt securities and unsecured REIT notes purchased by Taberna III in September 2005. Taberna III expects to accumulate collateral totaling $750.0 million before the end of the four month ramp period.

The notes payable issued by Taberna III consist of 10 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.9% to 5.9%. Some of the fixed rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

In September 2005, we completed an approximately $1.1 billion residential mortgage loan securitization. The securitization entity was a non-qualified special purpose trust. The securitization entity purchased $1.1 billion of principal amount of 5/1 and 7/1 adjustable rate residential mortgages from a third party and issued $1.1 billion in principal amount of mortgage-backed securities to finance the acquisition of the loans. We acquired approximately $47.9 million of these mortgage-backed securities, which constituted all of the securities rated below “AAA” by Standard and Poor’s and will result in our consolidation of the securitization entity. The mortgage-backed securities we did not retain have a weighted-average interest rate of 4.6% and mature in 2035, with their principal amount being repaid as the underlying mortgages are repaid.

Concurrent with this mortgage loan securitization, we financed our purchase of $47.9 million in principal amount of mortgage-backed securities with $35.3 million in borrowings and financed our continued investment in $31.8 million in principal amount of mortgage-backed securities from our July 2005 securitization with $23.6 million in borrowings under two variable interest rate repurchase agreements. These repurchase agreements bear interest at 30-day LIBOR plus 50 basis points and terminate in July 2006. Concurrent with this repurchase agreement financing, we entered into two interest rate swap contracts to fix effectively the variable cash payments on $36.0 million and $24.2 million in notional amounts of repurchase agreement borrowings with interest rates of 4.57% and 4.58%, respectively, through 2010 and 2012, respectively.

In September 2005, we purchased whole loan residential mortgages totaling $202.4 million. We financed the purchase of these residential mortgages with $192.3 million of borrowings from our existing variable interest rate repurchase agreements. Concurrent with this purchase and financing, we entered into an interest rate swap to fix effectively the variable cash payments on $190.4 million in repurchase agreement borrowings at 4.38% through 2010.

In October 2005, we acquired or priced the acquisition of approximately $2.1 billion in whole loan residential mortgages. The portfolios of residential mortgages contain 3/1, 5/1, 7/1 and 10/1 adjustable rate mortgages that have characteristics similar to those of our previously acquired residential mortgages. We expect to complete the purchase of approximately $150.0 million of additional residential mortgages in November 2005. We financed our purchase of the residential mortgages purchased in October 2005 with cash and the proceeds of $1.8 billion from three repurchase agreements that were entered into concurrent with these transactions. The repurchase agreements bear interest at 1 month LIBOR plus spreads ranging from 60 basis points to 70 basis points and contain various financial and non-financial covenants, such as minimum net worth, leverage ratio, and financial statement requirements. In connection with these repurchase agreements, we also entered into three separate interest rate swap contracts to fix effectively the variable cash flows associated with $2.0 billion in debt issued to finance the acquisition of these residential mortgages at a weighted average rate of 4.84% through various dates ranging from November 2012 through July 2015.

Off-Balance Sheet Arrangements and Commitments

We maintain arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, we receive the net positive spread between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse providers, and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment funded through the warehouse facility becomes impaired. In addition, Taberna Capital may be held liable for all losses incurred by our warehouse provider due to intentional misconduct or fraud committed by Taberna Capital or if Taberna Capital becomes insolvent. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. The term of a warehouse facility is generally at least nine months. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value in each accounting period with the change in fair value recorded in earnings.

The $1.1 billion of TruPS warehouse facilities we had in place as of August 31, 2005 constituted our only material off-balance sheet arrangements as of that date. As of August 31, 2005, affiliates of Merrill Lynch and Bear Stearns had acquired, and were holding, $335.3 million and $150.0 million, respectively, of TruPS pursuant to warehouse facilities.

A summary of our warehouse facilities is as follows:

Warehouse Facility	Warehouse Capacity	Funding as of August 31, 2005	Remaining Capacity	Financing Charge	Maturity
	(dollars in thousands)
Merrill Lynch(1)	$400,000	$240,280	$159,720	30-day LIBOR + 50bps	October 2005
Merrill Lynch	200,000	95,000	105,000	30-day LIBOR + 50bps	March 2006
Bear Stearns	500,000	150,000	350,000	30-day LIBOR + 50bps	March 2006

Total	$1,100,000	$485,280	$614,720

(1)	As of September 30, 2005, our $400,000 warehouse facility with Merrill Lynch was terminated in connection with the closing of the Taberna III CDO.

During the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005, the fair values of these arrangements were approximately $5.0 million and $0.4 million, respectively, and these fair values were recorded as a component of investment interest income in our consolidated statements of income contained elsewhere in this prospectus.

We own a majority of the preference shares, a majority of the common shares and debt securities rated “BB” issued by Taberna II. Taberna II is a VIE, as defined by FIN 46R, of which we are a primary beneficiary, and, as a result, we consolidate this entity. We do not own any portion of the debt or equity securities issued by Taberna I, and, accordingly, we do not consolidate the accounts of Taberna I for financial reporting purposes.

Inflation

We believe that inflationary increases in operating expenses will generally be offset by future revenue increases from originating new securities and structuring and managing additional CDO transactions. We believe that the risk that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation is primarily offset by our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Contractual Commitments

The table below summarizes our contractual obligations as of August 31, 2005.

Contractual Commitments

	Payments due by period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Mortgage-backed securities issued	$552,906	$—	$—	$—	$552,906
CDO notes payable	820,715	—	—	—	820,715
Shared Facilities and Services Agreement(1)	726	726	—	—	—

Total	$1,374,347	$726	$—	$—	$1,373,621

(1)	Represents remaining fees payable under the Shared Facilities and Services Agreement. See “Certain Relationships and Related Party Transactions—Shared Facilities and Services Agreement.”

As of August 31, 2005, we maintained a repurchase agreement with an affiliate of Bear Stearns to finance investments made in mortgage-backed securities issued by residential mortgage securitizations or whole loan residential mortgages. Borrowings on the repurchase agreement bear interest at 30-day LIBOR plus 50 basis points and the repurchase agreement terminates in July 2006. As of September 30, 2005, we had entered into an additional repurchase agreement with an affiliate of Bear Stearns and had financed our acquisition of various RMBS and whole loan residential mortgages with $251.2 million in repurchase agreement borrowings. The new repurchase agreement contains substantially the same terms as our prior repurchase agreement.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk results primarily from changes in interest rates and equity security prices. We are exposed to credit risk and interest rate risk related to our investments in debt instruments, TruPS, debt securities and real estate securities.

Our primary market risk is that we are exposed to interest rate risk. Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. Our interest rate risk sensitive assets and liabilities and financial derivatives will be typically held for long-term investment and not held for sale purposes. Our intent in structuring CDO transactions and other securitizations is to limit interest rate risk by our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments. We intend to reduce interest rate and funding risk, allowing us to focus on managing credit risk through our rigorous credit analysis and disciplined underwriting process.

We make investments that are either floating rate or fixed rate. Our floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days based upon movements in effect at each measurement date. Given the frequency of future price changes in our floating rate investments, changes in interest rates are not expected to have a material effect on the value of these investments. Increases or decreases in LIBOR will have a corresponding increase or decrease in our interest income and the match funded interest expense, thereby mitigating the net earnings impact on our overall portfolio. In the event that long-term interest rates increase, the value of our fixed rate investments would be diminished. We may consider hedging this risk in the future if the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income of these investments, which generally will be held to maturity.

Through August 31, 2005, Taberna II entered into seven interest rate swap agreements to hedge variable cash flows associated with CDO notes payable. These cash flow hedges have an aggregate notional value of $428.0 million to swap the variable cash flows associated with variable rate CDO notes payable into fixed rate payments for five and ten year periods. As of August 31, 2005, the interest rate swaps had an aggregate liability fair value of $7.4 million. We will monitor the effectiveness of the interest rate swap agreements under SFAS No. 133 and will record the change in fair value of the effective portion of these interest rate swaps as a component of accumulated other comprehensive income. Changes in the fair value of the ineffective portions of these interest rate swaps will be recorded in earnings.

The following table summarizes the change in net investment income for a 12-month period, and the net fair value of our investments and indebtedness assuming an instantaneous increase or decrease of 100 basis points in the LIBOR interest rate curve:

	100 Basis Point Increase	100 Basis Point Decrease
	(in thousands)
Net investment income from variable rate investments and indebtedness	$(422)	$422
Net fair value of fixed rate investments and indebtedness	$(52,499)	$75,665

We seek to manage our credit risk through the underwriting and credit analysis processes that we perform in advance of acquiring an investment. The TruPS and other investments that we consider for future CDO transactions and other securitizations will be subject to a comprehensive credit analysis process and will require the approval of Taberna Capital’s investment committee prior to funding.

We make investments that are denominated in U.S. dollars, or if made in another currency we will enter into currency swaps to convert the investment into a U.S. dollar equivalent. It may not be possible to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

BUSINESS

Overview

We are a recently formed, self-managed and self-advised real estate company. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for our shareholders. We focus our activities in the following areas:

•	providing financing for REITs and other real estate operating companies, primarily in the form of TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, CMBS, RMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that will enable us to match-fund certain of our assets and liabilities through our established financing strategy.

We may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

We expect to supplement earnings from our investments with income earned by Taberna Capital in the form of quarterly management fees for CDO transactions and, if Taberna Securities successfully completes its registration as a broker-dealer, origination fees.

We were formed in March 2005 as a Maryland real estate investment trust. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2005. We generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our shareholders. We generally make and hold our investments and conduct our other operations through our direct and indirect subsidiaries, including Taberna Capital and Taberna Securities. We have jointly elected with Taberna Capital, Taberna Securities, Taberna Funding and certain other non-U.S. corporate subsidiaries to treat such subsidiaries as TRSs. Our domestic TRSs are generally subject to U.S. federal, state and local income tax on their assets and earnings. Our structure provides our shareholders a security that pays a dividend at the REIT parent level and yet offers the possibility for growth through the ability to retain and reinvest after-tax earnings in our domestic TRSs to the extent consistent with maintaining our qualification as a REIT.

The table below summarizes our investment portfolio as of August 31, 2005:

	Amount(1)	Percentage of Total Portfolio	Weighted-Average Yield
	(dollars in thousands)
Investments in Securities
TruPS	$665,985	48.3%	7.2%
Unsecured REIT notes	88,820	6.5%	5.3%
CMBS	30,053	2.2%	5.3%

Total investments in securities(2)/weighted average	784,858	57.0%	6.9%
Investments in Residential Mortgages and Mortgage-Related Receivables(3)
5/1 Adjustable rate mortgages	321,673	23.4%	5.5%
7/1 Adjustable rate mortgages	271,293	19.7%	5.7%

Total investments in residential mortgages and mortgage-related receivables	592,966	43.0%	5.6%

Total Portfolio/Weighted Average	$1,377,824	100.0%	6.3%

(1)	Reflects the fair value of the investments in securities and the amortized cost of investments in residential mortgages and mortgage-related receivables
(2)	Our investments in securities at August 31, 2005 represent an investment in the Taberna II CDO that holds all of the TruPS, unsecured REIT notes and CMBS shown in the table. Through a TRS, we own a majority of the preference shares and common shares issued by Taberna II and, accordingly, consolidate the accounts of Taberna II for financial reporting purposes.
(3)	Our investments in residential mortgages and mortgage-related receivables at August 31, 2005 consist of investments in 5/1 and 7/1 adjustable rate mortgages with interest rates that are fixed for five and seven year periods, respectively, and thereafter reset periodically at fixed intervals. We financed our investment in these assets through a securitization that we completed in July 2005.

In addition to the assets shown above, at August 31, 2005, approximately $485.3 million of additional TruPS that are not reflected on our balance sheet were being held by warehouse providers pursuant to our warehouse loan facilities. Some of these TruPS were subsequently acquired by a CDO vehicle structured by us, which we refer to as Taberna III. We also manage Taberna I, a CDO structured by our management team prior to our formation, which is collateralized by approximately $700.0 million of TruPS and other real estate-related securities. We own no interests in Taberna I and do not consolidate its accounts for financial reporting purposes.

Our Strategy

Our strategy is to build upon the experience of our management team of providing capital to REITs and other real estate operating companies and investing in real estate-related assets based on rigorous credit analysis and applying proven financing techniques to enhance the returns generated from our investments. We believe that our management team’s established network in the real estate and financial communities, including relationships with regional and national investment banking firms, provides us with a significant source of funding opportunities. While at Cohen Bros., our management team developed this network and used it to originate approximately $6.1 billion of financing in the form of TruPS for REITs, real estate operating companies, banks and insurance companies from 2002 through August 31, 2005. We continue to target REITs and real estate operating companies as customers for TruPS and other financing products.

We also rely on our expertise in analyzing real estate fundamentals and our financing capabilities to invest in a leveraged portfolio of mortgage loans, RMBS, CMBS and other real estate-related fixed income investments.

We use a sophisticated and disciplined underwriting process and credit analysis of prospective investments. Our underwriting and credit assessment processes are overseen by the investment committees consisting of key members of either Taberna Capital’s or Taberna Funding’s management and independent members, each of whom has significant experience investing in, and financing, real estate-related assets. See “Management—Investment Committees.”

We believe our strategy will permit us to achieve our objective of generating attractive risk-adjusted returns and cash distributions for our shareholders.

Business Strengths

We believe the following combination of attributes of our company distinguishes us from our competitors:

Experienced Management Team. Our management team began our business at Cohen Bros., a diversified financial services company. Our principal executives have an average of more than 17 years of experience in the fields of real estate and non-real estate-related investing and finance, capital markets, transaction structuring and risk management. Our management team, through its association with Cohen Bros., has originated approximately $6.1 billion of TruPS financing since 2002. Prior to our formation, our management team had structured 11

CDOs since 2002, including the Taberna I CDO formed in the first quarter of 2005. Since our formation, our management team has structured the Taberna II CDO, formed in June 2005 and the Taberna III CDO, formed in September 2005. The securities issued by the Taberna I and Taberna II CDOs were collateralized as of August 31, 2005 by approximately $609.0 million and $661.3 million, respectively, of principal amount of TruPS issued by 26 and 23 REITs and real estate operating companies, respectively, as well as other debt issued by REITs and CMBS. The Taberna III CDO was initially collateralized by approximately $478.3 million of TruPS issued by 21 issuers. The securities issued by the CDOs other than the Taberna I, Taberna II and Taberna III CDOs were collateralized by TruPS issued by banks and insurance companies.

We believe that Taberna I, Taberna II and Taberna III are the first CDOs collateralized principally with TruPS issued by REITs. Taberna Capital is the collateral manager for the Taberna I, Taberna II and Taberna III CDO transactions and earns management fees from this activity. We expect to continue to leverage our management team’s experience in growing our business. Cohen Bros. has agreed not to compete with us for a three-year period, beginning on April 28, 2005, the closing date of our initial private placement, in our business of purchasing from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and acting as collateral manager for securitizations of such securities. See “Certain Relationships and Related Party Transactions—Non-Competition Agreement.” In addition, our independent trustees must approve in advance any investment we may make in which Cohen Bros. or one of its affiliates will also participate. See “Investment, Financing and Certain Other Policies—Interested Trustee, Officer and Employee Transactions.”

Extensive Network with Established Track Record of Originations. Our management team has a network of contacts in the real estate and financial communities, including relationships with regional and national investment banking firms that assist us in our origination activities. We believe that our origination network and capabilities are business advantages because they serve as a pipeline of financing opportunities for us. As a result of referrals from this origination network and our success with Taberna I and Taberna II, as of August 31, 2005, our warehouse providers, under our direction, had acquired approximately $485.3 million of TruPS issued by 13 REITs and real estate operating companies pending securitization by us through a CDO. Some of these TruPS were subsequently acquired by Taberna III.

Experience in Credit Analysis. Our business of originating preferred securities and investing in real estate-related debt securities utilizes a sophisticated and disciplined underwriting process and credit analysis of prospective issuers and underlying collateral. Our management team has significant expertise in analyzing the operations and financial statements of companies to determine their suitability for investment. As of August 31, 2005, the 11 CDOs that our management team has structured and managed since 2002, including while at Cohen Bros., have experienced no defaults and have had only one issuer of an underlying collateral security exercise its right to defer a dividend or interest payment.

Additional Sources of Income. Our management team expects to continue generating origination fees, CDO structuring fees and quarterly CDO asset management fees. We expect to charge origination fees for the financings that we originate once we register Taberna Securities as a broker-dealer with the NASD. We filed our application with the NASD in June 2005. We also expect to charge CDO structuring fees and quarterly CDO asset management fees for the CDOs that we structure and expect to charge management fees for CDOs that we may manage in the future for third parties. The income from origination fees will be paid to Taberna Securities, if its application for registration with the NASD is approved. Taberna Capital receives the income from structuring fees and asset management fees.

Principal Operating Activities

Our principal operating activities include the following:

Providing Financing for REITs and Real Estate Operating Companies. As of August 31, 2005, our management team had directed the funding of approximately $1.8 billion of subordinated financing arrangements in the form of TruPS issued by REITs and real estate operating companies. We believe we are currently the largest provider in the United States of subordinated financing arrangements to REITs and real estate operating companies in the form of TruPS that are financed through CDOs. The TruPS funded through August 31, 2005 were financed through Taberna I and Taberna II and through our warehouse facilities. In September 2005, we structured and completed a third CDO transaction through Taberna III. Taberna III was initially collateralized by approximately $478.3 million of TruPS.

As of August 31, 2005, we had three warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $1.1 billion of TruPS. Subsequent to August 31, 2005, we terminated one of these warehouse facilities when the assets acquired under the facility were sold to the issuer in the Taberna III CDO transaction. The remaining two warehouse facilities have an aggregate capacity of up to $700.0 million. We use warehouse facilities to direct the acquisition of securities that may be included in a future CDO or other securitization. When a sufficient amount of suitable investments under the warehouse facility is acquired, we intend to finance them on a more permanent basis through a CDO or other securitization. We expect to incur leverage of 9 to 11 times to finance investments in TruPS.

The table below describes certain characteristics of the TruPS collateralizing Taberna II as well as the TruPS held by our warehouse providers, as of August 31, 2005, some of which were subsequently acquired by the Taberna III CDO. Taberna II is the only CDO transaction that we consolidated into our financial results as of that date because it is the only CDO in which we owned a beneficial interest as of that date.

						Issuer Statistics(4)
		Interest Rate Range(2)				Total Capitalization		Ratio of Debt to Total Capitalization		Interest Coverage
Classification of TruPS Issuers(1)	Aggregate Carrying Amount	Low	High	Average S&P Credit Rating(3)		Low	High	Low	High	Low	High
	(dollars in thousands)
Equity REITs or real estate operating companies	$499,813	4.6%	8.9%	B	+	$109,000	$4,565,000	13.3%	63.7%	1.9	8.2
Hybrid REITs	86,190	7.6%	8.2%	B		$1,075,000	$2,894,000	69.6%	80.8%	1.6	1.6
Mortgage or specialty finance REITs	560,102	5.8%	8.4%	B		$716,000	$24,577,000	47.8%	92.4%	0.8	4.4

Totals	$1,146,105

(1)	“Classifications of TruPS Issuers” includes classifications established by NAREIT. NAREIT defines an “equity REIT” as a REIT that has 75% or greater of its gross invested book assets in income-producing real estate and a “mortgage REIT” as a REIT that has 75% or greater of its gross invested book assets in mortgages. A REIT that does not fall into one of these two categories is considered a “hybrid REIT.”
(2)	As of August 31, 2005.
(3)	“Average S&P Credit Rating” refers to the average unpublished corporate credit rating assigned at our request by Standard & Poor’s for the TruPS issuers based upon due diligence information compiled by us and provided to Standard & Poor’s.
(4)	All figures provided reflect amounts prior to the issuance of TruPS by the issuers.

TruPS are typically issued by a special purpose entity that loans the proceeds from the sale of the TruPS to its parent company. The loan is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose entity uses the payments of interest and principal it receives on the debenture to pay dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna I, Taberna II and Taberna III CDOs mature between 10 to 30 years from the date of issuance. TruPS are generally not callable by the issuer within five years of issuance. In the future, we may also originate or acquire other types of preferred securities, including preferred equity securities, for REITs and other real estate operating companies. We would expect such securities to pay a fixed dividend and rank senior to common shares, but junior to unsecured debt.

Our ability to make and maintain future investments in TruPS and other securities, or in corporate entities, such as CDO issuers, that we create to hold TruPS and other securities, is subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. In particular, TruPS, as typically structured, will not qualify as real estate assets for purposes of the REIT asset tests we must satisfy on a quarterly basis to maintain our REIT qualification. The income received from our investments in TruPS or in corporate entities holding TruPS will not generally qualify as real estate-related income for purposes of the REIT gross income tests. In order to comply with the various REIT tests, we intend to balance our investments in TruPS and in CDOs that are substantially collateralized by TruPS, with our investments in RMBS, CMBS, mortgage loans, REIT equity securities, real estate and other types of qualifying real estate-related debt investments, which typically have lower yields than TruPS. In order to preserve our REIT qualification, we will likely continue to hold TruPS related investments through a TRS. See “Risk Factors—Risks Related to Our Business—Neither TruPS nor equity in corporate entities, such as CDOs, that we create to hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these assets typically have less attractive returns than TruPS” and “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.”

All of the TruPS funded to date through our warehouse facilities and the Taberna I, Taberna II and Taberna III CDOs were originated by CB&C. CB&C is a wholly-owned subsidiary of Cohen Bros., which is indirectly controlled by our chairman and chief executive officer, Daniel G. Cohen. Under an agreement with us, CB&C is entitled to retain any origination fees paid by the issuers of TruPS which CB&C originates; provided, however, that CB&C has agreed that it will not retain origination fees from an issuer of TruPS exceeding 1.5% of the gross proceeds to such issuer per transaction. CB&C typically pays a portion of the gross origination fees paid by a TruPS issuer to third-party investment banks or brokers that introduced the TruPS issuer to CB&C. Through August 31, 2005, CB&C has retained $16.7 million in origination fees in respect of TruPS that have been funded through our warehouse facilities and the Taberna I, Taberna II and Taberna III CDOs. Also, third-party investment banks and brokers unrelated to CB&C have received $27.3 million in origination fees. In addition, CB&C has received $0.7 million in connection with the placement of debt and equity securities issued by Taberna I and Taberna II.

If the membership application of Taberna Securities for registration as a broker-dealer is approved by the NASD, we intend that Taberna Securities will originate TruPS for us instead of CB&C. If we successfully register Taberna Securities as a broker-dealer, we expect Taberna Securities to earn the origination fees paid by TruPS issuers and to pay fees to third-party investment banks or brokers unrelated to it that introduce TruPS issuers to us.

We target a diverse group of investments in terms of identity of issuer, type of issuer (e.g., mortgage REITs, hybrid REITs, equity REITs and other real estate operating companies) and asset class (e.g., office, storage, multifamily, apartments, etc.).

Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities. We have invested, and will continue to invest, in mortgage loans secured by income producing properties, RMBS and CMBS. In the future we may invest in other real estate debt interests. We believe that investing in these types of assets is complementary to our business of providing financing to REITs and real estate operating companies because these assets rely on common real estate fundamentals and enable us to use our financing expertise to enhance returns. Members of our management team have significant experience in real estate structured finance and real estate debt investments. In addition, we have access to the expertise of Cohen Bros. personnel to assist us with structuring and managing our portfolio of RMBS and CMBS under the Shared Facilities and Services Agreement. See “Certain Relationships and Related Party Transactions—Shared Facilities and Services Agreement.” Cohen Bros.’ services in this regard are provided by a team of seven people who have an average of approximately 7 years of experience trading and analyzing investments in asset-backed securities. This team is led by Alex P. Cigolle, a vice president of Cohen Bros. Mr. Cigolle has been responsible for managing investments of approximately $2.0 billion of asset-backed securities and whole loans while at Cohen Bros.

We acquire mortgage loans with the intention of holding them for investment, rather than for sale. As of August 31, 2005, we owned, through our wholly-owned subsidiary, Taberna Realty Holdings Trust, residential mortgage loans having an aggregate unpaid principal balance of approximately $587.4 million. These mortgage loans are comprised of 5/1 and 7/1 adjustable rate mortgages and have an average FICO score (a credit score developed by Fair Isaac & Co.) of 742, an average principal balance of approximately $514,000 and an average loan-to-value ratio of approximately 73%. As of August 31, 2005, these residential mortgage loans had a weighted-average interest rate of approximately 5.6%. We also expect to invest in and originate commercial mortgage loans either directly or through our network of third parties on an opportunistic basis. We focus on loans that are secured by either a first or second interest in real property and are approximately $5.0 million to $25.0 million in total size. We target loans that have a minimum of 10 years to maturity and are secured by commercial or multi-family residential assets. We may invest in these loans either as part of a syndicate, or as a side-by-side participant in a loan originated by a bank, insurance company or other owner. We underwrite our investments in these assets through our established underwriting process.

Set forth below is certain information with respect to the loans owned by our subsidiary as of August 31, 2005.

	Unpaid Principal Balance	Number of Loans	Weighted- Average Interest Rate (%)(1)	Weighted- Average FICO Score(2)
	(dollars in thousands)
5/1 Adjustable rate mortgages	$318,658	624	5.5%	739
7/1 Adjustable rate mortgages	268,747	556	5.7%	745

Total	$587,405	1,180	5.6%	742

(1)	Does not include servicing fees.
(2)	FICO Score refers to the credit score developed by Fair Isaac & Co.

The chart below describes the geographic breakdown and certain other information with respect to the residential mortgage loans owned by our subsidiary as of August 31, 2005.

State	Average Loan Balance	Number of Loans	Average Coupon	Average FICO Score	Average Loan to Value	Aggregate Carrying Amount	Percentage of Total
	(dollars in thousands)
California	$556	521	5.6%	741	72.7%	$283,362	47.8%
Florida	414	108	5.7%	747	73.7%	45,048	7.6%
Virginia	474	74	5.5%	751	73.6%	33,064	5.6%
Nevada	566	43	5.5%	733	75.1%	23,111	3.9%
Maryland	500	42	5.5%	739	73.3%	21,090	3.6%
New Jersey	539	33	5.6%	748	73.8%	17,957	3.0%
Massachusetts	543	29	5.6%	734	73.6%	15,869	2.7%
Illinois	541	29	5.6%	733	73.8%	15,773	2.7%
Arizona	408	35	5.8%	741	71.6%	14,375	2.4%
New York	570	23	5.7%	745	75.0%	13,118	2.2%
North Carolina	563	19	5.5%	741	74.3%	10,788	1.8%
Washington	466	23	5.5%	753	77.8%	10,484	1.8%
Colorado	492	20	5.5%	759	72.2%	9,934	1.7%
Georgia	492	18	5.7%	750	75.2%	8,932	1.5%
Texas	433	16	5.5%	761	70.4%	6,989	1.2%
Ohio	261	27	5.5%	734	72.8%	6,860	1.2%
Hawaii	722	9	5.8%	739	64.3%	6,550	1.1%
All other states	521	111	5.7%	738	72.9%	49,662	8.2%

Total	$511	1,180	5.6%	742	73.0%	$592,966	100.0%

As of August 31, 2005, our aggregate carrying amount of residential mortgages and mortgage-related receivables was comprised of residential mortgages of approximately $451.3 million and mortgage-related receivables of approximately $141.7 million.

In September 2005, we acquired additional 5/1 and 7/1 residential adjustable rate mortgage loans with an aggregate unpaid principal balance of approximately $1.3 billion. These loans have interest rate and FICO score characteristics that are similar to the characteristics of the residential mortgage loans we had previously acquired.

CMBS generally are multi-class debt or pass-through certificates secured or backed by single loans or pools of mortgage loans on commercial real estate properties. We do not currently hold any direct interests in CMBS; however, Taberna II holds approximately $30.0 million of CMBS. We expect to invest in senior, subordinated and unsecured debt, including the subordinated tranches of CMBS issuances. Our investments are expected to include loans and securities that are rated investment grade by one or more nationally-recognized rating agencies, as well as both unrated and non-investment grade loans and securities. We expect that a material amount of the CMBS in which we invest will be rated between “A1/A+” and “B2/B” and will have an explicit rating from at least one nationally-recognized rating agency.

We expect our investments in RMBS will principally consist of adjustable rate and hybrid adjustable rate RMBS and loans. Adjustable rate mortgage-backed securities and loans have interest rates that reset periodically, typically every six months or on an annual basis. Hybrid adjustable rate mortgage-backed securities and loans bear interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities.

Agency-backed securities are mortgage-backed securities which represent the entire ownership interest in pools of mortgage loans secured by residential real property guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac, and, in the case of Ginnie Mae, the U.S. government. We expect that a material amount of the RMBS in which we invest will consist of three-and five-year agency and “AAA”-rated hybrid adjustable-rate mortgage-backed securities, although we may also invest in non-agency RMBS.

Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae because they do not meet the agency criteria due to documentation deficiencies, high loan-to-value ratios or credit quality issues. Non-agency RMBS typically represent interests in pools of residential loans, rather than the entire ownership. We may invest in the mezzanine tranches of the debt underlying the pools of residential loans because we believe that these tranches offer an attractive risk-adjusted return relative to other tranches. The debt tranches are typically rated based on portfolio quality, diversification and structural subordination. We would expect to purchase the tranches rated “BBB” through “BB.”

We expect to finance our investments in real estate debt and real estate-related debt securities with future secured lines of credit. We expect to finance these investments with leverage of 10 to 25 times, in the case of residential mortgage loans, 4 to 8 times, in the case of CMBS, and 15 to 25 times, in the case of RMBS. We may also contribute some of our investments in real estate debt and real estate-related securities to a CDO or other securitization vehicle.

Structuring, Managing and Investing in CDOs and Other Asset Securitizations. We apply our expertise in structured finance to our investments by financing them on a long-term basis principally through CDOs. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of assets. Cash flow from the portfolio of assets is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of “AAA” through “BBB–” and therefore can be issued at yields that are lower than the average yield of the securities backing the CDO.

We intend to structure CDOs collateralized by TruPS, CMBS, RMBS and other securities we may originate or acquire. As of August 31, 2005, our management team had structured the Taberna I and Taberna II CDOs, both of which we manage. We subsequently structured the Taberna III CDO in September 2005, which we also manage. Set forth below is certain information about each CDO as of August 31, 2005, or September 30, 2005 in the case of Taberna III.

CDO Issuer	Principal Amount of TruPS Acquired by CDO	Number of Issuers of TruPS	CDO Equity and Debt Securities Held by Us
	(dollars in thousands)
Taberna I	$609,000	26	None

Taberna II(1)	$661,250	23	Majority of common and preference shares; approximately $15,500 of debt securities rated “BB”

Taberna III	$478,280	21	Majority of common and preference shares; approximately $40,000 of debt securities rated “BB” and “BBB”

(1)	In September 2005, Taberna II acquired an additional $171,900 of TruPS.

We own no equity or debt securities issued by the Taberna I CDO and the assets, liabilities and financial results of Taberna I are not part of our consolidated financial information. We acquired a majority of the preference shares and common shares (which are sometimes referred to as the non-economic residual) and $15.5 million principal amount of debt securities rated “BB” by Standard & Poor’s issued by the Taberna II CDO. We consolidate Taberna II and will consolidate Taberna III for financial reporting purposes. As of August 31, 2005, our consolidated indebtedness included approximately $820.7 million of debt securities issued by Taberna II. Our consolidated indebtedness increased as of September 30, 2005 by approximately $586.5 million to reflect debt securities issued by Taberna III, debt incurred to finance investments in additional residential mortgage loans and borrowings under our repurchase agreements.

In July and September 2005, we completed securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million and $1.1 billion, respectively, at the date of each securitization. The loans are held by trusts that are wholly owned by one of our wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which we acquired and continue to hold. We will treat these securitizations and similar securitizations that we expect to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. We recorded no gain on our transfer of the loans to the trusts.

We intend to structure future CDOs and other securitizations collateralized by TruPS, mortgage loans, CMBS, RMBS and other securities. In future CDOs or securitizations we structure, we may acquire some or all of the equity or debt securities issued in the transaction and earn a spread between the yield on our assets and the yield on the securities issued by the CDO or securitization vehicle. By financing our investments through CDOs and other securitizations, we expect to improve our equity returns, better match the terms of our assets and liabilities and mitigate our exposure to fluctuations in interest rates. We also believe that having the ability to create a CDO or other securitization that contains securities, such as TruPS, issued by a diverse group of issuers should enable us to provide financing to issuers on attractive pricing terms.

Taberna Capital is the collateral manager of Taberna I, Taberna II and Taberna III. Each of the Taberna I, Taberna II and Taberna III collateral management agreements have a term of 30 years, subject to an auction call provision that begins in year ten of each of the Taberna I, Taberna II and Taberna III CDOs. Taberna Capital, as the collateral manager of each CDO, will be paid a quarterly fee in an amount equal to 0.40% of the total collateral held by the CDO, a portion of which is a base management fee and a portion of which is subordinated to payments to the noteholders of the CDO. If on, or prior to a specified distribution date in April 2015 with respect to Taberna I, August 2015 with respect to Taberna II or November 2015 with respect to Taberna III, the notes issued by the CDO are not redeemed in full the collateral manager will conduct an auction selling the collateral debt securities in order to redeem such notes. The auction must be conducted no later than the date that is ten business days prior to such distribution date, and if the notes are not redeemed in full by the distribution date, the collateral manager will conduct auctions on a quarterly basis until the notes are fully redeemed. Upon liquidation of the collateral debt securities and the final distribution of the proceeds, the collateral management agreements will terminate. The collateral management agreements for each of the Taberna I, Taberna II or Taberna III securitizations may be terminated without cause upon 90 days’ prior written notice, at the direction of the holders of (i) 66 2/3% of each class of notes and more than 66 2/3% in aggregate voting percentages of preferred shares issued by the CDO or (ii) 75% in aggregate outstanding principal amount of certain classes of the CDO notes then outstanding. Similarly, the collateral management agreement may be terminated and the collateral manager may be removed with cause upon 10 days’ prior written notice at the direction of the holders of (i) 66 2/3% in aggregate outstanding principal amount of the most senior class of the CDO notes then outstanding or (ii) more than 66 2/3% in aggregate voting percentages of the CDO preferred shares. In the event that an optional redemption occurs on or prior to a specified date in April 2010 with respect to Taberna I, August 2010 with respect to Taberna II or November 2010 with respect to Taberna III, the collateral manager will be entitled to a collateral management fee for services rendered payable on the date of such redemption equal to the difference between (i) $5,000,000 and (ii) the aggregate amount of fees received by the collateral manager prior to the date of such redemption.

We will manage future CDOs for ourselves and possibly for third parties, and we expect to earn management and structuring fees for doing so.

We will buy and hold securities in the secondary marketplace, either for our own account or to hold in anticipation of securitizing them in a CDO transaction. Rating agencies typically require that our CDOs acquire some amount of assets other than TruPS, such as CMBS.

We use our warehouse facilities and other financing arrangements to finance the purchase of securities in anticipation of future CDO transactions. Prior to a new CDO issuance, there will be a period during which securities are identified and acquired for potential inclusion in a CDO, known as the warehouse accumulation period. Under our TruPS warehouse facilities, we direct the acquisition of securities by a bank that will be the lead manager of the CDO, subject to the warehouse provider’s right to decline our desired acquisition of securities. The warehouse providers then purchase these securities and hold them on their balance sheet. We direct the acquisition of securities by the warehouse providers during this period, but do not anticipate that we will earn any fees for providing this service to either the warehouse providers or the issuer of the CDO, which will receive such securities upon the closing of the CDO. We contribute cash and other collateral, which is held in escrow by the warehouse providers to back our commitment to purchase equity in the CDO and to cover our share of losses should securities need to be liquidated. We receive the net positive spread between the interest earned on the securities acquired under the warehouse facilities and the interest charged by the warehouse providers from the respective dates on which the securities are acquired. We also will share losses, if any, with the warehouse providers.

Market Opportunity

We offer REITs and real estate operating companies the ability to raise subordinated debt capital on terms that we believe may be more attractive than alternative sources of capital. We provide an issuer with rapid funding through our warehouse facilities, attractive pricing based upon our ability to finance the securities using CDO technology, and a market for smaller issuances, including issuances of less than $35.0 million.

We believe that REITs and real estate operating companies in general have favorable credit profiles. According to Standard & Poor’s, during the period from 1981 through 2003, of the 65 REITs whose debt securities were rated by Standard & Poor’s, only one issuer defaulted on its outstanding debt securities and only two issuers defaulted on their outstanding series of preferred stock. In addition, based upon our review of publicly available SEC filings, many publicly traded equity REITs maintain policies limiting their ratio of debt to total market capitalization to 50%. The issuers of TruPS and senior debt securities in the Taberna I, Taberna II and Taberna III CDOs were primarily mid-size REITs and real estate operating companies which we define as entities with market capitalizations between $100.0 million and $2.0 billion. As of September 30, 2005, according to NAREIT, there were 196 publicly traded REITs with an equity market capitalization of approximately $331.0 billion. The aggregate equity market capitalization of publicly traded equity REITs has grown more than 34 times from approximately $9.0 billion in 1990 to approximately $306.5 billion as of September 30, 2005, according to NAREIT. The equity market capitalization of publicly traded mortgage and hybrid REITs, according to NAREIT, has grown more than 8 times from approximately $3.0 billion in 1990 to approximately $24.5 billion as of September 30, 2005. Based on market capitalization, our management team believes that mid-size REITs comprise approximately 67% of these publicly traded REITs and an equal or greater percentage of private REITs and other privately owned and operated real estate companies. We believe that our TruPS product is attractive to mid-size REITs and real estate operating companies because the pricing is based on LIBOR, which is a variable rate as opposed to a fixed long-term U.S. Treasury benchmark. The LIBOR-based pricing results in lower funding costs for issuers, based upon current interest rates, and provides issuers with greater flexibility in entering into rate hedging arrangements. TruPS are non-dilutive to an issuer’s common shareholders and the size of a particular TruPS issuance can be set to accommodate an issuer’s need for smaller or larger amounts of capital. Finally, our warehouse providers can provide rapid funding for issuers.

Credit Analysis and Risk Management

The cornerstone of our investment process is our ability to select what we believe are quality investments through a rigorous credit analysis and a disciplined underwriting process. Virtually all of our employees have some role in the credit assessment process and each of our investment committees that oversee our underwriting and credit assessment processes on behalf of Taberna Capital and Taberna Funding is comprised of members with extensive experience in real estate and credit evaluation which we believe will enable us to source investments effectively and make sound credit decisions. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. Under the leadership of our management team, the CDOs structured and managed by Cohen Bros. since 2002 have experienced no defaults and have had only one issuer of an underlying collateral security exercise its right to defer a dividend or interest payment.

Daniel G. Cohen, our chairman and chief executive officer, and Scott Schaeffer are the members of Taberna Capital’s investment committee. Jack E. Salmon, our chief financial officer, and Adam Kauffman are the members of Taberna Funding’s investment committee. Mr. Cohen serves in a similar capacity for Cohen Bros. Mr. Salmon has been involved in the real estate and public accounting industries for over 25 years. Mr. Kauffman is a seasoned investor and manager of real estate properties with over 35 years of relevant experience. Mr. Schaeffer is the president and chief operating officer of RAIT Investment Trust, a publicly traded mortgage REIT. Daniel G. Cohen’s mother is the chief executive officer of RAIT Investment Trust.

Each of the investment committees meets regularly to review allocations of capital to specific investment strategies and to establish and review guidelines for specific investment decisions.

Taberna Funding’s investment process is summarized below:

Step 1: Sourcing and Screening

Potential investments are sourced through a variety of channels, including commercial and investment banks, mortgage brokers, other financial sponsors and other intermediaries. We screen investment opportunities considered for our portfolio and assign preliminary credit scores based on our initial review.

Step 2: Extensive Due Diligence

Our credit assessment team applies various due diligence and quantitative analysis techniques to prospective investments including the following, depending upon asset class:

•	requiring the prospective issuer to complete a comprehensive due diligence questionnaire;

•	reviewing general market conditions and cyclical real estate trends;

•	reviewing valuations of the underlying collateral prepared by the prospective issuer and third parties;

•	reviewing the prospective issuer’s historical performance and the level and stability of its anticipated cash flow; and

•	discussing the prospective issuer’s liquidity position and credit statistics with the issuer’s management.

Financial modeling and stress testing is used to assess the performance of each specific investment under adverse conditions. The analysts are responsible for testing the data under multiple interest rate scenarios, prepayment and, where applicable, underlying collateral default assumptions to help in the relative value assessment of an investment.

Step 3: Credit Write-Up

After assessing an investment’s relative value, the results of our credit analysis are summarized in a credit report and submitted to the investment committee for review.

Step 4: Investment Committee Review

The investment committee further evaluates a potential investment by following guidelines we have developed based upon our management team’s experience. The investment committee meets at least monthly, or more frequently as necessary, so that we can be responsive to attractive and time-sensitive opportunities. The committee meets frequently as we approach the time to structure and complete a CDO. Both members of the investment committee review prospective investments and may provide input into the investment decision. Approvals of investments by the investment committee are by a unanimous vote of the investment committee members entitled to vote.

Step 5: Continued Monitoring

Our credit analysts continually monitor our assets for potential credit impairment. The monitoring process includes a daily review of market conditions and credit risk, a monthly review of collateral statistics and performance, investment committee meetings to discuss credit performance and a watch list. If we identify a particular asset exhibiting deterioration in credit, the investment committee will meet to discuss the creditworthiness of the underlying asset and assess our management’s outlook and valuation estimates.

In making decisions regarding the acquisition of assets for CDO transactions, Taberna Capital’s investment committee utilizes a similar process for reviewing the creditworthiness of the assets at the time a CDO is being formed and thereafter applies a similar monitoring process.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we have organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or Section 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed to be investment securities for purposes of the 40% test.

Specifically, we intend to operate one or more of our majority-owned subsidiaries (e.g., Taberna Realty Holdings Trust) so that it qualifies for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act and will monitor its portfolio periodically and prior to each investment to confirm that it continues to qualify for the exemption. In order to qualify for this exemption, at least 55% of the subsidiary’s portfolio must be comprised of qualifying assets and at least 80% of its portfolio must be comprised of real estate-related assets. We generally expect that investments in CMBS will be considered qualifying assets and real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. The treatment of CDOs, asset-backed securities, bank loans and stressed and distressed debt securities as qualifying assets and real estate-related assets will be based on the characteristics of the underlying collateral and the particular type of loan, including whether we have unilateral foreclosure rights with respect to the underlying real estate collateral.

In addition, we intend to operate other majority-owned subsidiaries (e.g., Taberna II and Taberna III) so that they qualify under the structured finance vehicle exemption set forth in Rule 3a-7 under the Investment Company Act. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.” Certain other subsidiaries (e.g., Taberna Equity Funding, Ltd. and Taberna Funding) are operated in a manner similar to our company’s operations described below so that they do not hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities and the investment securities owned by such subsidiaries do not have a combined value in excess of 40% of their respective total assets (exclusive of government securities and cash items). Furthermore, our subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act.

We organized our company so that it will not be considered an investment company under the Investment Company Act because it will satisfy the 40% test of Section 3(a)(1)(C) in that the value of our investments in majority-owned subsidiaries that qualify for the Section 3(c)(5)(C) exemption or other exemptions from the Investment Company Act (except Section 3(c)(1) or 3(c)(7)) will exceed 60% of the value of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. We must monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) because it does not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company, through its majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for these exemptions will limit our ability to make certain investments. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.”

Competition

We are subject to significant competition in seeking opportunities to provide financing to REITs and other real estate companies and in making other real estate-related investments. We compete with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We are aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to our target customers. We expect that competition, particularly in our TruPS business will continue to increase, and that other companies and funds with investment objectives similar to ours may be organized in the future. Some of these competitors, have, or in the future may have, substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect if Taberna Securities successfully registers with the NASD, to third-party investment banks and brokers that introduce TruPS issuers to us.

Competition may limit the number of suitable investment opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and may reduce the fee income we realize from the origination, structuring and management of CDOs.

Insurance

If we make investments that are secured by real properties or if we make equity investments in real property, we will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our invested capital in, and anticipated profits from, the investment.

Employees

We have 15 employees.

Legal Proceedings

There are no legal proceedings pending against us.

Properties

As part of our Shared Facilities and Services Agreement, we sublease our office space, including our headquarter spaces, from Cohen Bros. See “Certain Relationships and Related Party Transactions—Shared Facilities and Services Agreement.”

INVESTMENT, FINANCING AND CERTAIN OTHER POLICIES

The following is a discussion of certain of our investment, financing and other policies.

Investment Policies

Investment Objective

Our investment objective is to make investments that produce attractive risk-adjusted returns and cash flow for distribution to our shareholders. We pursue our investment objective primarily through our operating activities.

Investment Guidelines

We have no prescribed limitation on any particular investment type. We pursue diverse investments that have the potential to generate favorable risk-adjusted returns, consistent with maintaining our qualification as a REIT for U.S. federal income tax purposes and our intention not to be required to register under the Investment Company Act. Our board of trustees has adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made which would cause us to fail to qualify as a REIT; and

•	no investment shall be made which would cause us to be regulated as an investment company.

The independent trustees will review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent trustees will rely primarily on information provided by our executive officers. Any investment guidelines adopted by our board of trustees may be changed by our board of trustees without the approval of our shareholders.

Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the asset and gross income tests necessary for REIT qualification, we have invested and/or may invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We have invested and will continue to invest in various types of securities of or interests in persons primarily engaged in real estate activities, including REITs and real estate operating companies involved in various real estate sectors such as the office, industrial, retail, apartment, finance and mortgage sectors. Our investments in securities of these persons may include TruPS, preferred equity securities, RMBS, CMBS, fixed income securities issued by REITs or real estate CDOs.

Investments in Real Estate Mortgages

We have invested and will continue to invest in mortgages and other types of real estate interests consistent with maintaining our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under these mortgages and that the collateral securing them may not be sufficient to enable us to recoup our full investment. See “Business—Principal Operating Activities—Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities.”

Investment in Real Estate or Interests in Real Estate

We may make direct or indirect equity investments in real estate. We may also participate with third parties in property ownership through joint ventures or other forms of co ownership. These investments may permit us to own interests in larger assets without unduly restricting diversification and to add flexibility in structuring our portfolio.

Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common shares. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. We seek to use leverage judiciously to enhance overall investment returns while maintaining appropriate levels of leverage relative to our asset base, cost of financing and structure of available financing. Assets such as rated CMBS, which are relatively secure and highly liquid, would generally be financed with higher levels of leverage than we would use to finance less liquid mezzanine loans. We also seek, where possible, to match the terms and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities. We limit our funded recourse liabilities to an amount no greater than our capital base, measured as the sum of the market value of all of our issued and outstanding common and preferred equity.

In utilizing leverage, our objectives are to improve risk-adjusted equity returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Hedging Policies

We use hedging transactions in order to protect the value of our real estate securities portfolio prior to the execution of long-term financing transactions such as the issuance of CDOs. We may also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. We may use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to manage the risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, which is clearly identified as such before the close of the day on which the asset was acquired, any income that we derive from the contract, including any gain from the disposition of such a contract, would be excluded income for purposes of calculating the REIT 95% gross income test, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.”

Conflicts of Interest Policies

Any investments and borrowings (including co investments) with Cohen Bros. and its affiliates must be approved by a majority of our independent trustees. In addition, our board of trustees is subject to policies, in accordance with provisions of Maryland law, which are designed to eliminate or minimize conflicts, including the requirement that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. For further information regarding these conflicts, see “Risk Factors—Conflicts of Interests.”

Interested Trustee, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested trustees, we will not:

•	acquire from or sell to any of our trustees, officers or employees, or any entity in which one of our trustees, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	engage in any other transaction with any of the foregoing persons, including, without limitation, participating in any investment opportunity in which Cohen Bros. or one of its affiliates will also participate.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

However, our board of trustees has exempted any business combinations between us and any person from the five-year prohibition and the super-majority vote requirements imposed by Maryland law. In addition, our bylaws do not prohibit any of our trustees, officers, employees or agents, in his personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a trustee or between the company and any other company or other entity in which a trustee serves as a trustee or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof if (1) the material facts relating to the common trusteeship or interest and as to the transaction are disclosed to the board of trustees or a committee of the board, and the board or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, (2) the material facts relating to the common trusteeship or interest of the transaction are disclosed to the shareholders entitled to vote thereon, and the transaction is approved in good faith by vote of the shareholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common shares, debt securities, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred shares from time to time, in one or more series, as authorized by the board of trustees without the need for shareholder approval. See “Description of Shares.” We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers other than through Taberna Securities, in the event it is successfully registered as a broker-dealer with the NASD. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. We engage in the purchase and sale of investments. At all times, we intend to make investments which will enable us to qualify as a REIT, unless our board of trustees determines that it is no longer in our best interest to qualify as a REIT because of circumstances or changes in the Internal Revenue Code or the regulations of the U.S. Department of the Treasury. Except as described in this prospectus, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of trustees may change any of these policies without prior notice to you or a vote of our shareholders.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees consists of seven trustees. Our board has determined that these seven trustees, other than Messrs. Cohen and McEntee, are considered independent in accordance with the requirements of the NYSE. Our trustees will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders, or until their successors are elected and qualified.

Our trustees and executive officers, their ages and positions as of November 1, 2005, are as follows:

Name	Age	Title
Daniel G. Cohen	36	Chairman; Chief Executive Officer; Trustee
James J. McEntee, III	47	Vice Chairman; Trustee
Mitchell Kahn	33	Executive Vice President; President of Taberna Capital Management, LLC
Jack E. Salmon	51	Executive Vice President; Chief Financial Officer; Treasurer
Raphael Licht	37	Chief Legal Officer; Secretary
James J. Sebra	29	Vice President and Chief Accounting Officer
Frank A. Farnesi	58	Trustee
Karen Finkel	47	Trustee
John F. Quigley, III	43	Trustee
Thomas J. Reilly, Jr.	66	Trustee
Murray Stempel, III	50	Trustee

Biographical Information

Executive and Senior Officers

Daniel G. Cohen. Mr. Cohen has been our chairman and chief executive officer since March 2005 and serves as a member of our Taberna Capital investment committee. Since 2001, he has also served as chairman, chief executive officer and president of Cohen Bros. Mr. Cohen has been chairman of the board of directors of The Bancorp, Inc., a publicly traded bank holding company, since 2000, served as chief executive officer for The Bancorp, Inc. from 1999 to 2000 and has served as a member of the board of directors of TRM Corporation, a consumer services company, since 2000 and as its chairman since 2003. Mr. Cohen serves as managing member of Financial Securities Fund, an investment partnership that invests in TruPS and other securities issued by financial services companies. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., a publicly traded asset management company with interests in energy, real estate and financial services. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999.

James J. McEntee, III. Mr. McEntee has been our vice chairman since March 2005. Mr. McEntee serves as the chief operating officer of Cohen Bros., a position that he has held since 2003. He also serves as a director of The Bancorp Bank, a bank holding company. Prior to joining Cohen Bros., Mr. McEntee was the co founder and co managing partner of Harron Capital, LP, a $100.0 million private equity fund, from 1999 to 2002. Mr. McEntee held various positions as a lawyer in private practice with the law firm of Lamb, Windle & McErlane, P.C. from 1990 to 2003, including as a partner and chairman of the firm’s Business Department. Mr. McEntee has been a director of Pegasus Communications Corporation since October 8, 1996.

Mitchell Kahn. Mr. Kahn has been our executive vice president and the president of Taberna Capital since March 2005. Prior to joining our company, Mr. Kahn was a managing director at Cohen Bros. from 2004 to 2005. Prior to joining Cohen Bros., Mr. Kahn was a senior associate at Cadwalader, Wickersham & Taft LLP from 1998 to 2004 where he specialized in real estate finance, acquisitions and dispositions and representation of REITs and real estate operating companies.

Jack E. Salmon. Mr. Salmon has been our executive vice president, chief financial officer and treasurer since March 2005. Mr. Salmon was employed by Cohen Bros. from January 2005 until we commenced operations in April 2005. Mr. Salmon also serves as a member of our Taberna Funding investment committee. From 2003 until joining Cohen Bros., he was a vice president and chief accounting officer of The Rubenstein Company, L.P., a diversified privately owned real estate company that owned a portfolio of office buildings with assets of approximately $1.0 billion. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP. Mr. Salmon was a partner with Arthur Andersen LLP from 1989 to 2002. As a partner with Arthur Andersen LLP, Mr. Salmon had lead partner responsibility for REIT initial public offerings, due diligence engagements and SEC matters. He also advised multiple REITs on acquisitions, mergers and portfolio transactions involving over $2.0 billion of debt and equity offerings. Mr. Salmon is a real estate expert and has lectured on various real estate matters on behalf of industry-sponsored programs.

Raphael Licht. Mr. Licht has been our chief legal officer and secretary since March 2005. Mr. Licht has served since 2001, and continues to serve, as the chief legal officer of Cohen Bros. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with the law firm of Morgan Lewis & Bockius LLP specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood Law Firm specializing in real estate and securities law.

James J. Sebra. Mr. Sebra has been our vice president and chief accounting officer since June 2005. Prior to joining us, Mr. Sebra was the Controller of Brandywine Realty Trust, a multi-billion dollar office and industrial property REIT, from 2004 through 2005. From 1998 through 2004, Mr. Sebra worked in public accounting at various levels with Arthur Andersen LLP and KPMG LLP, most recently as manager, serving a variety of publicly traded and privately held real estate companies and professional service firms. During his career, Mr. Sebra helped his clients and companies raise in excess of $3.0 billion in debt and equity capital.

Trustees

Frank A. Farnesi. Mr. Farnesi has been a member of our board of trustees since April 2005. Mr. Farnesi is a retired partner of the international accounting firm of KPMG LLP. Mr. Farnesi worked at KPMG from 1969 to 2001, and was partner at KPMG from 1980 to 2001. Before retiring from KPMG, he was the Pennsylvania Business Unit Partner in Charge of Tax. He also served as National Partner in Charge of Tax Compliance and worked with a wide variety of clients in the banking, real estate, technology and private equity fields. He currently serves on the Board of Education of the Archdiocese of Philadelphia and the Board of Trustees of Immaculata University. He also serves on the Board of Managers of Beneficial Savings Bank, where he chairs the audit committee.

Karen Finkel. Ms. Finkel has been a member of our board of trustees since April 2005. From 2000 to 2001, Ms. Finkel served as head of the private banking advisory function for Europe and the Middle East at JPMorgan Chase & Co. Ms. Finkel worked at Paine Webber, Inc. from 1984 to 1999, where she was a portfolio manager for several equity mutual funds consisting of financial services companies, including REITs. Ms. Finkel is currently a private investor based in New York.

John F. Quigley, III. Mr. Quigley has been a member of our board of trustees since April 2005. Since 2004, he has been the chief financial officer and chief administrative officer of Storecast Merchandising Corp., an in-store merchandising services company. From 2003 to 2004, Mr. Quigley was a financial consultant with LeBus Bakery, Inc. and Patriarch Management Company, a commercial real estate company in suburban Philadelphia. From 1999 to 2003, Mr. Quigley was the co founder and co managing partner of Harron Capital, LP. From 1998 to 2003, Mr. Quigley was co founder, principal and chief financial officer of Metrocast

Cablevision of New Hampshire, LLC, a cable television company. During 1991 to 1999, Mr. Quigley served in various capacities including chief financial officer, vice president of finance/administration and treasurer of Harron Communications Corp., a privately held cable television, broadcast television and direct broadcast satellite company.

Thomas J. Reilly, Jr. Mr. Reilly has been a member of our board of trustees since April 2005. From 1965 to 1996, Mr. Reilly worked in public accounting at Arthur Andersen LLP, providing audit and consulting services to multinational companies in the manufacturing, professional services, construction and distribution industries. Mr. Reilly was a partner at Arthur Andersen from 1976 to 1996 and was head of the Philadelphia office audit division from 1979 to 1986. Mr. Reilly currently serves as director and audit committee chair of Astea International, Inc., director and audit committee chair for inTEST Corporation, chairman and audit committee chair of World Affairs Council of Philadelphia, and president and director of Center City Residents Association. He is also director of three privately held corporations.

Murray Stempel, III. Mr. Stempel has been a member of our board of trustees since April 2005. From 2000 to 2004, he was a senior vice president at Royal Bank America, a wholly-owned subsidiary of the bank holding company, Royal Bancshares of Pennsylvania, Inc. He is currently an executive vice president and senior lender at Royal Bank America, responsible for the day-to-day management of the bank. Mr. Stempel is a director of Royal Bancshares of Pennsylvania, Inc.

Investment Committees

The role of each of the investment committees is to oversee investment policies and procedures and investment guidelines, to review and approve our investment portfolio holdings and to assess and monitor compliance with our investment policies and guidelines. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. Each of the investment committees meets regularly. Taberna Capital’s investment committee consists of Daniel G. Cohen and Scott Schaeffer. Taberna Funding’s investment committee consists of Jack E. Salmon and Adam Kauffman. Biographical information for Messrs. Kauffman and Schaeffer is set forth below.

Adam Kauffman. Mr. Kauffman has been a member of Taberna Funding’s investment committee since its inception. Since 1991, Mr. Kauffman has been the president of Brandywine Construction & Management, Inc., or BCMI, a full service real estate services company that he founded. Prior to forming BCMI, Mr. Kauffman, together with Edward Cohen (the father of Daniel G. Cohen) founded and managed Dover Historic Properties, Inc., a Philadelphia-based public real estate syndication and development company.

Scott Schaeffer. Mr. Schaeffer has been a member of Taberna Capital’s investment committee since its inception. Since 2000, he has been the President and Chief Operating Officer of RAIT Investment Trust, a mortgage REIT. Daniel G. Cohen’s mother is the chief executive officer of RAIT Investment Trust. Mr. Schaeffer served as the Vice Chairman of Resource America Inc. from 1998 to 2000 and prior to that held the positions of Senior Vice President and Executive Vice President of Resource America Inc. from 1995 to 1998. Daniel G. Cohen’s brother is the president and chief executive officer of Resource America, Inc. and his father is the chairman.

As compensation for their services on the investment committees, Messrs. Kauffman and Schaeffer will each receive a fee of $25,000 and 5,000 restricted common shares annually.

Promoters

Messrs. Cohen, McEntee, Kahn, Salmon and Licht, each of whom currently serves in the positions described under “—Trustees and Executive Officers,” acted as promoters of our company, which means they took initiative in founding and organizing our business.

Board Committees

Our board of trustees has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each of these committees has three trustees and is composed exclusively of independent trustees, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee trustees and will, at such times as our company is subject to Section 162(m) of the Internal Revenue Code, qualify as outside trustees for the purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The Audit Committee consists of Thomas J. Reilly, Jr., Frank A. Farnesi and John F. Quigley, III, each of whom is an independent trustee. Thomas J. Reilly, Jr. chairs our Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC and NYSE. The Audit Committee’s primary responsibilities are engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The Compensation Committee consists of John F. Quigley, III, Frank A. Farnesi and Murray Stempel, III, each of whom is an independent trustee. John F. Quigley, III chairs our Compensation Committee. The Compensation Committee recommends compensation of our executive officers and administers our 2005 equity incentive plan.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Karen Finkel, Thomas J. Reilly, Jr. and Murray Stempel, III, each of whom is an independent trustee. Karen Finkel chairs our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. The committee also will periodically prepare and submit to the board of trustees for adoption the committee’s selection criteria for trustee nominees. The committee reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and will annually recommend to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustees’ performance as a whole and of the individual trustees and reports the assessment to the board.

Trustee Compensation

No member of our board of trustees who is also our employee or an employee of our affiliates, whom we refer to as an excluded trustee, will receive additional compensation for serving on our board of trustees, except for James J. McEntee, III, our vice chairman, who will receive an annual $150,000 retainer fee. Each non-excluded trustee will receive an annual retainer of $20,000 ($25,000 in the case of the audit committee chairman), a fee of $1,250 for each full board meeting attended in person or telephonically and a fee of $750 for each committee meeting attended in person or telephonically that occurs on a date different from a full board meeting date. We will also reimburse all of our trustees for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our non-excluded trustees are eligible to receive restricted common shares, options and other share-based awards under our 2005 equity incentive plan. Our initial non-excluded trustees each received awards of 10,186 restricted common shares since joining our board. Mr. McEntee received awards of 56,332 restricted common shares since the closing date of our initial private placement. Such awards will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant, assuming a trustee is continuing in his service as a trustee of our company at such date. Subsequent awards equivalent to the initial awards are expected to be granted to our non-excluded trustees on an annual basis upon their election as trustees, subject to formal grant by the compensation committee of our board of trustees.

Executive Compensation

The following table sets forth the compensation that is to be paid to our chief executive officer and our four other most highly compensated officers for our fiscal year ending December 31, 2005:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Share Award(s)	Number of Securities Underlying Options/SARs	All Other Compensation
Daniel G. Cohen, Chairman and Chief Executive Officer and Chairman of the Board of Managers of Taberna Capital Management, LLC	2005	$400,000	—	—	$5,786,504	—	—
Mitchell Kahn, Executive Vice President and President and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	—	—	1,652,908	—	—
Jack E. Salmon, Executive Vice President, Chief Financial Officer and Treasurer and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	—	—	996,716	—	—
Raphael Licht, Chief Legal Officer and Secretary	2005	150,000	—	—	307,114	—	—
James J. Sebra, Vice President and Chief Accounting Officer	2005	150,000	—	—	252,000	—	—

(1)	All annual bonuses are at the discretion of the compensation committee of our board of trustees.

Employment Agreements

We entered into employment agreements with Messrs. Cohen, Kahn, Salmon and Licht in connection with the consummation of our initial private placement. These executive officers are eligible to participate in the 2005 equity incentive plan, as described under “—2005 Equity Incentive Plan.”

These employment agreements are each for a three-year term and provide the following initial annual base salaries: Daniel G. Cohen, $400,000; Mitchell Kahn, $250,000; Jack E. Salmon, $250,000 and Raphael Licht, $150,000. The employment agreements provide that each officer may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. Any increase in salary will also be subject to the discretion of the compensation committee; provided, however, that on January 1, 2006 and January 1, 2007, the salaries for each of Messrs. Cohen, Kahn and Licht shall be increased by no less than 10%. These agreements provide that the executive officers agree to devote substantially all of their business time to our operations, except for Messrs. Cohen and Licht, each of whom has agreed to devote such time as is reasonably necessary to perform his duties. At the end of the three-year term for the executive officers, the employment agreements automatically extend for additional one-year periods unless either party terminates the agreement not later than 90 days prior to its expiration.

The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time.

If an executive’s employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate an executive’s employment without “cause” (as defined in the applicable employment agreement) or if an executive terminates his employment for good reason, we will be obligated to pay (i) for Messrs. Kahn and Salmon, a lump sum payment of severance equal to 1.5 times the annual salary and any bonus payable under the agreement, and for Messrs. Cohen and Licht, a lump sum payment equal to 3.0 times the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination or, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12, (ii) the incentive bonus prorated for the year in which the termination occurred, and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

Upon a “change of control” (as defined in the applicable employment agreement), the named executive officers will become fully vested in their options and restricted shares. In addition, if an executive’s employment terminates within six months after a change of control, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18 month period, or 12 months in the case of Mr. Kahn, after termination of an executive’s employment, the executives under these employment agreements, other than Mr. Cohen, have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than this 18 or 12 month period, as applicable, if the executive’s employment is terminated by us without cause or by the executive for good reason. Mr. Cohen’s employment agreement provides that if Mr. Cohen terminates his employment with us without good reason, he will not engage in the business of originating TruPS for REITs and real estate operating companies for a period of 12 months after termination of his employment.

401(k) Plan

We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We will match each eligible employee’s annual contributions of up to 4% of the employee’s annual salary. Our matching contributions will vest immediately. All of our full time employees are eligible to participate in the 401(k) plan, subject to eligibility requirements defined within the plan.

2005 Equity Incentive Plan

Our board of trustees adopted a 2005 equity incentive plan immediately before the closing of our initial private placement. The purpose of our 2005 equity incentive plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide incentives to our employees, our non-employee trustees, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. Key employees, non-employee trustees, employee trustees, officers, advisors, consultants or other personnel of ours and subsidiaries are eligible for awards under the 2005 equity incentive plan. The 2005 equity incentive plan is administered by the compensation committee of our board of trustees.

Available Shares. Unless terminated earlier, our 2005 equity incentive plan will terminate in 2015 but will continue to govern unexpired awards. A maximum of                      awards, representing approximately 7.5% of the shares that were outstanding following the completion of our initial public offering (excluding plan awards), may be issued during the plan’s life. However, awards granted during the 12 months following completion of our initial public offering, together with awards outstanding on the date of completion of our initial public offering, may not exceed 5.0% of the shares that were outstanding following the completion of our initial public offering (excluding plan awards). The amount of awards available under the plan shall be increased by 50,000 shares on an annual basis to provide for annual awards of restricted shares to our non-excluded trustees. Unless previously terminated by our board of trustees, no new award may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of trustees. No award may be granted under our 2005 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 8.1% of our outstanding common shares, except for Daniel G. Cohen.

Stock Options. Our 2005 equity incentive plan permits the granting of options to purchase up to 1,128,056 common shares intended to qualify as “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code. We may also issue other stock options that are not intended to qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant or, in the case of an incentive stock option granted to a 10% shareholder, 110% of the fair market value of our common shares on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan). The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.

Restricted Shares. Our 2005 equity incentive plan also permits the grant of common shares in the form of restricted shares. A restricted share award is an award of common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Unless otherwise provided, distributions will be paid on restricted shares from and after the date of grant, regardless of whether the shares are vested. Unrestricted common shares, which are common shares awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our 2005 equity incentive plan.

As of August 31, 2005, we had awarded to our officers, trustees and employees and non-employee members of each of our investment committees an aggregate of 1,086,232 restricted shares, representing             % of the shares that are outstanding as of the date of this prospectus (excluding plan awards). Such awards will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant, assuming in the case of a trustee that the trustee is continuing in his service as a trustee at such date. Restricted share awards are subject to earlier vesting upon a change of control of our company.

Other Compensation. The compensation committee may also grant common shares, share appreciation rights, dividend equivalent rights, performance awards, phantom shares and other share and non-share-based awards under the 2005 equity incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

Administration of the Plan. Our 2005 equity incentive plan provides that the compensation committee has the discretion to provide that all or any outstanding options and share appreciation rights will become fully exercisable, all or any outstanding share awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2005 equity incentive plan if there is a change of control of us.

From and after the closing of our initial public offering, the 2005 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the plan will be administered by the board of trustees. Our compensation committee may, among other things, establish performance goals that must be met in order for awards under the 2005 equity incentive plan to be granted or to vest and provide for predetermined awards to those participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable performance goals are satisfied. Any and all references to our compensation committee include a reference to the board of trustees for those periods in which the board is acting in lieu of a separate compensation committee.

Amendment and Termination. Our board of trustees may at any time amend, alter or discontinue the 2005 equity incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of trustees will obtain approval of the shareholders for any amendment that would:

•	other than through adjustment as provided in the 2005 equity incentive plan, increase the total number of common shares reserved for issuance under the 2005 equity incentive plan;

•	change the class of eligible participants under the 2005 equity incentive plan; or

•	otherwise require such approval.

Adjustments in General; Certain Change of Control Provisions. In the event of certain corporate reorganizations or other events, our compensation committee generally may make certain adjustments in its discretion to the manner in which the 2005 equity incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change of control (as defined in the plan), our compensation committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change of control, if our compensation committee determines that the adjustments do not have an adverse economic impact on the participants, and certain other special provisions may apply.

Equity Compensation Plan Information. The following table provides information as of August 31, 2005 with respect to compensation plans under which our equity securities are authorized for issuance:

	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	B. Weighted-Average Exercise Price of Outstanding Options, Warrants or Rights	C. Number of Securities Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Included in Column A
Equity compensation plans approved by security holders	—	—	41,824
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	41,824

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common shares as of November 17, 2005, with respect to:

•	each of our trustees;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than five percent of our outstanding common shares; and

•	all trustees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting power and investment power with respect to such shares.

	Common Shares Beneficially Owned(1) (2)
Name and Address(3)	Number	Percentage(4)
Trustees and Executive Officers:
Daniel G. Cohen(5)	2,963,205	6.8%
James J. McEntee, III(6)	163,790	*
Mitchell Kahn(7)	272,594	*
Jack E. Salmon(8)	185,285	*
Raphael Licht(9)	55,507	*
James J. Sebra(10)	25,500	*
Frank A. Farnesi(11)	10,186	*
Karen Finkel(11) (12)	15,186	*
John F. Quigley, III(11)	10,186	*
Thomas J. Reilly, Jr.(11) (13)	11,186	*
Murray Stempel, III(11) (14)	20,186	*
All trustees and executive officers as a group	3,732,811	8.6%

5% Beneficial Owners:
Eton Park Capital Management, L.P.(15)	5,700,000	13.1%
Omega Advisors Inc.(16)	3,350,000	7.7%
CDP Global Asset Management(17)	2,750,000	6.3%
Mercury Real Estate Advisors LLC(18)	2,725,500	6.2%
Trafelet & Company(19)	2,250,000	5.2%
EBS Asset Management(20)	2,171,570	5.0%

(1)	Assumes 43,648,272 of our common shares outstanding on a fully diluted basis.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The address for each of our trustees and named executive officers is 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103.
(4)	Beneficial ownership of 1% or less of all of the outstanding common shares is indicated with an asterisk.
(5)

Includes 942,073 common shares received in connection with the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and

Taberna Securities), 700,000 common shares purchased in our prior private placements and 573,854 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. Includes 11,600 common shares issued in the formation transactions that are being held by Cohen Bros. pending distribution to certain individuals.

(6)	Includes 95,958 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 11,500 common shares purchased in our prior private placements and 56,332 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(7)	Includes 104,303 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 5,000 common shares purchased for cash in our prior private placements and 163,291 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(8)	Includes 76,488 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 10,000 common shares purchased for cash in our prior private placements and 98,797 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(9)	Includes 21,000 common shares issued in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 4,396 common shares purchased in our prior private placements (including 896 common shares attributed to this individual by an affiliate) and 30,111 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three year vesting period of the grant.
(10)	Includes 500 common shares purchased for cash in our prior private placements and 25,000 restricted common shares that will vest as to one-twelfth of the total amount granted as of each quarter for the three-year vesting period of the grant.
(11)	Includes 10,186 restricted shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(12)	Includes 5,000 common shares purchased in our prior private placements.
(13)	Includes 1,000 common shares purchased in our prior private placements.
(14)	Includes 10,000 common shares purchased by a trust for the benefit of this individual’s spouse.
(15)	On behalf of various funds. The address of this beneficial owner is 825 Third Avenue, New York, New York 10022.
(16)	On behalf of various funds and managed accounts. The address of this beneficial owner is 88 Pine Street, New York, New York 10005.
(17)	The address of this beneficial owner is 1000 Place Jean-Paul-Riopelle, Montreal (Quebec), Canada.
(18)	The address of this beneficial owner is 100 Field Point Road, Greenwich, Connecticut, 06830.
(19)	The address of this beneficial owner is 900 Third Avenue, 5th Floor, New York, New York 10022.
(20)	The address of this beneficial owner is 7777 Washington Village Drive, Dayton, Ohio 45459.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

Each of our chairman of the board and chief executive officer, our vice chairman and our chief legal officer also serves in a similar capacity at Cohen Bros. Our other executive officers, other than our chief accounting officer, served as officers of Cohen Bros. until the consummation of our initial private placement in April 2005, at which time they ceased to serve in such capacity. At the time of the approval of the formation transactions, Cohen Bros. was our sole shareholder. As a result of these relationships, certain matters relating to our organization were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these matters with an unaffiliated third party.

Non-Competition Agreement

At the time of our initial private placement, we entered into a non-competition agreement with Cohen Bros. pursuant to which Cohen Bros. agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies. Cohen Bros. also agreed not to act as collateral manager for such CDOs or securitizations of such securities. Unless otherwise terminated, the non-competition agreement is for a period of three years following the initial closing date of our initial private placement. In addition, Cohen Bros. agreed not to solicit our executive officers to do anything that would violate Cohen Bros.’ non-competition covenant or to terminate their employment with us or become employed by Cohen Bros., if not already so employed, during the term of the agreement. The non-competition agreement does not prevent Cohen Bros. from:

•	owning less than 5% of any class of voting securities of any company engaged in any of the competitive businesses, unless it has a controlling equity interest in such a company; or

•	acquiring a business which, as a component of its business, is engaged in any of the competitive businesses, provided that Cohen Bros. disposes of such competitive business within one year of its acquisition and first offers to us the right to acquire such competitive business before offering to sell such competitive business to a third party.

The non-competition agreement may be terminated (1) upon mutual agreement of Cohen Bros. and Taberna Capital, (2) by either party upon a change of control of Taberna Capital or our company including (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of our assets; (b) the approval by our equity owners of any plan or proposal for our liquidation or dissolution; (c) a change of control where any person becomes the owner, directly or indirectly, beneficially or of record, of equity shares representing more than 50% of our aggregate ordinary voting power; and (d) the replacement of a majority of our board of trustees over a two-year period from the trustees who constituted the board of trustees at the beginning of such period, that is not approved by a majority of the board of trustees, or (3) the date that Daniel G. Cohen’s employment as our chief executive officer is terminated by us without cause.

Purchase of Shares

Daniel G. Cohen, our chairman and chief executive officer, purchased for cash 700,000 of our common shares for an aggregate of $7.4 million based upon the initial offering prices of our common shares in our prior private placements. Our other executive officers, our trustees and other affiliated parties purchased for cash an aggregate of 148,396 of our common shares, at the respective offering prices less the placement fee, in our prior private placements.

Agreements and Plans of Merger

We acquired from Cohen Bros. or an affiliate of Cohen Bros. 100% of the ownership interests in each of Taberna Capital and Taberna Securities. We consummated the acquisitions through mergers. Each of Taberna Capital and Taberna Securities separately merged with wholly owned subsidiaries of ours. Each of Taberna

Capital and Taberna Securities survived the respective mergers as our wholly-owned subsidiaries, and we, together with Taberna Capital and Taberna Securities, respectively, elected to treat Taberna Capital and Taberna Securities as TRSs. In the mergers, Cohen Bros. received an aggregate of 2.0 million of our common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of our common shares in our initial private placement, in exchange for its interests in Taberna Capital and Taberna Securities. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under our initial TruPS warehouse facility, the collateral management agreement for Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna I, Taberna II and Taberna III under the terms of three separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million and $3.0 million, respectively for its services in these capacities for so long as the relevant collateral management agreement remains in effect. See “Business—Principal Operating Activities—Structuring, Managing and Investing in CDOs and Other Asset Securitizations.”

No single factor was given greater weight than any other in valuing Taberna Capital and Taberna Securities. We did not obtain independent appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital and Taberna Securities. As a result, the consideration we gave in exchange for the acquisition of Taberna Capital and Taberna Securities may have exceeded their respective fair market values. However, our management believes that the consideration we paid for Taberna Capital and Taberna Securities is equal to their fair market value. The value of the consideration we delivered in exchange for Taberna Capital and Taberna Securities was ultimately based on the initial offering price of our common shares in our initial private placement.

Shared Facilities and Services Agreement

We entered into the Shared Facilities and Services Agreement with Cohen Bros. pursuant to which Cohen Bros. agreed to provide us, directly or through its subsidiaries, with the following facilities and services:

•	fully furnished office space for our employees at Cohen Bros.’ corporate offices;

•	use of common facilities and office equipment, supplies and storage space at Cohen Bros.’ corporate offices;

•	assistance with structuring and managing our investments in RMBS and CMBS;

•	accounting support and cash management services;

•	other administrative services; and

•	other transitional services necessary in the short term following the consummation of our initial private placement.

The initial term of the Shared Facilities and Services Agreement is one year. We have an option to renew the agreement for additional one-year periods with the approval of the majority of our independent trustees. After the initial one-year term, we may elect to discontinue receiving any of the above facilities or services upon specified terms of notice. The Shared Facilities and Services Agreement provides that, in respect of services relating to structuring and managing our investments in RMBS and CMBS, we will pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of other services, we pay Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The Shared Facilities and Services Agreement also contains provisions relating to termination, adjustment of fees and other customary matters. Cohen Bros. may only terminate the Shared Facilities and Services Agreement upon the expiration of the term of the agreement or if we fail to materially perform our obligations under the agreement. Through August 31, 2005, we have incurred $234,000 of expenses under the Shared Facilities and Services Agreement.

Broker-Dealer Services Agreement

At the time of our initial private placement, we entered into an agreement relating to broker-dealer services. Until Taberna Securities is registered as a broker-dealer with the NASD, any activities related to our investment activities that may be performed only by a registered broker-dealer will be performed at our request under this agreement by a broker-dealer affiliate of Cohen Bros. The Cohen Bros. affiliate is entitled to retain any origination fees paid by third parties in respect of investments we make; provided, however, that the Cohen Bros. affiliate will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, the Cohen Bros. affiliate may engage third-party investment banks to originate collateral and these banks will also receive a portion of the origination fees. This agreement may be terminated by us upon specified terms of notice. The Cohen Bros. affiliate may not originate any investment on our behalf except pursuant to the request and approval of a majority of our independent trustees. Through August 31, 2005, the Cohen Bros. affiliate has retained $16.7 million of origination fees pursuant to this agreement. In addition, the Cohen Bros. affiliate has received $0.7 million in connection with the placement of debt and equity securities issued by Taberna I and Taberna II.

Transactions with Trustees and Officers

Grant of Restricted Shares to Trustees and Officers

Of the                  shares available under our 2005 equity incentive plan, we have granted an aggregate of 1,086,232 restricted common shares to our trustees, officers and employees, including certain members of each of our investment committees. See “Management—2005 Equity Incentive Plan.”

Employment Agreements

We entered into three-year employment agreements with each of Daniel G. Cohen, Mitchell Kahn, Raphael Licht and Jack E. Salmon. See “Management—Employment Agreements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees, executive officers and members of each of our investment committees which require us to indemnify such persons to the maximum extent permitted by Maryland law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

The Bancorp, Inc.

We maintain cash balances in The Bancorp, Inc. Daniel G. Cohen, our chairman and chief executive officer is also the chairman of the Board of Directors of The Bancorp, Inc. As of August 31, 2005, we had $36.4 million of our cash and cash equivalents in accounts with The Bancorp, Inc. Most of our cash and cash equivalents are held in savings accounts bearing interest at 2.4%, and an immaterial amount is held in a non-interest bearing checking account.

SELLING SHAREHOLDERS

The following table sets forth information, as of                             , 2005, with respect to the selling shareholders and common shares beneficially owned by the selling shareholders that they propose to offer pursuant to this prospectus. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that the shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

The common shares offered by the selling shareholders pursuant to this prospectus were originally issued and sold by us in our April 2005 and August 2005 private placements. The term selling shareholders includes the holders of our common shares listed below and the beneficial owners of these common shares and their transferees, pledgees, donees or other successors.

Any selling shareholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder obtained the shares as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, direct or indirect, with any person to distribute the shares. As a result, any profits on the sale of the common shares by selling shareholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” could be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Selling Shareholders	Common Shares Beneficially Owned Before Resale	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)(2)

(1)	Assumes that each selling shareholder sells all of the common shares it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or rights to purchase other shares, after the date as of which we obtained information regarding its holdings.
(2)	Beneficial ownership of 1% or less of all of the outstanding common shares is indicated with an asterisk.

Except as indicated above, no selling shareholder has, or has had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

DESCRIPTION OF SHARES

The following summary description of our capital shares does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust and our bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 130,000,000 shares of beneficial interest. Of the total shares authorized, 100,000,000 shares are classified as common shares with a par value of $0.01 per share and 30,000,000 shares are classified as preferred shares with a par value of $0.01 per share. As of August 31, 2005, we had 43,648,272 common shares and no preferred shares outstanding. Under Maryland law, shareholders generally are not liable for our debts or obligations.

Common Shares

All of our common shares when they are issued will be duly authorized and, upon our receipt of the full consideration therefor, will be fully paid and non-assessable. Holders of our common shares have no sinking fund, conversion or redemption rights and have no preemptive rights to subscribe for any of our securities.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast by the shareholders on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that any such action shall be effective and valid if taken or authorized by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that our dissolution must be approved by our shareholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of our common shares are not entitled to cumulate their votes in the election of trustees, which means that holders of a majority of the outstanding common shares can elect all of our trustees, and holders of less than a majority of such shares will be unable to elect any trustee.

Subject to the rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restrictions on transfer of shares, holders of our common shares are entitled to receive distributions on their shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued shares of any class or series of preferred shares previously authorized by our board of trustees. Prior to the issuance of shares of each class or series of preferred shares, our board of trustees is required by the Maryland REIT Law and our declaration of trust to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of preferred shares with priority over the common shares with respect to distributions and rights upon liquidation and with other terms and conditions that may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. As of the date of this prospectus, no preferred shares are outstanding, and we have no current plans to issue any preferred shares.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our common shares may be listed or traded. The listing requirements of the NYSE require shareholder approval of certain issuances of 20% or more of the then outstanding voting power of the outstanding number of common shares. Although we have no current intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Transfer Restrictions

In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which our election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which our election to be a REIT has been made). Our declaration of trust, subject to certain exceptions, contains restrictions on the number of shares that a person may own. Our declaration of trust contains a share ownership limit which prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares in excess of 8.1% of the total number or value of our outstanding common shares, whichever is more restrictive (the common share ownership limit), or 8.1% of the total number or value of our outstanding shares of beneficial interest, whichever is more restrictive (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limit.” Our declaration of trust further prohibits (1) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the shares are owned during the last half of a taxable year) or otherwise failing to qualify as a REIT, and (2) any person from transferring shares if such transfer would result in our shares being owned by fewer than 100 persons (determined under Section 856(a)(5) of the Internal Revenue Code). Unless exempted by our board of trustees, no person may own more than the ownership limit. Our board of trustees has approved an exception to our ownership limit for Daniel G. Cohen and his affiliates, Eton Park Capital Management, L.P. and Omega Advisors Inc., who will not be permitted to own more than 17.5%, 13.9% and 8.2%, respectively, in value or in number of shares, whichever is more restrictive, of our common shares. However, our board of trustees may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of the ownership limit that would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our board of trustees that the exemption will not result in us failing to qualify as a REIT. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to a trust as described below. In connection with a request for an exemption, our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees in its sole discretion, to determine or ensure our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares in a manner that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning our shares in excess or in violation of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares held in the trust shall be issued and outstanding shares. The prohibited owner shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends or other distributions or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid prior to the discovery by us that shares have been transferred to the trustee shall be paid by the recipient of such distribution to the trustee upon demand, and any dividend or distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action with respect to any such vote, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person whose ownership of the shares will not violate any of the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that our shares have been transferred to the trust, such shares are sold by a prohibited owner, then (1) such shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, our shares held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates evidencing our common shares and preferred shares, if issued, will bear a legend referring to the restrictions described above.

Every record holder of 5% or more (or such lower percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our shares, including our common shares on any distribution record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our shares which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the share ownership limitations. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our shares prior to the date a registration statement for such shares becomes effective. A record holder who fails to supply the required information will be required to file a supplemental statement with the IRS along with such holder’s U.S. federal income tax returns.

These ownership limitations could delay, defer or prevent a change of control or other transaction of us that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

Registration Rights

We entered into a registration rights agreement in connection with our initial private placement with Friedman, Billings, Ramsey & Co., the initial purchaser/placement agent, members of our management and certain other parties. This registration rights agreement was subsequently amended and restated in connection with our second private placement to add purchasers of our common shares in our second private placement as additional beneficiaries to this agreement. We refer to this amended and restated registration rights agreement as the Registration Rights Agreement.

The registration rights provided to purchasers of shares in our prior private placements generally require us, among other things, to:

•	file with the SEC, no later than November 24, 2005 (210 days after the initial closing date of our initial private placement), a shelf registration statement registering for resale the common shares included in our private placements, and the common shares issued in the formation transactions, including shares received by members of our management;

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after its filing (although we have the right to defer causing the shelf registration statement to be declared effective until 60 days after the effective date of the registration statement relating to our initial public offering); and

•	keep the shelf registration statement continuously effective under the Securities Act until the first to occur of:

•	the sale of all of the common shares covered by the shelf registration statement pursuant to a registration statement;

•	the sale, transfer or other disposition of all of the common shares covered by the shelf registration statement pursuant to Rule 144 under the Securities Act;

•	such time as all of the common shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

•	the common shares have been sold to us or any of our subsidiaries; or

•	the second anniversary of the initial effective date of the shelf registration statement.

All holders of our common shares sold in our prior private placements and their respective direct and indirect transferees may elect to participate in our initial public offering as selling shareholders, subject to compliance with the Registration Rights Agreement, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters.

We will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus (and therefore suspend sales under the registration statement of which this prospectus is a part) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of common shares under the registration statement of which this prospectus is a part would have a material adverse effect on our primary offering;

•	our board, in good faith, determines that (A) the offer or sale of any common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the registration statement of which this prospectus is a part would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•	our board, in good faith, upon the advice of counsel, determines, that we are required by law, rule or regulation or that it is in our best interests to supplement the registration statement of which this prospectus is a part or file a post-effective amendment to such registration statement in order to incorporate information into such registration statement for the purpose of (1) including in such registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in this prospectus any facts or events arising after the effective date of such registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in this prospectus; or (3) including in this prospectus any material information with respect to the plan of distribution not disclosed in such registration statement or any material change to such information.

The cumulative blackout periods in any 12 month period may not exceed 45 consecutive days or an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period and no more than six separate times in any 24 month period.

A holder that sells common shares pursuant to the registration statement of which this prospectus is a part or as a selling shareholder pursuant to an underwritten public offering, including our initial public offering, generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common shares may be required to deliver information to be used in connection with the registration statement of which this prospectus is a part in order to have such holder’s common shares included in such registration statement.

Each common share certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of occurrence of any event which makes a statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading, or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of common shares pursuant to this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common shares may be resumed.

We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing or inclusion of our common shares on the NYSE or the NASDAQ (including, without limitation, seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF

OUR DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and our declaration of trust and bylaws contains the material terms of our declaration of trust and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our declaration of trust and our bylaws.

Our declaration of trust became effective on March 3, 2005 and was amended and restated on April 27, 2005. Our board of trustees adopted our bylaws on March 3, 2005.

Size and Election of Board of Trustees

Our declaration of trust and bylaws provide that the number of trustees may be established, increased or decreased by our board of trustees but may not be fewer than the minimum number required by Maryland law (which currently is one). Our declaration of trust and bylaws currently provide that our trustees will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Except as may be provided by the board of trustees in setting the terms of any class or series of preferred shares, any and all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualified.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only for cause by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, will preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees except upon a substantial affirmative vote.

Limitation of Liability and Indemnification

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our declaration of trust permits and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a trustee or officer of our company, or while a trustee or officer of our company is or was serving, at our request, as a trustee, officer, agent, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our declaration of trust and bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any employee or agent of us.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which our declaration of trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the real estate investment trust, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees, executive officers and members of each of our investment committees. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees, executive officers and members under our trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our trustees, executive officers and members of each of our investment committees that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of trustees or the shareholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits certain “business combinations” between a Maryland real estate investment trust and “interested shareholders” (and affiliates of interested shareholders) unless exemptions are applicable. An interested shareholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of a Maryland real estate investment trust’s then-outstanding voting shares or an affiliate of the Maryland real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% percent or more of the voting power of the then-outstanding voting shares. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested shareholder or an affiliate of an interested shareholder unless our board of trustees approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires a supermajority shareholder vote for these transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder or an affiliate of the interested shareholder with whom the business combination is to be effected.

Our board of trustees has adopted a resolution exempting our company from the provisions of this statute relating to business combinations between us and any other person. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of trustees. This permits the board of trustees to determine whether alteration or repeal is in our best interest and the best interest of our shareholders without the delay inherent in taking such a determination to a shareholder vote. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our shareholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. This means that a shareholder would be able to force us to redeem such shareholder’s shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Amendment to the Declaration of Trust and Bylaws

Subject to certain exceptions, our declaration of trust, including its provisions on removal of trustees, may be amended only if approved by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that our board of trustees has the exclusive power to adopt, alter or repeal the bylaws or make new bylaws.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by our shareholders by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter. This provision of the declaration may be amended only by the affirmative vote of the holders of not less than two-thirds the votes entitled to be cast on the matter.

Unsolicited Takeovers

The “unsolicited takeover” provisions of the Maryland General Corporation Law, as applicable to a Maryland real estate investment trust, permit the board of trustees, without shareholder approval and regardless of what is currently provided in the declaration of trust or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making a proposal to acquire us or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then current market price.

Meeting of Shareholders

Under our bylaws, annual meetings of shareholders are to be held on proper notice on a date and at such time as determined by our board of trustees. Our bylaws provide that special meetings of shareholders may be called by our board of trustees, the chairman of our board, our chief executive officer or president. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our shareholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of trustees, or (c) provided that our board of trustees has determined that trustees shall be elected at the meeting, by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

SHARES ELIGIBLE FOR FUTURE SALE

We have filed a registration statement with the SEC covering an initial public offering of up to $         million of our common shares. If we complete that offering, subject to the resale restriction described below, all of those common shares will be eligible for immediate resale by their holders. Similarly, all of the common shares sold, from time to time, in this offering will be eligible for immediate resale by their holders.

If any or all of the above holders sell a large number of securities in the public market, the sale could reduce the trading price of our common shares and could impede our ability to raise future capital. The sale of any of these shares could impair our ability to raise capital through a sale of additional equity securities.

Subject to the resale restriction below, the common shares sold pursuant to this prospectus in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are acquired by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The common shares held by our affiliates, including our trustees and officers, are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted shares can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of our common shares then outstanding; or

•	the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). We cannot assure you that we will file such reports. If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

No assurance can be given as to (i) the likelihood that an active market for our common shares will develop, (ii) the liquidity of any such market, (iii) the ability of the shareholders to sell the securities or (iv) the prices that shareholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of our common shares. See “Risk Factors—Risks Related to This Offering.”

Lock-Up Agreements

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros., who in the aggregate own approximately                  of our common shares, have agreed that we and they would not sell, pledge, transfer or otherwise dispose of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period ending                  and any of the securities subject to this resale restriction may be released at any time without notice. Upon the expiration or, if applicable, release of the foregoing resale restriction, a significant number of shares will become eligible for sale in the public markets, which could depress the market price of our common shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section, under the heading “Material U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Taberna Realty Finance Trust and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT

OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES FOR ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of the Company

We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2005. We believe that we have been organized and operated in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2005, and we intend to continue to be organized and operated in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management team, board of trustees and affiliated entities, regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments in TRSs and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we invest in preferred equity securities of other REIT issuers, the accuracy of such opinion will depend on such issuers continuing to maintain their qualification as a REIT under the Internal Revenue Code. While we believe that we are organized and operated so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, applicable law, or interpretations thereof, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law or interpretations thereof. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the status of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT.

For tax years through 2008, shareholders who are individual U.S. shareholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in Real Estate Mortgage Investment Conduits, or REMICs, to the extent our shares are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our domestic TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets, income and operations. As further described below, Taberna Securities, Taberna Capital and Taberna Funding will be subject to U.S. federal corporate income tax on their taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declaration of trust provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of its capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” We expect that we will hold our assets and conduct our operations, in part, through qualified REIT subsidiaries and disregarded subsidiaries, including Taberna Realty Holdings. Accordingly, all assets, liabilities, and items of income, deduction and credit of each such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT may jointly elect with a non-REIT subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

We have made TRS elections with respect to Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity, Taberna II and Taberna III, and anticipate that we will likely continue to make TRS elections with respect to certain non-U.S. entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders (as defined below) of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Taberna Equity Funding, Ltd., Taberna II, Taberna III and, we expect, certain additional CDO vehicles in which we may invest and with which we will jointly make a TRS election will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated CDO entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of such a TRS. This could affect our ability to comply with the REIT gross income tests and distribution requirement. See “—Gross Income Tests” and “Annual Distribution Requirements.”

A REIT is not treated as holding the assets of a TRS or other subsidiary corporation or as receiving any income that a domestic TRS earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from a domestic TRS. However, a REIT will generally be required to include in its income on a current basis the earnings of a non-U.S. TRS as described in the preceding paragraph. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and, in the case of a domestic TRS, income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging or prohibited transaction income). If dividends are paid to us by one or more of our TRSs, other than a non-U.S. TRS as described in the preceding paragraph, then a portion of the dividends that we distribute to U.S. individual shareholders generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders” and “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We have elected with each of Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity and Taberna III for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. In addition, Taberna II, which is a subsidiary of Taberna Equity, is therefore also a TRS of ours. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by a taxable domestic TRS, such as Taberna Capital, Taberna Securities or Taberna Funding, to us, then the dividends we designate and pay to our shareholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that each of Taberna Capital, Taberna Securities and Taberna Funding will retain its after tax income, if any, subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “—Asset Tests.”

The shares that we hold in Taberna Capital have a tax basis below the basis such shares would have had if we purchased such shares at their agreed value in the formation transactions. If we were to sell these shares, the gain that we would recognize would be in excess of the amount of gain that would have been recognized had we purchased such shares in a taxable transaction. Accordingly, such a sale could result in the generation of a significant amount of income that would not qualify for the REIT 75% gross income test and an increased distribution requirement and, accordingly, could adversely affect our ability to qualify as a REIT. See the discussion under “—Gross Income Tests” and “—Annual Distribution Requirements.” In addition, such a sale would result in a larger portion of our dividend being subject to tax as a capital gain dividend as opposed to a return of capital.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Our July and September 2005 securitizations of mortgage loans are classified as taxable mortgage pool securitizations. As we continue to make significant investments in mortgage loans, CMBS or RMBS securities, we will likely continue to engage in securitization structures, similar to these securitizations whereby we convey one or more pools of real estate mortgage loans to a trust, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. As with our July and September 2005 securitizations, we would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such similar transaction would also be a taxable mortgage pool securitization.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool or fail to qualify as a REIT, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

Among the assets we may hold are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will generally be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests. We intend to treat certain income inclusions received with respect to our equity investments in non-U.S. TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. See “—Failure to Qualify.” Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income because such income, together with other non-qualifying income we receive, will exceed 5% of our gross income. See “—Failure to Satisfy the Gross Income Tests.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or other such corporations does not exceed 5% of our gross income.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. We currently do not intend to acquire any real property, but we may acquire real property or interests therein in the future. To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants for purposes of the REIT gross income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, shares possessing 10% or more of the total combined voting power of all classes of shares entitled to vote, or 10% or more of the total value of shares of all classes of shares of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “ —Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test multiplied by a fraction intended to reflect our profitability.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, to the extent we own the equity of a TruPS securitization and do not make a TRS election with respect to such entity, we will be deemed to own such TruPS, which will not be a qualifying real estate asset for purposes of the 75% asset test described above. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to make an investment in preferred securities or other equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes including the inclusion of items of income from CDO entities in which we hold an equity interest. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we own a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions, such as the July and September 2005 mortgage loan securitizations, that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the applicable Treasury regulations. We expect that such financing and securitization transactions will result in a significant portion of our income being considered excess inclusion income. The U.S. Treasury Department has not yet issued regulations governing the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•	in the case of a shareholder that is a REIT, RIC or common trust fund, would be considered excess inclusion income of such entity;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders (as defined below); and

•	would be taxable (at the highest corporate tax rates) to us, rather than our shareholders, to the extent allocable to our shares held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a pass-through entity in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or for sale to customers in the ordinary course of business. However, whether property is held “for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale to customers in the ordinary course of business in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. In addition, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction generally available to corporate U.S. shareholders. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from regular corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2008) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to individual U.S. shareholders, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including Taberna Capital and Taberna Securities which are subject to U.S. federal income tax);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a RIC), such as Taberna Capital and Taberna Securities, which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity in which we invest would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualified dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individual U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal income tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by an individual holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), (2) our common shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that generates “excess inclusion income” (See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common shares should generally not be treated as UBTI to a tax-exempt U.S. shareholder. We expect to engage in transactions that result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders of our common shares. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a non-U.S. shareholder will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to a 30% branch profits tax, after the application of the U.S. federal income tax, in the case of a non-U.S. shareholder-that is a corporation.

Non-Dividend Distributions. Unless (A) our common shares constitute a U.S. real property interest, or USRPI, or (B) either (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the

non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares which is regularly traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 5% of such class of shares at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Shareholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains generally are not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Shares. Unless our common shares constitute a USRPI, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the United States.

In addition, our common shares will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. However, because our shares are widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of our common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common shares owned are of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding shares of that class at all times during a specified testing period.

If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common shares.

PLAN OF DISTRIBUTION

We are registering the common shares covered by this prospectus to permit holders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the common shares by the selling shareholders. We have been advised by the selling shareholders that the selling shareholders or pledgees, donees or transferees of, or other successors in interest to, the selling shareholders may sell all or a portion of the common shares beneficially owned by them and offered hereby from time to time either:

•	directly; or

•	through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the common shares as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from the purchasers of the common shares for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

Unless otherwise permitted by law, if the common shares are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, then we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, donee, transferee or other successors in interest as selling shareholders under this prospectus.

Determination of Offering Price

Except as may be described in any prospectus supplement accompanying this prospectus, the selling shareholders may offer their common shares pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

The public price at which our common shares trade in the future might be below the offering price.

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them hereby will be the purchase price of the common shares less discounts and commissions, if any.

Methods of Distribution

The sales described in the preceding paragraphs may be effected in transactions:

•	on any national securities exchange or quotation service on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales (except that no selling shareholders may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement).

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common shares in the course of hedging their positions. The selling shareholders may also sell the common shares short and deliver common shares to close out short positions, or loan or pledge common shares to broker-dealers that in turn may sell the common shares. Each of the selling shareholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the common shares in the ordinary course of business and, at the time of such purchase, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute such common shares, except as may be stated in the footnotes to the selling shareholder table.

The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the common shares which may be resold thereafter pursuant to this prospectus if the common shares are delivered by the selling shareholders. However, if the common shares are to be delivered by the selling shareholders’ successors in interest, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the successors in interest as selling shareholders under this prospectus.

Selling shareholders might not sell any, or might not sell all, of the common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer common shares by other means not described in this prospectus.

To the extent required, upon being notified by a selling shareholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the common shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling shareholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

The selling shareholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common shares and, if the selling shareholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the common shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling shareholders, in order for the common shares to be sold under cover of the registration statement of which this prospectus is a part, unless permitted by law, we must file an amendment to such registration statement under applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee, secured party or other successors in interest as selling shareholders under this prospectus.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any such other person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the underlying common shares.

Underwriting Discounts and Commissions, Indemnification and Expenses

Brokers, dealers, underwriters or agents participating in the distribution of the common shares pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling shareholders and any brokers, dealers, agents or underwriters that participate with the selling shareholders in the distribution of the common shares pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to the Registration Rights Agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify each selling shareholder and any underwriter for such selling shareholder, each person, if any, who controls a selling shareholder or an underwriter for a selling shareholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, members, managers, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us, each person who signs the registration statement of which this prospectus is a part, each person who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the partners, trustees, officers, members, managers, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act.

We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts, and certain expenses of one counsel to the selling shareholders, in connection with the registration and sale of the common shares covered by this prospectus.

Some of the selling shareholders which might be deemed to be underwriters, as described above, and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged and may in the future engage in commercial banking and/or investment banking transactions with us, for which they have received or will receive, as the case may be, customary compensation.

Registration Period

The Registration Rights Agreement generally requires us, among other things, to (i) file with the SEC, no later than November 24, 2005 (210 days after the initial closing date of our initial private placement), a shelf registration statement registering for resale the common shares included in our private placements, and the common shares issued in the formation transactions, including shares received by members of our management; (ii) use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after its filing (although we have the right to defer causing the shelf registration statement to be declared effective until 60 days after the effective date of the registration statement relating to our initial public offering); and (iii) keep the shelf registration statement continuously effective under the Securities Act until the first to occur of: (a) the sale of all of the common shares covered by the shelf registration statement pursuant to a registration statement; (b) the sale, transfer or other disposition of all of the common shares covered by the shelf registration statement pursuant to Rule 144 under the Securities Act; (c) such time as all of the common shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; (d) the common shares have been sold to us or any of our subsidiaries; or (e) the second anniversary of the initial effective date of the shelf registration statement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus (and therefore suspend sales under the registration statement of which this prospectus is a part) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of common shares under the registration statement of which this prospectus is a part would have a material adverse effect on our primary offering;

•	our board, in good faith, determines that (A) the offer or sale of any common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the registration statement of which this prospectus is a part would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•	our board, in good faith, upon the advice of counsel, determines, that we are required by law, rule or regulation or that it is in our best interests to supplement the registration statement of which this prospectus is a part or file a post-effective amendment to such registration statement in order to incorporate information into such registration statement for the purpose of (1) including in such registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in this prospectus any facts or events arising after the effective date of such registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in this prospectus; or (3) including in this prospectus any material information with respect to the plan of distribution not disclosed in such registration statement or any material change to such information.

The cumulative blackout periods in any 12 month period may not exceed 45 consecutive days or an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period and no more than six separate times in any 24 month period.

CUSIP Number

The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the common shares covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling shareholder was conducted (a) by us under Rule 506 under the Securities Act, (b) by the initial purchaser in our prior private placements under Rule 144A under the Securities Act, or (c) by the initial purchaser in our prior private placements under Regulation S under the Securities Act. Prior to any registered resale, all of the securities covered by this prospectus are restricted securities under Rule 144 under the Securities Act and their designated CUSIP numbers refer to such restricted status.

Any sales of common shares pursuant to this prospectus must be settled with common shares bearing our general (not necessarily restricted) common share CUSIP number. A selling shareholder named in this prospectus may obtain shares bearing our general common share CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from us upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling shareholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

In connection with our initial public offering, we applied to have our common shares listed on the New York Stock Exchange under the symbol “TBR.” Prior to our initial public offering, there was no public trading market for our common shares. Our common shares issued to qualified institutional buyers in connection with our April 2005 and August 2005 private placements are eligible for reporting in PORTAL, which facilitates secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. We have been advised that, as of November [    ], 2005, the last sale of common shares that was eligible for reporting in PORTAL, had occurred on November 1, 2005 at a price of $12.40 per share. This price does not purport to be indicative of the price at which our common shares will trade after the offering.

Stabilization and Other Transactions

As described above, the selling shareholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered by this prospectus.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements and schedule of Taberna Realty Finance Trust at August 31, 2005 and for the period April 28, 2005 to August 31, 2005, and the financial statements of the predecessor entities for the period March 3, 2005 to April 27, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of our initial public offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

TABERNA REALTY FINANCE TRUST

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As of August 31, 2005:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of August 31, 2005	F-3

Consolidated Statements of Income for the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005 (Predecessor)	F-4

Consolidated Statements of Other Comprehensive Income for the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005 (Predecessor)	F-5

Consolidated Statements of Beneficiaries’ and Member Equity and Accumulated Other Comprehensive Income for the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005 (Predecessor)	F-7

Notes to Consolidated Financial Statements	F-8

Schedule IV—Mortgage Loans on Real Estate	F-22

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Taberna Realty Finance Trust:

We have audited the accompanying consolidated balance sheet of Taberna Realty Finance Trust (the “Company”) as of August 31, 2005, and the related consolidated statements of income, other comprehensive income, beneficiaries’ equity and cash flows for the period April 28, 2005 to August 31, 2005 and the consolidated statements of income, other comprehensive income, member equity, and cash flows of Taberna Capital Management, LLC and Taberna Securities, LLC (collectively the “Predecessor”) for the period March 3, 2005 to April 27, 2005. Our audits also included the financial statement schedule listed in the index to consolidated financial statements. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Taberna Realty Finance Trust at August 31, 2005, and the consolidated statements of income, other comprehensive income, beneficiaries’ equity and cash flows for the period April 28, 2005 to August 31, 2005, and the consolidated statements of income, other comprehensive income, member equity, and cash flows of the Predecessor for the period March 3, 2005 to April 27, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

November 18, 2005

Taberna Realty Finance Trust

Consolidated Balance Sheet

As of August 31, 2005

(Dollars in thousands, except share and per share information)

Assets
Investments in securities, at fair value:
Trust preferred securities	$665,985
REIT Senior notes	88,820
Commercial mortgage-backed securities	30,053

Total investments in securities	784,858

Investment in residential mortgages and mortgage-related receivables	592,966
Cash and cash equivalents	239,117
Restricted cash	186,658
Accrued interest receivable	16,056
Accrued management fees receivable	467
Prepaid expenses and other assets	231
Deferred financing costs, net of accumulated amortization of $322	29,260

Total assets	$1,849,613

Liabilities and beneficiaries’ equity
Indebtedness:
Mortgage-backed securities issued	$552,906
CDO notes payable	820,715

Total indebtedness	1,373,621

Accrued interest payable	7,935
Accounts payable and accrued expenses	1,842
Accrued income taxes and deferred tax liabilities	3,655
Other liabilities	7,410

Total liabilities	1,394,463

Minority interest	38,413

Beneficiaries’ equity
Preferred shares, $0.01 par value per share, 30,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 43,648,272 issued and outstanding	426
Additional paid in capital	419,057
Accumulated other comprehensive income	811
Cumulative earnings	1,951
Cumulative distributions	(5,508)

Total beneficiaries’ equity	416,737

Total liabilities and beneficiaries’ equity	$1,849,613

The accompanying notes are an integral part of this consolidated financial statement.

Taberna Realty Finance Trust

Consolidated Statements of Income

(Dollars in thousands, except share and per share information)

	For the Period from April 28, 2005 through August 31, 2005	Predecessor
		For the Period from March 3, 2005 (inception) through April 27, 2005
Revenue:
Investment interest income	$20,892	$368
Investment interest expense	(12,631)	—

Net investment income	8,261	368

Asset management fees	859	367
Structuring fees	—	4,263
Interest and other income	1,657	7

Total revenue	10,777	5,005

Expenses:
Compensation expense	3,234	310
Shared services expenses	234	—
General and administrative	823	42

Total expenses	4,291	352

Income before minority interest and taxes	6,486	4,653

Minority interest	880	—

Income before taxes	5,606	4,653

Provision for income taxes	3,655	—

Net income	$1,951	$4,653

Earnings per share — basic:
Basic earnings per share	$0.07

Weighted-average shares outstanding — Basic	25,263,074

Earnings per share — diluted:
Diluted earnings per share	$0.07

Weighted-average shares outstanding — Diluted	25,522,503

Distributions paid per common share	$0.24

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Other Comprehensive Income

(Dollars in thousands)

	For the Period from April 28, 2005 through August 31, 2005	Predecessor
		For the Period from March 3, 2005 (Inception) through April 27, 2005
Net income	$1,951	$4,653
Other comprehensive income:
Change in the fair value of cash-flow hedges	(4,860)	—
Realized gain on cash flow hedges reclassified to earnings	(30)	—
Change in the fair value of available for sale securities	4,174	—
Allocation to minority interests	1,527	—

Total other comprehensive income	811	—

Comprehensive income	$2,762	$4,653

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Beneficiaries’ and Member Equity and

Accumulated Other Comprehensive Income

(Dollars in thousands, except share information)

	(Predecessor)	(Company)
	Member Equity	Preferred Shares	Preferred Shares Par Value	Common Shares	Common Shares Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Income	Cumulative Earnings	Cumulative Distributions	Total
Balance, March 3, 2005 (inception)	$—	—	$—	100	$—	$1	$—	$—	$—	$1
Net income	4,653	—	—	—	—	—	—	—	—	4,653
Capital contribution	347	—	—	—	—	—	—	—	—	347

Balance, April 27, 2005	5,000	—	—	100	—	1	—	—	—	5,001
Transfer of historical equity	(5,000)	—	—	—	—	5,000	—	—	—	—
Common share offering	—	—	—	21,861,940	219	183,013	—	—	—	183,232

Balance, April 28, 2005	—	—	—	21,862,040	219	188,014	—	—	—	188,233
Net income	—	—	—	—	—	—	—	1,951	—	1,951
Other comprehensive income	—	—	—	—	—	—	811	—	—	811
Distributions paid ($0.24 per share)	—	—	—	—	—	—	—	—	(5,508)	(5,508)
Vesting of restricted share awards	—	—	—	1,086,232	—	1,181	—	—	—	1,181
Common share offering	—	—	—	20,700,000	207	229,862	—	—	—	230,069

Balance, August 31, 2005	$—	—	$—	43,648,272	$426	$419,057	$811	$1,951	$(5,508)	$416,737

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Cash Flows

(Dollars in thousands, except for share amounts)

		Predecessor
	For the period from April 28, 2005 through August 31, 2005	For the period from March 3, 2005 (Inception) through April 27, 2005
Operating activities:
Net income	$1,951	$4,653
Adjustments to reconcile net income to cash flow from operating activities:		—
Minority interest	880	—
Amortization of deferred compensation	1,181	—
Amortization of realized gain on cash flow hedges reclassified to earnings	(30)	—
Amortization of premiums on investments in residential mortgages	189
Amortization of discounts on residential mortgage-backed securities	87
Amortization of deferred costs	322
Changes in assets and liabilities:
Accrued interest receivable	(6,297)	—
Accrued management fees receivable	(467)	—
Prepaid expenses and other assets	(231)	—
Accrued interest payable	5,779	—
Accounts payable and accrued expenses	1,842	—
Deferred tax liabilities	3,655	—

Cash flow from operating activities	8,861	4,653

Investing activities:
Increase in restricted cash	(186,658)	—
Purchase of residential mortgages and mortgage-related receivables	(610,440)	—
Principal repayments on residential mortgages and mortgage-related receivables	14,841	—
Purchase of investments in securities	(787,998)	—

Cash flow from investing activities	(1,570,255)	—

Financing activities:
Proceeds from repurchase agreements	441,738	—
Repayments of repurchase agreements	(441,738)	—
Proceeds from issuance of CDO notes payable	820,715	—
Proceeds from the issuance of minority interest in CDOs, net of costs incurred	39,060	—
Proceeds from issuance of residential mortgage-backed securities	562,622	—
Repayments on residential mortgage-backed securities	(7,647)	—
Realized gain from termination of interest rate hedge	2,550	—
Payments for deferred costs	(29,582)	—
Capital contributions	—	347
Common share issuances, net of costs incurred	413,301	—
Distributions paid to common shareholders ($0.24 per common share)	(5,508)	—

Cash flow from financing activities	1,795,511	347

Net change in cash and cash equivalents	234,117	5,000
Cash and cash equivalents at the beginning of the period	5,000	—

Cash and cash equivalents at the end of the period	$239,117	$5,000

Cash paid for interest	$4,179	$—

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Notes to Financial Statements

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 1:    THE COMPANY

Taberna Realty Finance Trust (the “Company”) was formed as a Maryland real estate investment trust on March 3, 2005. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2005. On April 28, 2005, the Company completed a private placement of common shares under Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended, completed the acquisition of Taberna Capital Management, LLC (“TCM”) and Taberna Securities, LLC (“TS”) (together the “Predecessor”) and commenced operations. Prior to April 28, 2005, TCM and TS were wholly-owned by Cohen Brothers, LLC (“Cohen Bros.”). The period from March 3, 2005 through April 27, 2005 is referred to as the Predecessor Period.

The Company is a self-managed and self-advised real estate company. The Company originates financing for REITs and other real estate operating companies and invests in assets secured by real estate, and real estate assets, to generate attractive risk-adjusted returns and to pay cash distributions to shareholders. The Company focuses on the following activities:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities, or TruPS, subordinated debt and, possibly, other securities;

•	investing in commercial mortgage-backed securities, or CMBS, residential mortgage-backed securities, or RMBS, mortgage loans, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation (“CDO”) transactions and other securitizations that will enable it to match-fund certain of its assets and liabilities.

The Company may also invest in other types of investments.

The Company generates earnings from its investments and CDO transactions. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of securities.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

b. Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and/or controlled subsidiaries. The portions of these entities not owned by the Company are presented as minority interest as of and during the period consolidated. All intercompany accounts and transactions have been eliminated in consolidation.

When the Company obtains an economic interest in an entity, the Company evaluates the entity to determine if the entity is deemed a variable interest entity (“VIE”), and, if so, whether or not the Company is deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company consolidates the entities that are VIEs and of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. In the case of non-VIEs or VIEs

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

where the Company is not deemed to be the primary beneficiary and the Company does not control the entity, but has the ability to exercise significant influence over the entity, the Company’s investment in such entities is accounted for under the equity method, i.e. at cost, increased or decreased by the Company’s share of earnings or losses, less distributions. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur.

On June 28, 2005, the Company purchased $15,500 of notes payable and $47,000 of common shares and preferred shares issued by Taberna Preferred Funding II, Ltd., a CDO securitization entity. The Company has determined that Taberna Preferred Funding II, Ltd. is a VIE and that the Company is the primary beneficiary. The Company has consolidated the accounts of Taberna Preferred Funding II, Ltd. in the accompanying consolidated financial statements.

On July 29, 2005, the Company purchased $31,834 in principal amount of mortgage-backed securities issued by a non-qualified special purpose entity in a securitization. The Company has determined that the securitization entity is a VIE and that the Company is the primary beneficiary. As a result, the Company has consolidated the accounts of the securitization entity in the accompanying consolidated financial statements.

c. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks, and highly liquid investments with maturities of three months or less, when purchased.

e. Restricted Cash

Restricted cash represents funds held on deposit by investment banks as the initial collateral for warehouse lines of credit and other derivative contracts and proceeds from the issuance of CDO notes payable by CDO securitizations that are restricted for the purpose of funding additional investments in securities subsequent to the balance sheet date. As of August 31, 2005, the Company had $85,002 of restricted cash held by investment banks as collateral for warehouse lines and other derivative contracts and $101,656 held by CDO securitization entities that are consolidated by the Company.

f. Investments

The Company invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. The Company accounts for its investments in securities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), and designates each investment as either a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are also recorded at their fair value with changes in their fair

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

value reported as a component of other comprehensive income (loss). Fair value is based primarily on management’s estimate of fair value or market data and, therefore, is subject to a high degree of variability based upon market conditions and interest rates. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at historical cost at each reporting period.

The Company accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments are adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

Mortgage-related receivables represent the Company’s investments in residential mortgages, the legal title to which is held by a trust subsidiary of the Company. Under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”), these residential mortgages are to be treated as a financing by the transferor. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages. All benefits or risks of that ownership inure to the subsidiary trust.

The carrying value of all investments will be assessed for impairment on a recurring basis and an impairment write down will be recorded if the investment is deemed to be other than temporarily impaired.

g. Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140. Under SFAS No. 140, the Company accounts for transfers of financial assets as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides no more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are sold are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings.

h. Deferred Costs

The Company amortizes its deferred costs incurred in raising CDO notes payable over their estimated life using the effective interest method.

i. Revenue Recognition

1)	Net investment income—the Company recognizes, and the Predecessor recognized interest income from debt and other securities, and residential mortgages over the estimated life of the underlying financial instruments on a yield to maturity basis. Also included in investment income is the change in fair value for non-hedge derivatives as described in Note 7. Interest expense incurred in financing these investments is recorded under the effective interest method.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

2)	Structuring fees—TCM earns, and the Predecessor earned, structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee earned when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, the Company may decide to invest in the debt or equity securities issued by CDO securitization entities. The Company evaluates its investment in these entities under FIN 46R to determine whether or not the entity is a VIE, and, if so, whether or not the Company is the primary beneficiary. If the Company determines it is the primary beneficiary, it will consolidate the accounts of the CDO securitization entity into the Company’s consolidated financial statements. Upon consolidation, the Company eliminates intercompany transactions, specifically the structuring fees and deferred financing costs paid. Through August 31, 2005, TCM received $5,000 in structuring fees from the issuer of the Taberna II CDO securities that have been eliminated in consolidation.

3)	Asset management fees—the Company provides on-going management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These asset management fees are recognized when earned and are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation.

j. Derivative Instruments

The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

k. Income Taxes

The Company intends to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax which could have a material adverse impact on its results of operations and amounts available for distributions to its shareholders. Management believes that all of the criteria to maintain the Company’s REIT status have been met for the applicable periods in 2005, but, there can be no assurances that these criteria will continue to be met in subsequent periods.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

The Company maintains various taxable REIT subsidiaries (“TRSs”), which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in the Company’s financial statements pursuant to FIN 46R. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Prior to April 28, 2005, the entities comprising the Predecessor were wholly-owned limited liability companies. As a result, the member of the relevant entity will include the earnings of each entity for the Predecessor Period in their income tax returns. The entities comprising the Predecessor were not subject to U.S. federal or state income tax during the period from March 3, 2005 through April 27, 2005.

l. Share-based Payment

The Company accounts for its share-based compensation in accordance with SFAS No. 123R “Share-Based Payment.” The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and records compensation expense over the related vesting period.

m. Earnings per Share

The Company computes earnings per share, basic and diluted, based on the provisions of SFAS No. 128, “Earnings per Share.”

n. Comprehensive Income

Comprehensive income or loss is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements.

NOTE 3:    ACQUISITION

On April 28, 2005, the Company completed its acquisition of TCM and TS from Cohen Bros. in exchange for 2,000,000 common shares valued at $10.00 per common share based on the value ascribed in the Company’s private placement of common shares on April 28, 2005.

The acquisition of each of TCM and TS was accounted for as a merger of entities under common control under Staff Accounting Bulletin Topic 5G (SAB 48), “Transfers of Nonmonetary Assets by Promoters or Shareholders” with carryover basis for the net assets acquired from the controlling shareholder. The carryover basis in the net assets acquired from TCM and TS was $5,000 and was transferred to additional paid in capital upon acquisition.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 4:    INVESTMENTS IN SECURITIES

The Company’s investments in securities are accounted for as available for sale investments under SFAS No. 115. The following table summarizes the Company’s investments in securities, at fair value, as of August 31, 2005:

			Gross Unrealized			Weighted- Average Coupon
Investment Type	Principal	%	Gains	Losses	Fair Value
Trust preferred securities (“TruPS”)	$661,250	84.6%	$5,923	$(3,049)	$665,985	7.2%
Unsecured REIT notes	90,000	11.5%	242	(1,305)	88,820	5.3%
Commercial mortgage-backed securities (“CMBS”) (1)	30,000	3.8%	94	(16)	30,053	5.3%

Total/weighted-average	$781,250	100.0%	$6,259	$(4,370)	$784,858	6.9%

(1)	CMBS securities include securities with a fair value totaling $24,742 that are rated “BBB” by Standard & Poor’s and securities with a fair value totaling $5,310 that are rated between “A” and “A-” by Standard & Poor’s.

Generally, these investments mature in 30 years and do not make periodic principal payments.

Subsequent to August 31, 2005, the Company acquired an additional $218,750 in TruPS as part of the completion of the ramp period (i.e., the time period in which additional collateral is acquired) of the Taberna Preferred Funding II, Ltd. CDO securitization.

NOTE 5:	INVESTMENTS IN RESIDENTIAL MORTGAGES AND MORTGAGE-RELATED RECEIVABLES

The Company’s investments in residential mortgages and mortgage-related receivables are accounted for at amortized cost. The following tables summarize the Company’s investments in residential mortgages and mortgage-related receivables as of August 31, 2005:

(a)	Reconciliation of residential mortgages and mortgage-related receivables:

	Unpaid Principal Balance	Unamortized Premiums	Carrying Amount
5/1 Adjustable rate mortgages and mortgage-related receivables	$318,658	$3,015	$321,673
7/1 Adjustable rate mortgages and mortgage-related receivables	268,747	2,546	271,293

Total	$587,405	$5,561	$592,966

At August 31, 2005, the carrying values of the residential mortgages and mortgage-related receivables approximate their fair value.

(b)	Summary of residential mortgage terms and mortgage-related receivables:

	Number of Loans and Mortgage-Related Receivables	Weighted- Average Interest Rate	Weighted- Average Contractual Maturity date
5/1 Adjustable rate mortgages and mortgage-related receivables	624	5.5%	April 2035
7/1 Adjustable rate mortgages and mortgage-related receivables	556	5.7%	May 2035

Total/weighted-average	1,180	5.6%

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

Mortgage-related receivables represent the Company’s investments in residential mortgages, the legal title to which is held by a trust subsidiary of the Company. Under SFAS No. 140, these residential mortgages are to be treated as a financing by the transferor. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages. All benefits or risks of that ownership inure to the subsidiary trust. As of August 31, 2005, the Company’s carrying amount of residential mortgages and mortgage-related receivables is comprised of residential mortgages of approximately $451,264 and mortgage-related receivables of approximately $141,702.

All investments in residential mortgages and mortgage-related receivables as of August 31, 2005 are securitized assets and are held as collateral for mortgage-backed securities issued. See Note 6, “Indebtedness.”

On July 29, 2005, the Company transferred approximately $453,907 of principal amount of residential mortgages to a non-qualified special purpose entity in a trust securitization and treated the transfer as a financing. Concurrent with the transfer, the securitization entity purchased an additional $141,136 of principal amount of residential mortgages and treated this transfer as a financing. The securitization entity issued $595,043 in principal amount of mortgage-backed securities to finance the acquisition of the loans from the Company and the third party. The Company retained $31,834 in principal amount of the mortgage-backed securities that constituted all of the subordinated securities not rated “AAA.” For a description of the mortgage-backed securities issued, see Note 6, “Indebtedness.”

NOTE 6:    INDEBTEDNESS

The following table summarizes the Company’s borrowings as of August 31, 2005:

Description	Principal	Discount	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
Mortgage-backed securities issued (1)	$555,577	$(2,671)	$552,906	4.8% to 5.1%(2)	4.9%	2035
CDO notes payable (1)	820,715	—	820,715	Various	4.7%	2035

Total borrowings	$1,376,292	$(2,671)	$1,373,621

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by the Company which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

The Company initially finances its investments in residential mortgages with repurchase agreements and subsequently through the issuance of mortgage-backed securities through non-qualified special purpose entities. The maturities of the mortgage-backed securities issued are based upon the maturities of the underlying residential mortgage loans. Principal is paid on the mortgage-backed securities issued following receipt of principal payments on the residential mortgage loans. Although residential mortgage loans, which have been securitized, are consolidated on our balance sheet, the non-qualified special purpose entities that hold such residential mortgage loans are separate legal entities. Consequently, the assets of these non-qualified special purpose entities are not available to the Company’s creditors.

During the period from April 28, 2005 through August 31, 2005, the Company was party to a repurchase agreement that had approximately $441,738 in borrowings outstanding through July 29, 2005. All of those

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

borrowings were repaid with the proceeds of the mortgage-backed securities issued in a residential mortgage securitization on July 29, 2005. The repurchase agreement remains in effect as of the balance sheet date. Borrowings on the repurchase agreement during the aforementioned period bore interest at 30-day LIBOR plus 50 basis points, or approximately 3.6%.

On June 28, 2005, the Company closed “Taberna Preferred Funding II, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding II, Ltd. received commitments for $954,000 of CDO notes and issued approximately $821,000 of those notes to investors as of August 31, 2005. The remaining $118,000 of CDO notes were issued in September 2005 as additional collateral was acquired by Taberna Preferred Funding II, Ltd. Taberna Preferred Funding II, Ltd. also issued $89,000 of preference shares upon closing. The Company retained $15,500 of subordinated notes and $47,000 of common and preference shares of Taberna Preferred Funding II, Ltd., excluding discounts.

The notes payable issued by Taberna Preferred Funding II, Ltd. consist of 12 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 43 to 290 basis points.

The mortgage-backed securities issued are collateralized by $592,966 of residential mortgages and mortgage-related receivables and the CDO notes payable are collateralized by $784,858 of investments in securities, as of August 31, 2005.

NOTE 7:    DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet its obligations.

Cash Flow Hedges

During the period from April 28, 2005 through August 31, 2005, the Company entered into an amortizing interest rate swap agreement to hedge variable interest rate borrowings on its repurchase agreement. The swap contract effectively fixed the Company’s floating interest rate of 30-day LIBOR under the repurchase agreement at 4.145% on an initial notional value of $439,907.

The interest rate swap contract was entered into to hedge the Company’s exposure to variable cash flows associated with forecasted financing transactions. The swap contract was designated as a cash flow hedge under SFAS No. 133, as amended and interpreted. The swap contract was evaluated at inception and the Company concluded that the swap agreement is highly effective pursuant to the rules of SFAS No. 133. As such, the Company accounted for the swap agreements using hedge accounting and recorded the swap agreement at fair value, with the change in fair value recorded in other comprehensive income (loss). Amounts included in accumulated other comprehensive income (loss) will be reclassified to earnings in the period the underlying

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

hedged item affects earnings. On July 29, 2005, concurrent with the repayment of borrowings outstanding under the repurchase agreement, the Company terminated its interest rate swap at a gain of approximately $2,550. This gain was recorded in accumulated other comprehensive income and will be amortized as an offset to interest expense as the forecasted cash payments occur. During the period from April 28, 2005 through August 31, 2005, the Company amortized $30 as a reduction to interest expense. Over the next 12 months, the Company expects to reclassify approximately $364 as a reduction to interest expense from the above transaction as the forecasted transaction affects earnings.

Taberna Preferred Funding II, Ltd. entered into various interest rate swap agreements during the period from April 28, 2005 through August 31, 2005. The interest rate swap agreements hedge the interest rate exposure from changes in the three-month LIBOR rate, on approximately $428,000 in aggregate variable rate CDO notes payable issued, over 5 and 10 year periods, that are associated with $428,000 of aggregate fixed rate investments. As of August 31, 2005, the interest rate swaps had an aggregate liability fair value of $7,410. As such, the Company has accounted for the swap agreements using hedge accounting and recorded the swap agreement at fair value, with the change in fair value recorded in other comprehensive income (loss). Amounts included in accumulative other comprehensive income (loss) will be reclassified to earnings in the period the underlying hedged item affects earnings. The swap agreement is evaluated on an ongoing basis to determine whether it continues to qualify for hedge accounting. Should there be any ineffectiveness in the future, the amount of the ineffectiveness will be recorded in the Company’s consolidated statements of income. Over the next 12 months, the Company will reclassify approximately $1,753 to earnings as the forecasted transaction affects earnings.

Free-Standing Derivatives

The Company maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, the Company receives the net positive spread between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the date of the respective funding. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss up to the Company’s warehouse deposit if an investment funded through the warehouse facility becomes impaired. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to the Company. The terms of the warehouse facilities are generally at least nine months. As of August 31, 2005, the Company had approximately $85,000 of cash collateral held by warehouse providers pursuant to warehouse facilities. These balances are recorded as a component of restricted cash in the accompanying consolidated balance sheet. These arrangements are deemed to be derivative financial instruments and are recorded by the Company at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent our only off-balance sheet arrangements. A summary of these arrangements is as follows:

Warehouse Facility	Warehouse Capacity	Funding as of August 31, 2005	Remaining Capacity	Financing Charge	Maturity
Merrill Lynch (1)	$400,000	$240,280	$159,720	30-day LIBOR + 50bps	October 2005
Merrill Lynch	200,000	95,000	105,000	30-day LIBOR + 50bps	March 2006
Bear Stearns	500,000	150,000	350,000	30-day LIBOR + 50bps	March 2006

Total	$1,100,000	$485,280	$614,720

(1)	As of September 30, 2005, the Company’s $400,000 warehouse facility with Merrill Lynch was terminated in connection with the closing of the Taberna III CDO.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

During the period from April 28, 2005 through August 31, 2005 and for the period from March 3, 2005 through April 27, 2005, the fair values of these arrangements were $4,973 and $368, respectively, and these fair values were recorded as a component of investment interest income in the accompanying consolidated statements of income.

NOTE 8:    BENEFICIARIES’ EQUITY

On April 28, 2005 and May 25, 2005, the Company completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private offering to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933). Additionally, the Company issued 2,000,000 common shares to Cohen Bros. as consideration for TCM and TS. The Company received proceeds from this offering of $183,233, net of placement fees and offering costs, including approximately $5,000 in cash obtained in the TCM acquisition.

On August 11 and August 12, 2005, the Company completed the sale of 20,700,000 common shares at an offering price of $12.00 per share, in a private offering to qualified institutional buyers. The Company received proceeds from this offering of $230,069, net of placement fees and offering costs.

During the period from April 28, 2005 through August 31, 2005, the Company granted 1,086,232 restricted common shares to various employees and trustees of the Company in two award issuances. These restricted shares vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. The estimated fair value of these restricted shares was $10.00 per share for the first award, or 686,232 restricted shares, and $10.25 for the second award, or 400,000 restricted shares. The fair value of the awards was based on the recent trading history of the Company’s common shares on the PORTAL market, a subsidiary of The NASDAQ Stock Market, Inc. The Company is amortizing such amounts as compensation expense over the vesting period. From April 28, 2005 through August 31, 2005, the Company recorded amortization expense of $1,181 related to these awards. On June 30, 2005, 57,185 of these restricted shares vested.

On July 11, 2005, the Company’s board of trustees declared an initial distribution of $0.24 per common share totaling $5,508 that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, the Company’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13,094 to shareholders of record as of October 31, 2005. The distribution was paid on November 8, 2005.

NOTE 9:    EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the period from April 28, 2005 through August 31, 2005:

	Basic	Diluted
Net income	$1,951	$1,951
Less: distributions paid on restricted stock	(247)	(247)

Net income available to common shareholders	$1,704	$1,704

Weighted-average common shares outstanding	25,263,074	25,263,074
Unvested restricted shares under the treasury stock method	—	259,429

Total weighted-average shares	25,263,074	25,522,503

Earnings per share	$0.07	$0.07

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

The Company includes restricted stock issued and outstanding in its earnings per share computation as follows: vested restricted shares are included in basic weighted-average common shares and unvested restricted shares are included in the diluted weighted-average shares under the treasury stock method. Distributions paid on unvested restricted stock are charged to cumulative distributions when declared and reflected as a deduction to net income in the earnings per share computation.

NOTE 10: INCOME	TAXES

The Company intends to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ending December 31, 2005. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to qualify for treatment as a REIT, and it intends to operate in the foreseeable future in such a manner so that it will qualify as a REIT for U.S. federal income tax purposes. The Company may be subject to certain state and local taxes.

The Company maintains various TRSs. The Company records income taxes for its TRSs in accordance with SFAS No 109, “Income Taxes.” The components of the Company’s provision for income taxes as it relates to its taxable income from TRSs were as follows for the period from April 28, 2005 through August 31, 2005:

	Federal	State and Local, net of Federal Benefit	Total
Current	$584	$241	$825
Deferred	2,148	682	2,830

Provision for income taxes	$2,732	$923	$3,655

The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expensed and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Management has computed the TRSs’ income tax provision using current estimates of taxable income, deductions and the projected effective annual tax rates for the period to date and for the tax period ending December 31, 2005.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

A reconciliation of the statutory tax rates to the domestic TRSs’ effective tax rate is as follows for the period from April 28, 2005 through August 31, 2005:

Federal statutory income tax rate	35.0%
State and local statutory income tax rate, net of federal benefit	11.1%
Other	0.6%

Effective tax rate	46.7%

The effective tax rate above does not include the effect of intercompany transactions that are eliminated in consolidation.

Significant components of the Company’s deferred tax liabilities are as follows as of August 31, 2005:

Deferred tax liabilities
Stock compensation	$2,830

Total deferred tax liabilities	$2,830

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution by such TRS entities of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company with respect to such income. Accordingly, no provision for income taxes for the period from April 28, 2005 through August 31, 2005 has been recorded for these foreign TRS entities.

NOTE 11:    RELATED PARTY TRANSACTIONS

The Company’s Chairman and Chief Executive Officer, Daniel G. Cohen, holds controlling positions in various companies with whom the Company conducts business. Each transaction is described below:

a).	Cohen Bros. Shared Services—the Company shares office space and related resources with Cohen Bros. Cohen Bros. is 100% owned by Daniel G. Cohen. The Company’s agreement with Cohen Bros. requires a fixed monthly payment of $17.5. This fee includes the Company’s occupancy costs, technology costs, and administrative support. For other services provided as needed, the Company pays Cohen Bros. for the cost of providing such services plus 10% of such cost. Separately, Cohen Bros. also provides certain investment management services to the Company. For these services, the Company pays Cohen Bros. a fee equal to 10 basis points on the amount of investments under management by the Company, subject to a minimum fee of $250 per year and a maximum fee of $750 per year. This agreement terminates in April 2006 and can be renewed for additional one-year periods with the approval of a majority of the independent members of the Company’s board of trustees.

During the period from April 28, 2005 through August 31, 2005, the Company incurred $234 in Shared Service expenses. Additionally, the Company also reimbursed Cohen Bros. for expenses incurred on the Company’s behalf.

During the Predecessor Period, Cohen Bros. provided various management services to the Predecessor and allocated costs accordingly. These costs reimbursed to Cohen Bros. amounted to $310 and are included in the accompanying statements of income.

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

b).	Cohen Bros. Origination Fees—during the period from April 28, 2005 through August 31, 2005, Cohen Bros. provided origination services for investments funded by the Company’s warehouse facilities and some placement services for debt and equity securities issued by CDO securitizations relating to Taberna Preferred Funding I, Ltd., and Taberna Preferred Funding II, Ltd. For these services, Cohen Bros. received approximately $16,673 and $686 in fees, respectively.

c).	The Bancorp, Inc.—the Company maintains cash balances at The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors of The Bancorp, Inc. As of August 31, 2005, the Company had $36,419 of its cash and cash equivalents on deposit in interest and non-interest bearing accounts at The Bancorp, Inc. The Company earned approximately 2.4% on its deposits held in interest-bearing accounts during the period from April 28, 2005 through August 31, 2005.

NOTE 12:    COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation of various matters. To date, the Company has not been involved or informed of any pending or threatened litigation.

NOTE 13:    SUBSEQUENT EVENTS

In September 2005, the Company purchased whole loan residential mortgages with an aggregate value of $202,414. The portfolio of residential mortgages is comprised of 5/1 and 7/1 adjustable rate mortgages having the following characteristics: an average original principal balance of $324, a weighted-average interest rate of 5.9%, an average FICO score (a credit score developed by Fair Isaac & Co.) of 728 and an average-loan-to value at origination of 72.5%. The Company financed the purchase of these residential mortgages with cash and $192,293 of borrowings under its existing variable interest rate repurchase agreement. Concurrent with this purchase and financing, the Company entered into an interest rate swap to fix effectively the variable cash interest payments on $190,427 in repurchase agreement borrowings at 4.38% through 2010. The repurchase agreement expires in July 2006.

In September 2005, the Company’s subsidiary trust, a non-qualified special purpose entity, purchased $1,127,925 of principal amount of residential mortgage receivables. The securitization entity issued $1,127,925 of principal amount of mortgage-backed securities to finance the acquisition of the residential mortgage receivables from a third party. The Company purchased $47,937 of those mortgage-backed securities, which constituted all of the securities rated below “AAA” by Standard & Poor’s. The mortgage-backed securities not retained by the Company bear a weighted-average interest rate of 4.6% and mature in 2035, with principal repaid as the underlying receivables are repaid. Upon the closing of the securitization, the subsidiary trust acquired 5/1 adjustable rate mortgages that, under SFAS No. 140, meet the criteria to be treated as a financing on its transferor’s financial statements. As a result, under SFAS No. 140, the subsidiary trust has made an investment in mortgage-related receivables. Title to the residential mortgages was transferred to the subsidiary trust. The 5/1 adjustable rate mortgages have the following characteristics: an average original principal balance of $545, a weighted-average interest rate of 5.2%, an average FICO score of 744 and an average-loan-to value at origination of 71.9%. The Company has determined that the securitization entity is a VIE and that the Company is the primary beneficiary. As a result, the Company will consolidate the accounts of the securitization entity in its consolidated financial statements from the date of completion.

Concurrent with the September 2005 mortgage loan securitization discussed above, the Company financed its purchase of $47,937 in principal amount of mortgage-backed securities with $35,315 in borrowings, and financed its continued investment in $31,834 in principal amount of mortgage-backed securities from the

Taberna Realty Finance Trust

Notes to Financial Statements—(Continued)

As of August 31, 2005

(Dollars in thousands, except share and per share amounts)

Company’s July 2005 securitization with $23,621 in borrowings, in each case under the same variable interest rate repurchase agreement. This repurchase agreement bears interest at 30-day LIBOR plus 50 basis points and terminates in July 2006. Concurrent with this repurchase agreement financing, the Company entered into two interest rate swap contracts to effectively fix the variable cash payments on $36,009 and $24,223 in notional amounts of repurchase agreement borrowings at 4.57% and 4.58%, respectively, through 2010 and 2012, respectively.

In September 2005, the Company closed “Taberna Preferred Funding III, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding III, Ltd. received commitments for $724,500 of CDO notes payable and issued approximately $586,500 of those notes to investors. The remaining $138,000 of CDO notes payable will be issued in the future as additional collateral is acquired by Taberna Preferred Funding III, Ltd. Taberna Preferred Funding III, Ltd. also issued $55,100 of preference shares upon closing. The Company purchased $40,000 of subordinated notes and $30,300 of common and preference shares of Taberna Preferred Funding III, Ltd., excluding discounts. The Company has determined that Taberna Preferred Funding III, Ltd. is a VIE and that the Company is the primary beneficiary. The Company will consolidate the accounts of Taberna Preferred Funding III, Ltd. in its financial statements.

The notes payable issued by Taberna Preferred Funding III, Ltd. consist of 10 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.9% to 5.9%. Some of the fixed rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

In October 2005, the Company acquired or priced the acquisition of approximately $2,060,501 in whole loan residential mortgages from three separate investment banks. The portfolios of residential mortgages contain 3/1, 5/1, 7/1 and 10/1 adjustable rate mortgages and have substantially the same characteristics as the Company’s previously acquired residential mortgages. The Company will settle on the purchase of approximately $150,000 in residential mortgages in November 2005. The Company financed its purchase of the remaining residential mortgages with cash and the proceeds of $1,846,345 from three repurchase agreements that were entered into concurrent with these transactions. The repurchase agreements bear interest at 1 month LIBOR plus spreads ranging from 60 basis points to 70 basis points and contain various financial and non-financial covenants, such as minimum net worth, leverage ratio, and financial statement requirements. Generally, these repurchase agreements expire within one year. Concurrent with these repurchase agreement financing arrangements, the Company entered into three separate interest rate swap contracts to fix effectively the variable cash flows associated with $2,041,085 in current debt issues to finance the acquisition of these residential mortgages at a weighted average rate of 4.84% through various rates ranging from November 2012 through July 2015.

Taberna Realty Finance Trust

Schedule IV—Mortgage Loans on Real Estate and Mortgage-Related Receivables As of August 31, 2005 (Dollars in thousands)

		Interest Rate		Contractual Maturity Date		Original Principal
Description of Mortgages and Mortgage-Related Receivables	Number of Loans	Minimum	Maximum	Earliest	Latest	Minimum	Maximum	Total Carrying Amount of Mortgages and Mortgage-Related Receivables(1)
Residential mortgages and mortgage-related receivables(2)
5/1 Adjustable rate mortgages and mortgage-related receivables
2-4 Family	3	5.5%	6.1%	3/1/35	4/1/35	$640	$890	$2,306
Condominium	96	4.4%	6.5%	11/1/34	7/1/35	120	1,500	45,538
Planned unit development	168	4.1%	6.6%	1/1/35	7/1/35	128	1,500	85,890
Single Family	357	4.4%	6.9%	11/1/34	7/1/35	41	2,000	187,939

Subtotal	624	4.1%	6.9%	11/1/34	7/1/35	41	2,000	321,673
7/1 Adjustable rate mortgages and mortgage-related receivables
2-4 Family	3	5.5%	6.0%	5/1/35	6/1/35	518	620	1,726
Condominium	75	5.4%	6.8%	2/1/35	7/1/35	88	1,000	32,067
Planned unit development	176	5.0%	6.4%	12/1/34	7/1/35	100	1,960	85,608
Single Family	302	4.5%	6.9%	9/1/34	7/1/35	81	2,280	151,892

Subtotal	556	4.5%	6.9%	9/1/34	7/1/35	81	2,280	271,293

Total residential mortgages and mortgage-related receivables	1,180	4.1%	6.9%	9/1/34	7/1/35	$41	$2,280	$592,966

(1)	Reconciliation of Total Carrying Amount of Mortgages and Mortgage-Related Receivables:

	For the Period from April 28, 2005 through August 31, 2005	For the Period from March 3, 2005 through April 27, 2005
Balance, beginning of period	$—	$—
Additions during period:		—
New mortgage loans and mortgage-related receivables	607,996	—

Deductions during period:		—
Collections of principal	(14,841)	—
Amortization of premiums	(189)	—

Balance, end of period	$592,966	$—

(2)	Summary of residential mortgages and mortgage-related receivables by geographic location:

		Interest Rate		Original Principal		Total Carrying Amount of Mortgages
Location by State	Number of Loans	Minimum	Maximum	Minimum	Maximum
California	521	4.4%	6.6%	$130	$2,000	$283,362
Florida	108	5.0%	6.9%	88	1,120	45,048
Virginia	74	4.5%	6.1%	120	1,750	33,064
Nevada	43	4.1%	6.4%	232	1,960	23,111
Maryland	42	4.8%	6.6%	140	1,120	21,090
New Jersey	33	4.8%	6.6%	94	1,500	17,957
Massachusetts	29	4.9%	6.3%	173	1,500	15,869
Illinois	29	5.0%	6.9%	176	1,541	15,773
Arizona	35	5.3%	6.4%	130	960	14,375
New York	23	5.1%	6.4%	250	1,680	13,118
North Carolina	19	4.6%	6.0%	104	1,333	10,788
Washington	23	4.8%	5.9%	73	994	10,484
Colorado	20	5.0%	6.1%	100	1,000	9,934
Georgia	18	4.6%	6.4%	81	1,100	8,932
Texas	16	4.9%	6.0%	128	1,463	6,989
Ohio	27	4.5%	6.3%	41	960	6,860
Hawaii	9	5.3%	6.1%	400	1,000	6,550
South Carolina	8	5.3%	6.3%	205	1,250	5,296
Oregon	17	5.3%	5.8%	108	460	5,237
Pennsylvania	12	5.3%	6.4%	85	923	4,688
District of Columbia	8	5.4%	5.9%	272	740	3,638
Idaho	7	5.1%	6.0%	188	680	3,410
Michigan	10	5.4%	6.1%	117	750	3,282
Connecticut	5	5.4%	5.9%	256	975	2,766
Utah	2	5.6%	5.7%	440	2,280	2,738
New Hampshire	3	5.5%	5.9%	440	1,591	2,571
Alabama	5	5.3%	6.6%	392	524	1,950
Minnesota	4	5.0%	5.8%	374	586	1,771
Tennessee	3	5.4%	5.8%	392	873	1,726
Delaware	4	5.4%	5.9%	136	650	1,491
Rhode Island	3	5.6%	5.8%	400	518	1,125
Missouri	3	5.6%	6.4%	205	423	1,027
Indiana	4	5.3%	6.0%	172	390	1,007
Kentucky	2	5.4%	6.1%	172	600	779
Wyoming	1	5.5%	5.5%	683	683	689
Wisconsin	2	5.3%	6.4%	650	724	653
Louisiana	1	5.6%	5.6%	615	615	616
West Virginia	2	5.3%	5.4%	249	360	614
Vermont	1	5.9%	5.9%	565	565	570
Arkansas	1	5.6%	5.6%	550	550	555
New Mexico	1	5.9%	5.9%	540	540	545
Oklahoma	1	5.6%	5.6%	488	488	491
Iowa	1	5.4%	5.4%	424	424	427

Total	1,180	4.1%	6.9%	$41	$2,280	$592,966

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Dealer Prospectus Delivery Requirement

Until                     , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     Common Shares

TABERNA REALTY FINANCE TRUST

PROSPECTUS

                                         , 2005

PART II.    INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant. All expenses, except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

SEC registration fee	$63,704
NASD filing fee	54,624
NYSE listing fee	(1)
Printing and engraving fees	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Blue sky fees and expenses	(1)
Transfer Agent and Registrar fees	(1)
Miscellaneous	(1)
Total	(1)

(1)	To be added by amendment.

Item 32.	Sales to Special Parties.

See the response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On March 3, 2005, in connection with the formation of Taberna Realty Finance Trust (the “Company), the Company issued 100 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to Cohen Brothers, LLC (“Cohen Bros.”) for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. These Common Shares were redeemed upon completion of the Company’s April 2005 private placement.

On April 28, 2005, the Company issued an aggregate of 2,000,000 Common Shares to Cohen Bros. in exchange for 100% ownership interests in Taberna Capital Management, LLC and Taberna Securities, LLC. The estimated fair value of these Common Shares was $20.0 million, based upon the offering price per share from the April 2005 private placement.

On each of April 28, 2005 and August 11, 2005, the Company sold 14,519,855 and 15,671,578 Common Shares, respectively, to Friedman, Billings, Ramsey & Co., Inc. as initial purchaser (“FBR”). The Company issued these Common Shares to FBR in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. FBR paid the Company a purchase price of $9.30 and $11.16, respectively, per share for total proceeds to the Company of $135,034,651 and $174,894,810, respectively. FBR resold all of these Common Shares to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per Common Share to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 and $12.00, respectively, per share for gross proceeds of $145,198,550 and $188,058,936, respectively, and the aggregate initial purchaser’s discount was $10,163,898 and $13,164,125, respectively. An additional 75,000 Common Shares were sold to FBR on August 12, 2005 pursuant to an option to purchase additional shares granted to FBR in connection with the Company’s

August 2005 private placement. FBR paid the Company a purchase price of $11.16 per share for total proceeds to the Company of $837,000. The gross proceeds to the Company for such additional Common Shares was $900,000 and the aggregate initial purchaser’s discount was $63,000.

On each of April 28, 2005 and August 11, 2005, the Company sold 4,980,145 and 2,328,422 Common Shares, respectively, in private placements to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with FBR acting as placement agent. These Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $49,801,450 and $27,941,064, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company from the private placement of these Common Shares were $46,315,348 and $25,985,189, respectively. No commission was paid with respect to 171,885 and 75,296 Common Shares, respectively, that were sold to certain of our executive officers and certain other parties, including affiliates of Cohen Bros. in these private placements. An additional 361,940 and 595,859 Common Shares were sold by the Company on May 25, 2005 and August 12, 2005, respectively, pursuant to an option to place additional shares granted to FBR in connection with the Company’s April 2005 and August 2005 private placements, respectively. Such additional Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $3,619,400 and $7,150,308, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company for such additional Common Shares were $3,366,042 and $6,649,786, respectively.

An additional 361,940 Common Shares were sold by the Company on May 25, 2005 and an additional 2,625,000 Common Shares were sold by the Company on August 11, 2005 and August 12, 2005, respectively, pursuant to an option to place additional shares granted to FBR in connection with the Company’s April 2005 and August 2005 private placements, respectively. Such additional Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $3,619,400 and $31,500,000, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company for such additional Common Shares were $3,366,042 and $29,295,000, respectively.

During the period from April 28, 2005 through August 31, 2005, the Company granted 686,232 restricted Common Shares to various employees and trustees of the Company, including certain investment committee members of Taberna Capital Management, LLC pursuant to the Company’s 2005 equity incentive plan (the “2005 Equity Incentive Plan”). For a more detailed description of the 2005 Equity Incentive Plan, see “Management—2005 Equity Incentive Plan” in this Registration Statement. The estimated fair value of these restricted shares was $10.00 per share, based upon the offering price per share from the April 2005 private placement. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. On June 30, 2005, 57,185 of these restricted Common Shares vested.

On July 15, 2005, the Company granted an additional 400,000 restricted Common Shares to various employees pursuant to the 2005 Equity Incentive Plan. The estimated fair value of these awards was $10.25 per common share, based on the most recent trading history of the Company’s Common Shares on The PORTAL Market®, a subsidiary of the NASDAQ Stock Market, Inc. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our declaration of trust permits and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a trustee or officer of our company, or while a trustee or officer of our company is or was serving, at our request, as a trustee, officer, agent, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our declaration of trust and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any employee or agent of us.

Maryland law requires a Maryland real estate investment trust (unless its declaration of trust provides otherwise, which our declaration of trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a Maryland real estate investment trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland real estate investment trust may not indemnify for an adverse judgment in a suit by or in the right of the real estate investment trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland real estate investment trust to advance reasonable expenses to a trustee or officer upon the real estate investment trust’s receipt of (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the real estate investment trust, and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the real estate investment trust if it shall ultimately be determined that the standard of conduct was not met.

Item 35.	Treatment of Proceeds from Stock Being Registered.

Not applicable. The registrant will not receive any proceeds from the sale of common shares in this offering. This offering is solely for the account of the selling shareholders. None of the proceeds of the registrant’s original private issuances of the offered shares were credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements and schedule included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit Number		Description
2.1	*	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Capital Management, LLC and TCM Merger Sub, LLC.

2.2	*	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Securities, LLC and TS Merger Sub, LLC.

3.1	*	Articles of Amendment and Restatement of Taberna Realty Finance Trust.

Exhibit Number	Description
3.2*	Bylaws of Taberna Realty Finance Trust.

4.1*	Amended and Restated Registration Rights Agreement, dated August 11, 2005, by and among Taberna Realty Finance Trust, Friedman, Billings, Ramsey & Co., Inc. the parties listed in Exhibit A attached thereto, and certain purchasers of the common shares of Taberna Realty Finance Trust.

4.2***	Form of Common Share Certificate of Taberna Realty Finance Trust.

4.3*	Indenture, dated March 15, 2005, by and among Taberna Preferred Funding I, Ltd., Taberna Preferred Funding I, Inc. and JPMorgan Chase Bank, National Association.

4.4*	Indenture, dated June 25, 2005, by and among Taberna Preferred Funding II, Ltd., Taberna Preferred Funding II, Inc. and JPMorgan Chase Bank, National Association.

4.5*	Indenture, dated September 29, 2005, by and among Taberna Preferred Funding III, Ltd., Taberna Preferred Funding III, Inc. and JPMorgan Chase Bank, National Association.

5.1***	Opinion of Venable LLP, Maryland counsel to Taberna Realty Finance Trust, as to the legality of the securities being registered.

8.1***	Opinion of Clifford Chance US LLP, counsel to Taberna Realty Finance Trust, as to certain U.S. federal income tax matters.

10.1*	Broker-Dealer Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Bros. & Company, LLC.

10.2*	Non-Competition Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.3*	Shared Facilities and Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.4*	Collateral Management Agreement, dated March 15, 2005, between Taberna Preferred Funding I, Ltd. and Taberna Capital Management, LLC.

10.5*	Collateral Management Agreement, dated June 28, 2005, between Taberna Preferred Funding II, Ltd. and Taberna Capital Management, LLC.

10.6*	Collateral Management Agreement, dated September 29, 2005, between Taberna Preferred Funding III, Ltd. and Taberna Capital Management, LLC.

10.7*	Warehouse Agreement, effective as of June 29, 2005, between Bear, Stearns & Co. Inc. and Taberna Funding, LLC.

10.8*	Warehouse Agreement, dated and effective as of June 30, 2005, between Merrill Lynch International and Taberna Funding, LLC.

10.9*	Master Repurchase Agreement, dated May 31, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.10*	Amendment No. 1 to the Master Repurchase Agreement, dated September 29, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.11*	Guarantee, dated September 29, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.12*	Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.13*	Guarantee, dated September 26, 2005, to the Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

Exhibit Number	Description
10.14*	Master Repurchase Agreement, dated October 4, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.15*	Guarantee, dated October 5, 2005, to the Master Repurchase Agreement between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.16*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.17*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.18*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.19*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.20*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.22†*	2005 Equity Incentive Plan of Taberna Realty Finance Trust.

10.23†*	Form of Restricted Share Award Agreement.

10.24†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Daniel G. Cohen.

10.25†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Mitchell Kahn.

10.26†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Jack E. Salmon.

10.27†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28†*	Amendment No. 1 to Employment Agreement, dated July 8, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.29*	Form of Indemnification Agreement.

21.1*	List of Subsidiaries of Taberna Realty Finance Trust.

23.1**	Consent of Ernst & Young LLP.

23.2***	Consent of Venable LLP (included in opinion filed as Exhibit 5.1 hereto).

23.3***	Consent of Clifford Chance US LLP (included in opinion filed as Exhibit 8.1 hereto).

24.1**	Power of Attorney (included in the signature page to this Registration Statement).

*	Incorporated by reference to the exhibit of the same number filed with our initial public offering registration statement on Form S-11 (file no. 333-129902).
**	Filed herewith.
***	To be filed by amendment.
†	Denotes a compensatory plan or arrangement.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or) the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-office amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on the 23rd day of November, 2005.

TABERNA REALTY FINANCE TRUST

/s/ DANIEL G. COHEN
Name: Daniel G. Cohen
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel G. Cohen and Jack E. Salmon and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DANIEL G. COHEN Daniel G. Cohen	Chairman and Chief Executive Officer (Principal Executive Officer)	November 23, 2005

/s/ JACK E. SALMON Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 23, 2005

/s/ JAMES SEBRA James Sebra	Chief Accounting Officer (Principal Accounting Officer)	November 23, 2005

/s/ JAMES J. MCENTEE James J. McEntee	Trustee	November 23, 2005

/s/ FRANK A. FARNESI Frank A. Farnesi	Trustee	November 23, 2005

/s/ KAREN FINKEL Karen Finkel	Trustee	November 23, 2005

/s/ JOHN F. QUIGLEY, III John F. Quigley, III	Trustee	November 23, 2005

/s/ THOMAS J. REILLY, JR. Thomas J. Reilly, Jr.	Trustee	November 23, 2005

/s/ MURRAY STEMPEL, III Murray Stempel, III	Trustee	November 23, 2005

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Capital Management, LLC and TCM Merger Sub, LLC.

2.2*	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Securities, LLC and TS Merger Sub, LLC.

3.1*	Articles of Amendment and Restatement of Taberna Realty Finance Trust.

3.2*	Bylaws of Taberna Realty Finance Trust.

4.1*	Amended and Restated Registration Rights Agreement, dated August 11, 2005, by and among Taberna Realty Finance Trust, Friedman, Billings, Ramsey & Co., Inc. and the parties listed in Exhibit A attached thereto.

4.2***	Form of Common Share Certificate of Taberna Realty Finance Trust.

4.3*	Indenture, dated March 15, 2005, by and among Taberna Preferred Funding I, Ltd., Taberna Preferred Funding I, Inc. and JPMorgan Chase Bank, National Association.

4.4*	Indenture, dated June 25, 2005, by and among Taberna Preferred Funding II, Ltd., Taberna Preferred Funding II, Inc. and JPMorgan Chase Bank, National Association.

4.5*	Indenture, dated September 29, 2005, by and among Taberna Preferred Funding III, Ltd., Taberna Preferred Funding III, Inc. and JPMorgan Chase Bank, National Association.

5.1***	Opinion of Venable LLP, Maryland counsel to Taberna Realty Finance Trust, as to the legality of the securities being registered.

8.1***	Opinion of Clifford Chance US LLP, counsel to Taberna Realty Finance Trust, as to certain U.S. federal income tax matters.

10.1*	Broker-Dealer Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Bros. & Company, LLC.

10.2*	Non-Competition Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.3*	Shared Facilities and Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.4*	Collateral Management Agreement, dated March 15, 2005, between Taberna Preferred Funding I, Ltd. and Taberna Capital Management, LLC.

10.5*	Collateral Management Agreement, dated June 28, 2005, between Taberna Preferred Funding II, Ltd. and Taberna Capital Management, LLC.

10.6*	Collateral Management Agreement, dated September 29, 2005, between Taberna Preferred Funding III, Ltd. and Taberna Capital Management, LLC.

10.7*	Warehouse Agreement, effective as of June 29, 2005, between Bear, Stearns & Co. Inc. and Taberna Funding, LLC.

10.8*	Warehouse Agreement, dated and effective as of June 30, 2005, between Merrill Lynch International and Taberna Funding, LLC.

10.9*	Master Repurchase Agreement, dated May 31, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.10*	Amendment No. 1 to the Master Repurchase Agreement, dated September 29, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

Exhibit Number	Description
10.11*	Guarantee, dated September 29, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.12*	Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.13*	Guarantee, dated September 26, 2005, to the Master Repurchase Agreement between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.14*	Master Repurchase Agreement, dated October 4, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.15*	Guarantee, dated October 5, 2005, to the Master Repurchase Agreement between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.16*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.17*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.18*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.19*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.20*	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21*	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.22†*	2005 Equity Incentive Plan of Taberna Realty Finance Trust.

10.23†*	Form of Restricted Share Award Agreement.

10.24†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Daniel G. Cohen.

10.25†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Mitchell Kahn.

10.26†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Jack E. Salmon.

10.27†*	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28†*	Amendment No. 1 to Employment Agreement, dated July 8, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.29*	Form of Indemnification Agreement.

21.1*	List of Subsidiaries of Taberna Realty Finance Trust.

23.1**	Consent of Ernst & Young LLP.

23.2***	Consent of Venable LLP (included in opinion filed as Exhibit 5.1 hereto).

23.3***	Consent of Clifford Chance US LLP (included in opinion filed as Exhibit 8.1 hereto).

24.1**	Power of Attorney (included in the signature page to this Registration Statement).

*	Incorporated by reference to the exhibit of the same number filed with our initial public offering registration statement on Form S-11 (file no. 333-129902).
**	Filed herewith.
***	To be filed by amendment.
†	Denotes a compensatory plan or arrangement.